Exhibit 10.6

AMENDED AND RESTATED CREDIT AGREEMENT
DATED AS OF JULY 6, 2007
among
BP PARENT, LLC,
as Holdings,
METROFLAG BP, LLC,
and
METROFLAG CABLE, LLC,
each as a Borrower and collectively, the Borrowers
THE LENDERS PARTY HERETO,
as the Lenders,
CREDIT SUISSE, CAYMAN ISLANDS BRANCH,
as Administrative Agent and Collateral Agent,
and
CREDIT SUISSE SECURITIES (USA) LLC,
as Syndication Agent, Sole Bookrunning Manager and Sole Lead Arranger
$280,000,000 SENIOR SECURED TERM LOAN FACILITY
(First Lien)

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EXHIBITS; APPENDIX

Exhibit I	Form of Administrative Questionnaire
Exhibit II	Form of Assignment Agreement
Exhibit III	Form of Compliance Certificate
Exhibit IV	Form of Disbursement Authorization
Exhibit V	Form of Guaranty
Exhibit VI	Form of Intercreditor Agreement
Exhibit VII	Intentionally Omitted
Exhibit VIII	Form of Pledge and Security Agreement
Exhibit IX(a)	Form of Tranche A Note
Exhibit IX(b)	Form of Tranche B Note
Exhibit X	Form of Solvency Certificate
Exhibit XI	Form of Sponsor Guaranty
Exhibit XII	Form of Environmental Indemnity
Appendix A	Commitments

v

AMENDED AND RESTATED CREDIT AGREEMENT
          AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), dated as of July 6, 2007, by and among METROFLAG BP, LLC, a Nevada limited liability company and METROFLAG CABLE, LLC, a Nevada limited liability company (each individually, a “Borrower” and collectively, the “Borrowers”), BP PARENT, LLC, a Delaware limited liability company (“Holdings”), THE BANKS, FINANCIAL INSTITUTIONS AND OTHER ENTITIES LISTED ON THE SIGNATURE PAGES HEREOF (together with their respective successors and permitted assigns, each individually referred to herein as a “Lender” and collectively as the “Lenders”), and CREDIT SUISSE, Cayman Islands Branch (“Credit Suisse”), as administrative agent for the Lenders (together with its successors in such capacity, the “Administrative Agent”) and as collateral agent for the Lenders (together with its successors in such capacity, the “Collateral Agent”; together with the Administrative Agent, the “Agents”), which amends and restates that certain Credit Agreement, dated as of May 11, 2007 (the “Existing Credit Agreement”), among Holdings, the Borrowers, the Lenders party thereto and the Agents.
RECITALS
     A. WHEREAS, the Borrowers, Holdings the Lenders party thereto and the Agents entered into the Existing Credit Agreement whereby the Existing Lenders extended certain senior secured first priority term loans to the Borrowers in an aggregate principal amount of $250,000,000; and
     B. WHEREAS, the Loans advanced on the Closing Date were used, along with the proceeds of the Second Lien Loans: (a) to refinance the Existing Financing, (b) to fund the Interest Reserve Account, (c) to fund the Carrying Costs Reserve Account, (d) to fund the Operating Expenses Account, (e) to fund the Predevelopment Expenses Reserve Account, (f) to fund the Marriott Parking Dispute Reserve Account and (g) to pay the Transaction Costs; and
     C. WHEREAS, the Borrowers desire that the Lenders extend additional Loans on the Effective Date in an aggregate principal amount not to exceed $30,000,000, the proceeds of which, together with the proceeds of the Second Lien Loans to be funded on the Effective Date, will be used: (a) to finance the Equity Purchase, (b) to fund deposits into the Interest Reserve Account, the Carrying Costs Reserve Account, the Operating Expenses Account and the Predevelopment Expenses Reserve Account and (c) to pay Transaction Costs; and
     D. WHEREAS, the parties hereto have agreed to amend and restate the Existing Credit Agreement as provided herein; and
     E. WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities existing under the Existing Credit Agreement which shall remain outstanding, or evidence repayment of any such obligations and liabilities and that this Agreement amend and restate in its entirety the Existing Credit Agreement and re-evidence the obligations of each Borrower outstanding thereunder and the obligations of Holdings thereunder.
     NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto hereby agree that on the Effective Date, the Existing Credit Agreement shall be, and hereby is, amended and restated in its entirety as follows:

SECTION 1.
DEFINITIONS
1.1 Certain Defined Terms.
     The following terms used in this Agreement shall have the following meanings:
     “Acceptable Counterparty” shall mean any counterparty to the Interest Rate Cap Agreement that has and shall maintain, until the expiration of the applicable Interest Rate Cap Agreement a long-term unsecured debt rating of at least “AA-” by S&P and “Aa3” from Moody’s, which rating shall not include a “t” or otherwise reflect a termination risk.
     “Account Control Agreement(s)” means any control agreements, each in form and substance reasonably acceptable to the Collateral Agent, now or hereafter entered into by and among any of the Loan Parties, the Collateral Agent and any financial institution (including, without limitation, the Control Account Bank) sufficient to establish the Collateral Agent’s “control” (within the meanings of Sections 8-106, 9-104 and 9-106 of the UCC) over the deposit account or securities account subject thereto, including, without limitation, those certain control agreements with respect to (as applicable) (i) the Interest Reserve Account, (ii) the Carrying Costs Reserve Account, (iii) the Predevelopment Expenses Reserve Account, (iv) the Operating Expenses Account, and (v) the Marriott Parking Dispute Reserve Account.
     “Administrative Agent” has the meaning assigned to that term in the preamble to this Agreement.
     “Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit I annexed hereto or in such other form as may be approved by the Administrative Agent.
     “Affected Lender” has the meaning assigned to that term in subsection 2.8C.
     “Affected Loans” has the meaning assigned to that term in subsection 2.8C.
     “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
     “Affiliate Transaction” has the meaning assigned to that term in subsection 6.9.
     “Agent Letters” means (i) that certain Engagement Letter dated May 11, 2007 among Flag Luxury Properties, LLC, AI Holdings (USA) Corp., Holdings, the Borrowers, Credit Suisse and Credit Suisse Securities (USA) LLC and that certain Engagement Letter Supplement dated July 6, 2007 among Flag Luxury Properties, LLC, Flag Luxury Realty, LLC, Credit Suisse and Credit Suisse Securities (USA) LLC (collectively, the “Engagement Letter”, and (ii) any other letter agreements now or hereafter delivered by the Borrowers and/or Holdings (or any of their respective Affiliates) for the benefit of any of the Agents or their respective Affiliates.
     “Agents” means the Administrative Agent and the Collateral Agent.
     “Agreement” has the meaning assigned to that term in the preamble hereto.

     “AI Purchase Agreement” means that certain Purchase and/or Redemption Agreement, dated as of May 30, 2007, among Leviev Boymelgreen of Nevada, LLC, a Nevada limited liability company, and FX Luxury Realty, LLC, a Delaware limited liability company.
     “Applicable Laws” means, collectively, all statutes, laws, rules, regulations, ordinances, decisions, writs, judgments, decrees, and injunctions of any Governmental Authority affecting any of the Loan Parties, the Real Property Collateral or any other Collateral, or any of the other assets of the Loan Parties, whether now or hereafter enacted and in force, and all Governmental Authorizations relating thereto, and all covenants, conditions, and restrictions contained in any instruments, either of record or known to any of the Loan Parties, at any time in force affecting any Real Property Collateral or any part thereof.
     “Appraised Value” means the “as is” appraised value (as determined by the Appraiser in the most recent Qualified Appraisal Update or, until the first Qualified Appraisal Update, the Initial Appraisal) of the Real Property Collateral. In all cases, the “as is” appraised value of any Real Property Collateral shall be determined in accordance with the standards and methodology set forth in FIRREA.
     “Appraiser” means KTR Valuation and Consulting Services, LLC, or such other independent FIRREA certified and licensed appraisal firm selected by the Administrative Agent.
     “Approved Fund” means any Fund or similar investment vehicle that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Asset Sale” means the sale, lease, sale and leaseback, assignment, conveyance, transfer or other voluntary disposition by any Loan Party to any Person (other than, in the case of any Asset Sale that does not involve Real Property Collateral, the Borrower Entities) of any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock (including, without limitation, of any of the Capital Stock of any of the Borrower Entities).
     “Assignment Agreement” means an assignment and assumption agreement in substantially the form of Exhibit II annexed hereto or in such other form as may be approved by the Administrative Agent.
     “Assignment of Hotel Management Agreement” means that certain Assignment of Management Agreements and Subordination of Management Fees, dated as of the Closing Date, as may be Modified from time to time, by and among Metroflag BP, LLC, a Nevada limited liability company, WW Lodging Limited LLC, a Delaware limited liability company, and Credit Suisse, as Administrative Agent and as Collateral Agent.
     “Assignment of Management Agreements” means that certain Assignment of Management Agreements and Subordination of Management Fees, dated as of the Closing Date, as may be Modified from time to time, among Credit Suisse, as Administrative Agent and as Collateral Agent, Metroflag BP, LLC, a Nevada limited liability company, Metroflag Cable, LLC, a Nevada limited liability company and Metroflag Management, LLC, a Nevada limited liability company.
     “Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.
     “Base Rate” means, at any time, a rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the higher of (a) the Prime Rate or (b) the rate which is 0.5% in excess of the

Federal Funds Effective Rate. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
     “Base Rate Loans” means Loans bearing interest at rates determined by reference to the Base Rate as provided in subsection 2.4A.
     “Beneficially Own” has the meaning provided in Rules 13d-3 and 13d-5 under the Exchange Act; and the terms “Beneficial Owner” and “Beneficially Owned” have correlative meanings.
     “Borrower” and “Borrowers” have the meaning assigned to such terms in the preamble to this Agreement.
     “Borrower Entities” means each Borrower and all of their respective direct or indirect Subsidiaries, or any of them.
     “Borrower Pension Plan” means any pension plan, as defined in Section 3(2) of ERISA, other than a Pension Plan or Multiemployer Plan, which is intended to be qualified under Section 401(a) of the Internal Revenue Code and which is, or was within the past six years, maintained or contributed to by any Borrower Entity.
     “Borrower’s Knowledge” means the actual knowledge of any Responsible Officer.
     “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; provided that, with respect to matters relating to Eurodollar Rate Loans, the term “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City and London, England, are authorized or required by law to close.
     “Calculation Date” has the meaning assigned to that term in subsection 6.6A.
     “Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.
     “Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, common stock, preferred stock, partnership interests (general and limited) and membership, member and limited liability company interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.
     “Carrying Costs Budget” has the meaning assigned to that term in subsection 5.18.
     “Carrying Costs Reserve Account” has the meaning assigned to that term in subsection 5.18.
     “Cash” means money, currency or a credit balance in a Deposit Account.
     “Cash Equivalents” means (a) marketable securities issued or directly and unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from either S&P or Moody’s; (c) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s; (d) certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, issued by any Lender or any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia having unimpaired capital and surplus of not less than $500,000,000 (each Lender and each such commercial bank being herein called a “Cash Equivalent Bank”); (e) investment funds with a rating of at least AAA from S&P investing 95% of their assets in securities of the type described in clauses (a), (c) and (d) above; and (f) Eurodollar time deposits having a maturity of less than one year purchased directly from any Cash Equivalent Bank (provided such deposit is with such bank or any other Cash Equivalent Bank).
     “Cash Management Account” means that certain account established with the Control Account Bank and into which all funds on deposit in the Lockbox Account shall be swept on each Business Day pursuant to the Lockbox Instruction Letter.
     “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
     “Change of Control” means, at any time, without the prior written approval of the Requisite Lenders: (a) Holdings shall cease to be the sole member of each of the Borrowers or Holdings shall cease to be the record owner or the Beneficial Owner of 100% of the Capital Stock of each of the Borrowers; or (b) the Permitted Investors shall cease to individually or collectively Beneficially Own (assuming for such purposes that the Permitted Investors constitute a “group” within the meaning of section 13(d)(3) or 14(d)(2) of the Exchange Act) Capital Stock of FX Luxury representing at least 51% of the voting power of the total outstanding Voting Capital Stock of FX Luxury (determined on a fully diluted basis) and at least 51% of the economic interests of the total outstanding Capital Stock of FX Luxury (determined on a fully diluted basis);or (c) FX Luxury shall cease to be the record owner or the Beneficial Owner of 100% of the Capital Stock of Holdings.
     “CKX” means CKX, Inc, a Delaware corporation.
     “CKX Equity Investment” means the amount, if any, of capital contributions made by FX Luxury to Holdings on or prior to the Effective Date.
     “CKX Permitted Parent Entity” means, at any time, any Person that Beneficially Owns Capital Stock of CKX representing 100% of the Capital Stock of CKX (determined on a fully diluted basis).
     “Clark County” means the County of Clark, a political subdivision of the State of Nevada.
     “Clean Water Act” means the Federal Water Pollution Control Act Amendments of 1972, as amended from time to time, and any successor statute.
     “Cleanup” means all actions required by Environmental Law to: (a) cleanup, remove, treat or remediate Hazardous Materials in the indoor or outdoor environment; (b) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.
     “Closing Date” means May 11, 2007.
     “Co-Lender Agreement” means the written agreement to be entered into among each Lender and the Administrative Agent with respect to the relative rights and priorities of the Lenders under the Tranche A Loans and the Tranche B Loans.
     “Collateral” means all of the properties and assets in which Liens are granted or purported to be granted by the Collateral Documents.
     “Collateral Agent” has the meaning assigned to that term in the preamble to this Agreement.
     “Collateral Documents” means (a) this Agreement, (b) the Intercreditor Agreement, (c) the Pledge and Security Agreement, (d) the Mortgage and (e) any other documents, instruments or agreements delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant, protect or perfect liens on any assets of such Loan Party as security for all or any of the Obligations.
     “Commitments” means, as to any Lender, the commitment of such Lender, if any, to make or otherwise fund a Tranche B Loan on the Effective Date, and “Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Commitment is set forth on Appendix A or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Commitments as of the Effective Date is $30,000,000.
     “Communications” has the meaning assigned to that term in subsection 9.7B(ii).
     “Compliance Certificate” means a certificate substantially in the form of Exhibit III annexed hereto delivered to the Administrative Agent by the Borrowers pursuant to subsection 5.3(iii).
     “Condemnation Proceeds” has the meaning assigned to that term in subsection 2.6B(ii)(c).
     “Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person (a) with respect to any Indebtedness, Lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, or (b) under Hedge Agreements. Contingent Obligations shall include, without limitation, (i) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (ii) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement and (iii) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (A) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (B) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (A) or (B) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent

Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited.
     “Control” means the possession, directly or indirectly, of the power to either (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of a Person or (b) direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     “Control Account Bank” means KeyBank Real Estate Capital or any replacement financial institution as may be designated by the Administrative Agent from time to time.
     “Counterparty” shall mean, with respect to the Interest Rate Cap Agreement, Credit Suisse International, an Affiliate of the Administrative Agent or such other party acceptable to the Administrative Agent, and with respect to any Replacement Interest Rate Cap Agreement, any substitute Acceptable Counterparty.
     “Credit Suisse” has the meaning assigned to that term in the preamble to this Agreement.
     “Cure Amount” has the meaning assigned to that term in Section 7.3.
     “Default” means a condition or event that, after notice or after any applicable grace period has lapsed, or both, would constitute an Event of Default.
     “Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.
     “Disbursement Authorization” means a notice in the form of Exhibit IV annexed hereto delivered by the Borrowers to the Administrative Agent pursuant to subsection 2.1C.
     “Disqualified Equity Interests”: any Capital Stock which, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change in control or asset sale so long as any right of the holders thereof upon the occurrence of a change in control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are then accrued and payable), in each case, prior to the date that is ninety-one (91) days after the two year anniversary of the Effective Date, (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, prior to the date that is ninety-one (91) days after the two year anniversary of the Effective Date, except as a result of a change in control or an asset sale so long as any right of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are then accrued and payable, (c) requires the payment of any cash dividend or any other scheduled cash payment constituting a return of capital, in each case, prior to the date that is ninety-one (91) days after the two year anniversary of the Effective Date, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the two year anniversary of the Effective Date.
     “Dollars” and the sign “$” mean the lawful money of the United States of America.

     “Effective Date” means such date on which the conditions to effectiveness set forth in Section 3 are satisfied or waived.
     “Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, (d) a commercial bank organized under the laws of the United States, or any State thereof, and having a combined capital and surplus of at least $250,000,000; (e) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof, and having a combined capital and surplus of at least $250,000,000; (f) a commercial bank organized under the laws of any other country that is a member of the OECD or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow or a political subdivision of any such country, and having a combined capital and surplus of at least $250,000,000, so long as such bank is acting through a branch or agency located in the United States; (g) a finance company, insurance company or other financial institution that is engaged in making, purchasing or otherwise holding commercial loans in the ordinary course, or a fund (whether a corporation, partnership, trust or other entity) that is engaged in making, purchasing or otherwise holding commercial loans in the ordinary course, and, in each case, having a combined capital and surplus of at least $250,000,000 or an Approved Fund thereof and (h) any other Person (other than a natural person) that is an “accredited investor” (as defined in Regulation D under the Securities Act) that extends credit or buys loans in the ordinary course and is approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include Holdings, any Borrower Entity, any Permitted Parent Entity or any Affiliate of Holdings, any Borrower Entity or any Permitted Parent Entity.
     “Engagement Letters” has the meaning set forth for such term in the definition of “Agent Letters”.
     “Entitlements” means those certain Governmental Authorizations which are required under Applicable Law to be maintained and/or obtained (as applicable) or are appropriate in order to allow (as applicable) the development of the Real Property Collateral with facilities and improvements relating to gaming, condo-hotels, resort-condominium units, condominiums, retail stores, hotels or timeshares.
     “Environmental Claim” means any claim, action, investigation or notice by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or Release of any Hazardous Materials at any location, whether or not owned, leased or operated by any Borrower Entity or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.
     “Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement, dated as of the Effective Date, executed by Holdings, the Borrowers and the Sponsors in connection with the Loan for the benefit of Collateral Agent and each of the Lenders.
     “Environmental Laws” means all federal, state and local, regulations and other governmental requirements relating to pollution or protection of human health or the environment, including, without limitation, laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, disposal, transport or handling of Hazardous Materials, laws and regulations with regard to record keeping, notification, disclosure and reporting requirements respecting Hazardous Materials and laws relating to the management or use of natural resources, as now or may at any time hereafter be in effect.

     “Environmental Liabilities” means all liabilities, obligations, responsibilities, obligations to conduct Cleanup, and Environmental Claims against Holdings or any Borrower Entity or against any Person whose liability for any Environmental Claim any Loan Party or their Subsidiaries may have retained or assumed either contractually or by operation of law, arising from (a) environmental, health or safety conditions, (b) the presence, Release or threatened Release of Hazardous Materials at any location, whether or not owned, leased or operated by Holdings or any Borrower Entity, or (c) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.
     “Equity Proceeds” means the sum of (i) cash proceeds from: (a) the issuance of any Capital Stock or other equity Securities of, or (b) the making of any capital contribution to, any Loan Party after the Effective Date (other than any such issuances or capital contributions by any Loan Party to any other Loan Party in accordance with the terms of this Agreement); less (ii) bona fide, reasonable, direct costs actually incurred by any Loan Party in connection with the receipt of Equity Proceeds, including, without limitation, underwriting discounts or commissions and fees and expenses of counsel and other advisors in connection therewith.
     “Equity Purchase” has the meaning assigned to that term in Section 2.7A.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.
     “ERISA Affiliate” means (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which any Borrower is a member; (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which any Borrower is a member; and (c) solely for purposes of obligations under Section 412 of the Internal Revenue Code or under the applicable sections set forth in Section 414(t)(2) of the Internal Revenue Code, any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which any Borrower, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member.
     “ERISA Event” means (a) a “reportable event” within the meaning of Section 4043(c) of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (b) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (d) the withdrawal by any Borrower or any ERISA Affiliate from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting, in either case, in liability pursuant to Section 4063 or 4064 of ERISA, respectively; (e) the institution by the PBGC of proceedings to terminate any Pension Plan pursuant to Section 4042 of ERISA; (f) the imposition of liability on any Borrower or any ERISA Affiliate pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the withdrawal by any Borrower or any ERISA Affiliate in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan resulting in withdrawal liability pursuant to Section 4201 of ERISA, or the receipt by any Borrower or any ERISA Affiliate of written notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4042 of ERISA or under Section 4041A of ERISA if such termination would result in liability to any Borrower or any ERISA Affiliate; (h) the disqualification by the Internal Revenue Service of any Pension Plan or Borrower Pension Plan under Section 401(a) of the Internal Revenue Code, or the determination by the Internal Revenue Service that any trust forming part of any Pension Plan or Borrower Pension Plan fails to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (i) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.
     “Eurocurrency Reserve Requirements” means, for each Interest Period for each Eurodollar Rate Loan, the highest reserve percentage applicable to any Lender during such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System or any successor for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement), with respect to liabilities or assets consisting of or including Eurocurrency liabilities having a term equal to such Interest Period.
     “Eurodollar Base Rate” means the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date which is two Business Days prior to the beginning of the relevant Interest Period (with the initial Interest Period commencing on the Effective Date) by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “Eurodollar Base Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Reference Lenders at approximately 11:00 a.m. (London time) on the date which is two Business Days prior to the beginning of such Interest Period. If any of the Reference Lenders shall be unable or shall otherwise fail to supply such rates to the Administrative Agent upon its request, the rate of interest shall be determined on the basis of the quotations of the remaining Reference Lenders.
     “Eurodollar Rate Loans” means Loans bearing interest at rates determined by reference to the Reserve Adjusted Eurodollar Rate as provided in subsection 2.4A.
     “Event of Default” has the meaning assigned to that term in Section 7.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.
     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Borrowers or any other Loan Party hereunder or under any other Loan Document, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lender Office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower or any other Loan Party is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrowers under subsection 2.10B), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lender Office) or is attributable to such Foreign Lender’s failure (other than as a result of a Change in Law) to comply with subsection 2.9E(v), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lender Office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to subsection 2.9E(i).
     “Existing Credit Agreement” has the meaning set forth in the recitals hereto.
     “Existing Financing” means the existing debt from Barclays Capital Real Estate Inc., secured by the Real Property Collateral in an aggregate original principal amount of $310,000,000.
     “Existing Lender” means each Lender that holds an Existing Loan.
     “Existing Loan” means the loans outstanding under the Existing Credit Agreement immediately prior to the effectiveness of this Agreement. The aggregate principal amount of Existing Loan as of the Effective Date is $250,000,000.
     “Existing Maturity Date” has the meaning assigned to that term in subsection 2.12A.
     “FAA Approval” means that certain Determination of No Hazard to Air Navigation issued by the Federal Aviation Administration dated as of March 3, 2006, and expiring on September 3, 2007, permitting construction of improvements on the Real Property Collateral to a maximum height of up to 600 feet.
     “Federal Funds Effective Rate” means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.
     “Financial Covenant Default” has the meaning assigned to that term in subsection 7.3B.
     “FIRREA” means Federal Institutions Reform, Recovery and Enforcement Act of 1989, as amended from time to time, and any successor statute.
     “First Lien Debt LTV Ratio” has the meaning assigned to that term in subsection 6.6B.
     “First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the most senior Lien (other than Permitted Title Exceptions and Liens permitted under subsection 6.2(iv)).
     “Fiscal Quarter” means a fiscal quarter of a Fiscal Year.
     “Fiscal Year” means the fiscal year of the Borrower Entities ending on December 31st of each calendar year.
     “Flag Parent Entity” means at any time any Person that holds, directly or indirectly, any of the Capital Stock of Flag Sponsor.
     “Flag Sponsor” means Flag Luxury Properties, LLC, a Delaware limited liability company.
     “Flag Sponsor Principals” means, collectively, Paul Kavanos, Robert Sillerman and Brett Torino, each an individual, or any trust or other entity established by any such individual for estate planning purposes only (any such entity, an “Estate Planning Entity”), provided that (i) such individual and/or one or more of such individual’s immediate family members are at all times the Beneficial Owners of 100% of the Capital Stock of any such Estate Planning Entity, and (ii) at all times, such individual or a member of such individual’s immediate family shall continue to Control (without giving effect to clause (a) of the definition of “Control”) any such Estate Planning Entity. As used in this definition, “immediate family” means, with respect to any individual, such individual’s spouse, children, parents, siblings or grandchildren.
     “Flood Hazard Property” means Real Property Collateral located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.
     “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrowers are residents for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans or similar extensions of credit in the ordinary course.
     “Funding and Payment Office” means the office of the Administrative Agent located at 11 Madison Avenue, New York, NY 10010 (or such office of the Administrative Agent or any successor Administrative Agent specified by the Administrative Agent or such successor Administrative Agent in a written notice to the Loan Parties and the Lenders).
     “FX Luxury” means FX Luxury Realty, LLC, a Delaware limited liability company.
     “GAAP” means, subject to the limitations on the application thereof set forth in subsection 1.2, generally accepted accounting principles, as in effect in the United States of America on the date of determination.
     “Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
     “Governmental Authorization” means any permit, approval, license, zoning and other resolution, certificate of occupancy, authorization, plan, directive, consent order, consent decree or similar authorizations of or from any Governmental Authority.
     “Granting Lender” has the meaning assigned to that term in subsection 9.1G.
     “Guarantor” means (i) individually, Holdings and each of the Subsidiary Guarantors (if any), and any other guarantor of the Obligations, and “Guarantors” means, collectively, Holdings, the Subsidiary Guarantors and each other guarantor of the Obligations, and/or (as applicable) (ii) Sponsors.
     “Guaranty” means (i) the Guaranty, substantially in the form of Exhibit V annexed hereto, executed and delivered by Holdings on the Closing Date, or executed and delivered by any additional Guarantor from time to time thereafter pursuant to subsection 5.11, as each such Guaranty may be Modified from time to time, and/or (as applicable) (ii) the Sponsor Guaranty.

     “Hazardous Materials” means any chemical, material or substance, the generation, use, storage, transportation or disposal of which, or the exposure to which, is prohibited, limited or regulated by any U.S. federal, state or local Governmental Authority or which may or could pose a hazard to human health and safety or to the indoor or outdoor environment.
     “Hedge Agreement” means any agreement with respect to any swap, collar, cap, floor, hedge, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Borrower Entity shall be a “Hedge Agreement”.
     “Holdings” has the meaning assigned to that term in the preamble to this Agreement.
     “Hotel Management Agreement” means that certain Management Agreement, dated as of February 1, 2002, by and between Metroflag BP LLC, a Nevada limited liability company, and WW Lodging Limited LLC, a Delaware limited liability company.
     “Indebtedness” means, as applied to any Person, without duplication, (a) all indebtedness for borrowed money, (b) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (c) notes payable and drafts accepted representing extensions of credit, whether or not representing obligations for borrowed money (other than current accounts payable incurred in the ordinary course of business and accrued expenses incurred in the ordinary course of business), (d) any obligation owed for all or any part of the deferred purchase price of property or services (excluding current trade payables incurred in the ordinary course of business, but including earn-outs with respect to any acquisition), (e) all obligations evidenced by notes, bonds (other than performance bonds), debentures or other similar instruments, (f) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to any property or assets acquired by such Person (even though the rights and remedies of the seller or the lender under such agreement in the event of default are limited to repossession or sale of such property or assets), (g) all obligations, contingent or otherwise, as an account party under any letter of credit or under acceptance, letter of credit or similar facilities, (h) all obligations, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of any Loan Party, (i) all obligations under Hedge Agreements, (j) all Contingent Obligations in respect of obligations of the kind referred to in clauses (a) through (i) above or in respect of the payment of dividends on the Capital Stock of any other Person, (k) all obligations under any bonds issued by any Governmental Authority which are paid through assessments or taxes on real property owned by the Borrower Entities and (l) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; provided, that if such Person has not assumed such secured indebtedness that is nonrecourse to its credit, then the amount of indebtedness of such Person pursuant to this clause (l) shall be equal to the lesser of the amount of the secured indebtedness or the fair market value of the assets of such Person which secure such indebtedness.
     “Indemnified Taxes” means Taxes other than Excluded Taxes.
     “Indemnitee” has the meaning assigned to that term in subsection 9.2B.

     “Initial Appraisal” means that certain Complete Appraisal of Real Property, in a self-contained appraisal report, dated as of May 2, 2007, with respect to a March 20, 2007 valuation date prepared for Credit Suisse by the Appraiser.
     “Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in the case of each of the foregoing clauses (a) and (b), undertaken under U.S. Federal, State or foreign law, including the Bankruptcy Code.
     “Insurance Proceeds” has the meaning assigned to that term in subsection 2.6B(ii)(c).
     “Intellectual Property” has the meaning assigned to that term in the Pledge and Security Agreement.
     “Intercreditor Agreement” means the Intercreditor Agreement, dated as of the Closing Date, and entered into by and among the Collateral Agent, the Second Lien Collateral Agent, Holdings and each of the Borrowers, substantially in the form of Exhibit VI annexed hereto, as such Intercreditor Agreement may be Modified from time to time in accordance with the terms thereof.
     “Interest Payment Date” means with respect to any Eurodollar Rate Loans, the last day of each Interest Period applicable to such Loan and with respect to any Base Rate Loan, the last Business Day of each calendar month or upon demand by the Administrative Agent.
     “Interest Period” has the meaning assigned to that term in subsection 2.4B.
     “Interest Rate Cap Agreement” shall mean, as applicable, an Interest Rate Cap Agreement (together with the confirmation and schedules relating thereto) in form and substance reasonably satisfactory to the Administrative Agent between the Borrowers and an Acceptable Counterparty or a Replacement Interest Rate Cap Agreement.
     “Interest Rate Determination Date” means each date for calculating the Reserve Adjusted Eurodollar Rate, for purposes of determining the interest rate in respect of an Interest Period. The Interest Rate Determination Date for purposes of calculating the Reserve Adjusted Eurodollar Rate shall be the second Business Day prior to the first day of the related Interest Period.
     “Interest Reserve Account” has the meaning assigned to that term in subsection 3.1S.
     “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter and any successor statute.
     “Investment” means, with respect to any Person, (a) any direct or indirect purchase or other acquisition by such Person of, or of a beneficial interest in, Capital Stock or other Securities of any other Person, all or substantially all of the assets of any other Person, or any other investment in any other Person, (b) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business), extension of credit (by way of guaranty or otherwise) or capital contribution by such Person to or for the benefit of any other Person, including all indebtedness and accounts receivable acquired from that other Person that are not current assets or did not arise from sales or leases to that other Person in the ordinary course of business and (c) any direct or indirect purchase or other acquisition of interests in real property. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.
     “Lease” shall mean any lease, sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in the Real Property Collateral, and (a) every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and (b) every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.
     “Legal Subdivision” means a parcel of real property constituting a legally subdivided parcel in accordance with all Applicable Laws and Governmental Authorizations.
     “Lender” and “Lenders” means the Persons identified as “Lenders” and listed on the signature pages of this Agreement, together with their successors and permitted assigns pursuant to subsection 9.1.
     “Lender Office” means, as to any Lender, the office or offices of such Lender specified in the Administrative Questionnaire completed by such Lender and delivered to the Administrative Agent, and the office or offices of such Lender which the Administrative Agent provides notice to the Borrowers of promptly but no later than two days after the Effective Date, or such other office or offices as such Lender may from time to time designate to the Borrowers and the Administrative Agent.
     “Lien” means any lien, mortgage, pledge, assignment, hypothecation, security interest, fixed or floating charge, tenancy or other occupancy right or encumbrance of any kind (including any conditional sale or other title retention agreement, any Lease in the nature thereof, and any agreement to give any security interest) and any option, trust or deposit or other preferential arrangement having the practical effect of any of the foregoing.
     “Loan Documents” means this Agreement, the Notes, the Guaranty, the Environmental Indemnity, the Agent Letters, the Account Control Agreements, the Lockbox Instruction Letter, the Sponsor Guaranty, the Collateral Documents, the Assignment of Hotel Management Agreement, the Assignment of Management Agreements, other documents evidencing or securing Obligations and any agreements between the Borrowers or Holdings and one or more of the Agents entered into in connection with the Transactions.
     “Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Loans of such Lender.
     “Loan Parties” means Holdings, each Borrower and any of each such Borrower’s direct or indirect Subsidiaries who execute any of the Loan Documents.
     “Loans” means the Tranche A Loans and the Tranche B Loans.
     “Lockbox Account” means that certain account of the Borrowers established with the Control Account Bank and into which the Borrowers shall direct rental payments from Leases and all income with respect to the Real Property Collateral to be deposited.

     “Lockbox Instruction Letter” means that certain lockbox instruction letter agreement, dated as of the Effective Date, as may be Modified from time to time, from the Borrowers and Holdings to the Control Account Bank and accepted and agreed to by the Collateral Agent and the Control Account Bank.
     “Mandatory Prepayment Date” has the meaning assigned to that term in subsection 2.6C(i).
     “Margin Stock” has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.
     “Marriott LOI” means that certain Letter Agreement dated as of April 26, 2006 by and between Metroflag Management, LLC, and Marriott International, Inc.
     “Marriott Parking Dispute” means that certain dispute with Marriott International Inc., with respect to payment obligations for the construction of portions of a parking garage on certain property subject to the REA.
     “Marriott Parking Dispute Reserve Account” has the meaning assigned to that term in subsection 3.1U.
     “Material Adverse Effect” means (a) the material impairment of the ability of the Loan Parties, taken as a whole, to perform the Obligations, (b) a material adverse effect upon the legality, validity, binding effect or enforceability against a Loan Party of a Loan Document to which it is a party, (c) a material adverse effect upon the rights, remedies and benefits, available to, or conferred upon, the Agents or any Lender under any Loan Document, or (d) a material adverse effect upon the value of the Real Property Collateral.
     “Material Environmental Liability” means an Environmental Liability which may reasonably be expected to result in (i) a discontinuation of a substantial portion of the business, operations or development of any of the Borrower Entities, (ii) potential costs, liabilities or other losses in excess of $1,000,000 or (iii) any designation of any portion of the Real Property Collateral on a list maintained by any U.S. federal, state or local Governmental Authority of sites at which a Release of Hazardous Materials has occurred.
     “Material Lease” means, as applicable, any or all of the following, as each of the same has been or may hereafter be amended, assigned or otherwise modified: (i) that certain Lease, dated as of February 26, 1998, by and between CAP/TOR, L.L.C., a Nevada limited liability company, and Walgreen Co., an Illinois corporation (the “Walgreen Lease”); (ii) that certain Lease, dated as of May 23, 2005, by and between Metroflag SW, LLC, a Nevada limited liability company, and S & W of Las Vegas, L.L.C., a Delaware limited liability company (the “S&W Lease”); (iii) that certain Lease, dated as of June 18, 1994, by and between Robert S. Metz and Sahara Land, Inc.; (iv) that certain Lease, dated as of May 15, 2006, by and between Metroflag HD, LLC, a Nevada limited liability company, and Thunderbolt Associates, L.L.C., a Delaware limited liability company; and (v) that certain Store Lease, dated as of January 1, 1994, by and between Martin Cable and McDonald’s Corporation.
     “Maturity Date” means the later of (a) July 6, 2008 and (b) if the Existing Maturity Date is extended pursuant to subsection 2.12, such extended Existing Maturity Date as determined pursuant to such subsection 2.12.
     “Maximum Amount” has the meaning assigned to that term in subsection 9.13A.

     “Modifications” means any amendments, restatements, amendment and restatements, supplements, modifications, waivers, renewals, replacements, consolidations, severances, substitutions and extensions of any agreement, document or instrument from time to time; “Modify”, “Modified”, or related words shall have meanings correlative thereto.
     “Moody’s” means Moody’s Investors Service, Inc.
     “Mortgage” means, as applicable, (i) that certain deed of trust, assignment of leases and rents, security agreement and fixture filing executed and delivered by each of the Borrowers on or prior to the Effective Date with respect to the Real Property Collateral, as such security instrument may be Modified from time to time, and/or (ii) a deed of trust, assignment of leases and rents, security agreement and fixture filing executed and delivered by any Loan Party after the Effective Date in such form as may be approved by the Collateral Agent, with such changes thereto as may be recommended by the Collateral Agent’s local counsel based on local laws or customary local mortgage or deed of trust practices, as such security instrument may be Modified from time to time. “Mortgages” means all such instruments collectively.
     “Mortgagee Policy” has the meaning assigned to that term in subsection 3.1G(iii).
     “Multiemployer Plan” means a “multiemployer plan”, as defined in Section 4001(a)(3) of ERISA, to which any Borrower or any ERISA Affiliate is contributing or to which any Borrower or any ERISA Affiliate had an obligation to contribute within the last six years.
     “Non-Consenting Lender” has the meaning assigned to that term in subsection 9.5B.
     “Note” a Tranche A Note or a Tranche B Note.
     “Obligations” means all obligations of every nature of each Loan Party from time to time owed to the Agents, the Lenders or any of them or their respective Affiliates under the Loan Documents, whether for principal, interest (including, without limitation, interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Borrower or any Guarantor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), fees, expenses, indemnification or otherwise.
     “OECD” means the Organization for Economic Co-Operation and Development.
     “Officer’s Certificate” means, with respect to any Person, a certificate executed on behalf of such Person by a Responsible Officer.
     “Operating Expenses Account” has the meaning assigned to that term in subsection 5.20.
     “Operating Expenses Budget” has the meaning assigned to that term in subsection 5.20.
     “Organizational Authorizations” means, with respect to any Person, resolutions of its board of directors, general partners or members of such Person, and such other Persons, groups or committees (including, without limitation, managers and managing committees), if any, required by the Organizational Certificate or other Organizational Documents of such Person to authorize or approve the taking of any action or the entering into of any transaction.

     “Organizational Certificate” means, with respect to any Person, the certificate or articles of incorporation, partnership or limited liability company or any other similar or equivalent organizational, charter or constitutional certificate or document filed with the applicable Governmental Authority in the jurisdiction of its incorporation, organization or formation, which, if such Person is a partnership or limited liability company, shall include such certificates, articles or other certificates or documents in respect of each partner or member of such Person.
     “Organizational Documents” means, with respect to any Person, its Organizational Certificate and the by-laws, partnership agreement, limited liability company agreement, operating agreement, management agreement or other similar or equivalent organizational, charter or constitutional agreement or arrangement, which, if such Person is a partnership or limited liability company, shall include such by-laws, agreements or arrangements in respect of each partner or member of such Person.
     “Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
     “Participant” has the meaning assigned to that term in subsection 9.1D.
     “Participant Register” has the meaning assigned to that term in subsection 9.1D(iv).
     “Paying Agent” has the meaning assigned to that term in subsection 8.6.
     “PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA (or any successor thereto).
     “PCBs” has the meaning assigned to that term in subsection 4.29(vii).
     “Pension Plan” means any employee pension benefit plan, as defined in Section 3(2) of ERISA, other than a Multiemployer Plan, which is subject to Title IV of ERISA and is, or was within the past six years, maintained or contributed to by any Borrower or any ERISA Affiliate.
     “Permitted Encumbrances” means the following types of Liens:
          (a) Liens for taxes, assessments or governmental charges or claims the payment of which is not, at the time, required by subsection 5.5;
          (b) statutory Liens of carriers, warehousemen, mechanics and materialmen and other Liens imposed by law (other than any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA) for sums not yet delinquent or being Properly Contested;
          (c) Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, Leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive, in each case, of obligations for the payment of borrowed money or other Indebtedness);

          (d) any attachment or judgment Lien with respect to a money judgment, writ, warrant of attachment or similar process not constituting an Event of Default, so long as such Lien could not reasonably be expected to have a Material Adverse Effect;
          (e) Leases in effect as of the Closing Date and Leases otherwise expressly permitted pursuant to this Agreement;
          (f) easements, covenants, conditions, rights-of-way, restrictions, minor defects, encroachments or irregularities in title and other similar charges or encumbrances, so long as such easements, covenants, conditions, rights-of-way, restrictions, minor defects, encroachments or irregularities would not reasonably be expected to have a Material Adverse Effect;
          (g) deposits to secure liabilities to insurance carriers, lessors, utilities and other service providers;
          (i) zoning, building codes and other Governmental Authorizations regulating the use, development and/or occupancy of any Real Property Collateral or activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such Real Property Collateral which are not violated and would not be violated by the current use, development and/or occupancy of such Real Property Collateral or the operation of the business of the Borrower Entities thereon; and
          (j) bankers liens and rights of setoff with respect to customary depository arrangements.
     “Permitted Investors” means, without duplication:
          (1) the Flag Sponsor Principals;
          (2) the Flag Sponsor, so long as the Flag Sponsor Principals individually or collectively Beneficially Own (assuming for such purposes that the Flag Sponsor Principals constitute a “group” within the meaning of section 13(d)(3) or 14(d)(2) of the Exchange Act), in the aggregate, at least 51% of the Capital Stock of the Flag Sponsor representing at least 51% of the voting power of the total outstanding Voting Capital Stock of the Flag Sponsor (determined on a fully diluted basis) and at least 51% of the economic interests of the total outstanding Capital Stock of the Flag Sponsor (determined on a fully diluted basis); and
          (3) CKX; provided that and so long as, as of the Effective Date and at all times thereafter, (i) without giving effect to this clause (3), the Permitted Investors identified in clauses (1) and (2) above of this definition (provided that in the case of clause (2) the conditions applicable to such clause are satisfied) (assuming for such purposes that such Permitted Investors constitute a “group” within the meaning of section 13(d)(3) or 14(d)(2) of the Exchange Act), at all times individually or collectively Beneficially Own, either (x) Capital Stock of a Permitted Parent Entity representing at least 40% of the voting power of the total outstanding Voting Capital Stock of such Permitted Parent Entity (determined on a fully diluted basis) and at least 40% of the economic interests of the total outstanding Capital Stock of such Permitted Parent Entity (determined on a fully diluted basis); or (y) Capital Stock of Holdings representing at least 40% of the voting power of the total outstanding Voting Capital Stock of Holdings (determined on a fully diluted basis) and at least 40% of the economic interests of the total outstanding Capital Stock of Holdings (determined on a fully diluted basis); and (ii) the Flag Sponsor Principals

(assuming for such purposes that the Flag Sponsor Principals constitute a “group” within the meaning of section 13(d)(3) or 14(d)(2) of the Exchange Act), at all times individually or collectively Beneficially Own either (x) Capital Stock of a CKX Permitted Parent Entity representing at least 20% of the voting power of the total outstanding Voting Capital Stock of such CKX Permitted Parent Entity (determined on a fully diluted basis); or (y) Capital Stock of CKX representing at least 20% of the voting power of the total outstanding Voting Capital Stock of CKX (determined on a fully diluted basis).
     “Permitted Parent Entity” means, at any time, any Person that Beneficially Owns Capital Stock of Holdings representing 100% of the Voting Capital Stock of Holdings.
     “Permitted Title Exceptions” means (a) the Permitted Encumbrances reflected in the Mortgagee Policy delivered pursuant to subsection 3.1G(iii).
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, joint stock company, unincorporated association, company, partnership, limited partnership, Governmental Authority or other entity of whatever nature.
     “Phase I Report” means those certain Phase I Environmental Site Assessments, prepared by TRC Solutions, Inc., on April 23, 2007, with respect to the Real Property Collateral owned by the Borrowers as of the Effective Date.
     “Pledge and Security Agreement” means the Pledge and Security Agreement dated as of the Closing Date and entered into by and among the Borrowers, the Guarantors and the Collateral Agent, substantially in the form of Exhibit VIII annexed hereto, as such Pledge and Security Agreement may be Modified from time to time.
     “Pledging Parent” has the meaning assigned to that term in subsection 5.11B.
     “Predevelopment Expenses Budget” has the meaning assigned to that term in subsection 5.21.
     “Predevelopment Expenses Reserve Account” has the meaning assigned to that term in subsection 5.21.
     “Prime Rate” means the rate of interest per annum announced from time to time by Credit Suisse as its prime commercial lending rate in effect at its principal office in New York City. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Credit Suisse or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.
     “Proceedings” has the meaning assigned to that term in subsection 5.3(xi).
     “Pro Forma Basis” means, as to any cure of a Financial Covenant Default under subsection 7.3B, the calculation of the Total Debt LTV Ratio and the First Lien Debt LTV Ratio on a pro forma basis, after giving effect to voluntary prepayments of the Loans made to cure any failure to comply with the Total Debt LTV Ratio or the First Lien Debt LTV Ratio, as if such prepayments were made on the most recent Calculation Date and after giving effect to Asset Sales and Required Dedications subsequent to the most recent Calculation Date, as if such Asset Sales and Required Dedications were made on the most recent Calculation Date.
     “Pro Rata Share” means, with respect to any Lender, the percentage obtained by dividing (i) the Loan Exposure of that Lender by (ii) the aggregate Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to subsection 9.1. The initial Pro Rata Share of each Lender is set forth in the Register.
     “Properly Contested” means, in the case of any obligations of a Loan Party (including any Taxes) that are not paid as and when due or payable by reason of such Loan Party’s bona fide dispute concerning its liability to pay same or concerning the amount thereof: (i) such obligations are being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (ii) such Loan Party has established appropriate reserves as shall be required in conformity with GAAP; (iii) no Lien is imposed upon any of such Loan Party’s assets with respect to such obligations unless such Lien is at all times junior and subordinate in priority to the Liens in favor of the Collateral Agent (except only with respect to property taxes that have priority as a matter of applicable state law) and enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; (iv) if the obligations result from, or are determined by the entry, rendition or issuance against a Loan Party or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review; and (v) if such contest is abandoned, settled or determined adversely (in whole or in part) to such Loan Party, such Loan Party forthwith pays such obligations and all penalties, interest and other amounts due in connection therewith.
     “Property Management Agreement(s)” means each of those certain Administrative Services Agreements dated as July 15, 2005, between Metroflag Management, LLC, a Nevada limited liability company (“Property Manager”), and (i) Metroflag SW, LLC, a Nevada limited liability company; (ii) CAP/TOR, LLC, a Nevada limited liability company; (iii) Metroflag Cable, LLC, a Nevada limited liability company; (iv) Metroflag BP, LLC, a Nevada limited liability company; (v) Metroflag HD, LLC, a Nevada limited liability company; and (vi) Metroflag Polo, LLC, a Nevada limited liability company, each of the agreements referred to in the foregoing (i) and (ii) having been assigned to and assumed by Metroflag Cable, LLC, and each of the agreements referred to in the foregoing (v) and (vi) having been assigned to and assumed by Metroflag BP, LLC.
     “PTO” means the United States Patent and Trademark Office.
     “Qualified Appraisal” means the Initial Appraisal and any other “as is” real estate appraisal conducted in compliance with the provisions of FIRREA and all requirements of any Applicable Law applicable to the Administrative Agent undertaken by an Appraiser, and providing an assessment of the “as is” appraised value of the remaining Real Property Collateral, the form and substance of such appraisal to be reviewed and approved by the Administrative Agent in its reasonable judgment.
     “Qualified Appraisal Update” means a quarterly update of the Initial Appraisal or other Qualified Appraisal prepared by the Appraiser, the form and substance of such update to be reviewed and approved by the Administrative Agent in its reasonable judgment.
     “Qualified Equity Interests”: any Capital Stock that is not a Disqualified Equity Interest.
     “REA” means that certain Amended and Restated Grant of Reciprocal Easements and Declaration of Covenants, Conditions and Restrictions dated as of June 19, 2002, by and among (i) Grand Casinos Nevada I, Inc., a Minnesota corporation, (ii) Metroflag Polo, LLC, a Nevada limited liability company, (iii) Metroflag BP, LLC, a Nevada limited liability company, (iv) Nevada Resort Properties Polo Towers Limited Partnership, a Nevada limited partnership, (v) Polo Towers Master Owners Association, Inc., a Nevada corporation, (vi) Diamond Resorts, LLC, a Nevada limited liability company formerly known as Three Sticks, LLC, individually and as successor trustee, and with the consent and joinder of (vii) Brooks Fee Owners (as defined therein), with the consent of (viii) Finova Capital Corporation, a Delaware corporation, and (ix) Dorfinco Corporation, a Delaware corporation, recorded

August 27, 2002, in Clark County, Book 20020827 as Instrument No. 02443 and re-recorded on October 7, 2002 in Book 20021007 as Instrument No. 00914, such document having been thereafter amended by (A) that certain Amendment to Article 9 (only) of Amended and Restated Grant of Reciprocal Easements and Declaration of Covenants, Conditions and Restrictions recorded on March 26, 2003 in Book 20030326 as Instrument No. 00730, (B) that certain Amendment to Article 4 (only) of Amended and Restated Grant of Reciprocal Easements and Declaration of Covenants, Conditions and Restrictions recorded on June 26, 2003 in Book 20030626 as Instrument No. 03913, and (C) that certain Amendment to Article 10.02 (only) of Amended and Restated Grant of Reciprocal Easements and Declaration of Covenants, Conditions and Restrictions recorded on October 21, 2003 in Book 20031021 as Instrument No. 00837.
     “REA Estoppel” means an executed estoppel letter, in form and substance acceptable to the Administrative Agent, delivered by each party required by the terms of the REA to deliver such an estoppel.
     “Real Property Collateral” means the portion of the Collateral comprising any interest (fee, leasehold or otherwise) in real property then held by one or more of the Loan Parties, as determined from time to time; including, without limitation, those certain parcels of land in Clark County, initially totaling approximately 17.721 acres, owned in fee by the Borrowers as of the Effective Date, each such parcel as more fully described in the Mortgage.
     “Recovery Event” has the meaning assigned to that term in subsection 2.6B(ii)(c).
     “Reference Lenders” means (a) Credit Suisse and (b) another Lender determined by the Administrative Agent with the consent of the Borrowers, which consent shall not be unreasonably withheld or delayed.
     “Refinancing” means, in respect of any Indebtedness, to refinance, extend, renew, restructure or replace or to issue other Indebtedness in exchange or replacement for, such Indebtedness, in whole or in part. “Refinanced” and “Refinance” have meanings correlative thereto.
     “Register” has the meaning assigned to that term in subsection 9.1C.
     “Registered Loan” has the meaning assigned to that term in subsection 9.1C.
     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees, advisors, controlling Persons and members of such Person and of such Person’s Affiliates.
     “Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including, without limitation, the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), or into or out of any property, including the movement of any Hazardous Material through the air, soil, surface water, groundwater or property.
     “Release Instruments” has the meaning assigned to that term in subsection 2.11.
     “Released Parcel” has the meaning assigned to that term in subsection 2.11.

     “Replacement Interest Rate Cap Agreement” means an interest rate cap agreement from an Acceptable Counterparty on economic terms satisfactory to the Administrative Agent and otherwise with terms substantially identical to the Interest Rate Cap Agreement except that the same shall be effective in connection with replacement of the Interest Rate Cap Agreement following any extension of the Existing Maturity Date, a downgrade, withdrawal or qualification of the long-term unsecured debt rating of the Counterparty.
     “Required Dedication” means a dedication or conveyance of a portion of the Real Property Collateral at the direction of a Governmental Authority or a public utility to such Governmental Authority (or any designee of such Governmental Authority), or a utility provider, for public streets, curb cuts, sidewalks or rights of way, or for easements relating to the installation and maintenance of utility facilities; provided any such dedication or conveyance (individually and/or taken together will all other such dedications and conveyances) (i) has not had and could not reasonably be expected to have a Material Adverse Effect, or results in a Default or an Event of Default or (ii) has not impaired and could not reasonably be expected to impair the Collateral Agent’s First Priority Lien on the remaining Real Property Collateral.
     “Required Dedication Proceeds” means, for any Required Dedication, an amount equal to the greater of (a) the product of (i) $42,325,056 and (ii) the aggregate number of acres (including partial acres) subject to such Required Dedication, or (ii) the consideration actually paid to the Borrowers by the applicable Governmental Authority in connection with any such Required Dedication.
     “Requirement of Law” means, as to any Person, the Organizational Documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
     “Requisite Lenders” means, at any time of determination, Lenders having or holding more than 50% of (a) until the Effective Date, the sum of (i) the aggregate unpaid principal amount of the Loans then outstanding and (ii) the Commitments then in effect, and (b) thereafter, the aggregate unpaid principal amount of the Loans then outstanding.
     “Reserve Adjusted Eurodollar Rate” means, with respect to each day during each Interest Period pertaining to a Eurodollar Rate Loan, a rate per annum determined for such day in accordance with the following formula:

Eurodollar Base Rate 1.00 — Eurocurrency Reserve Requirements
     “Responsible Officer” means the chief executive officer, president/chief operating officer, any vice president, general counsel or chief financial officer of Holdings and the Borrower Entities, as applicable, but in any event, with respect to financial matters, the chief financial officer or treasurer of Holdings and the Borrower Entities, as applicable or, if such entity is a limited liability company and no such officer exists or has been appointed, the manager or managing member, as applicable, of such entity.
     “Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any Capital Stock of any of the Loan Parties now or hereafter outstanding, except a dividend payable solely in shares of that class of Capital Stock (and which class of Capital Stock does not entitle the holder thereof to dividends or redemption prior to the 180th day following the Maturity Date as it may be extended from time to time) to the holders of that class, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Capital Stock of any of the Loan Parties now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Capital Stock of any of the Loan Parties now or hereafter outstanding, (d) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasances (including in substance or legal defeasance), sinking fund or similar payment with respect to, any Indebtedness outstanding under the Second Lien Credit Agreement or any Shareholder Loans, and (e) management, development or similar fees (but excluding cost reimbursements under and in accordance with the terms of the Property Management Agreements) payable to Holdings, any holder of the Capital Stock of Holdings, or any of their respective Affiliates.
     “S&P” means Standard & Poor’s, a division of the McGraw-Hill Companies, Inc.
     “S&W Restoration Proceeds” means the Insurance Proceeds or Condemnation Proceeds paid or payable on account of a Casualty or Condemnation with respect to the portion of the Real Property Collateral subject to the S&W Lease (including all business interruption Insurance Proceeds paid as a result of such Casualty or Condemnation), less reasonable expenses to be reimbursed to the Administrative Agent hereunder.
     “Second Lien Administrative Agent” means the administrative agent for the lenders under the Second Lien Credit Agreement.
     “Second Lien Agents” means the collective reference to the Second Lien Administrative Agent and the Second Lien Collateral Agent under the Second Lien Credit Agreement.
     “Second Lien Collateral Agent” means the collateral agent for the lenders under the Second Lien Credit Agreement.
     “Second Lien Credit Agreement” means the Credit Agreement, dated as of May 11, 2007, by and among Holdings, the Borrowers, the Second Lien Lenders and Credit Suisse, as administrative agent and as collateral agent, as such Second Lien Credit Agreement was amended and restated as of July 6, 2007 and as may hereafter be Modified or Refinanced from time to time in accordance with this Agreement and the Intercreditor Agreement.
     “Second Lien Lenders” means the holders of the senior secured second priority loans under the Second Lien Credit Agreement.
     “Second Lien Loan Documents” means the collective reference to the Second Lien Credit Agreement and the other documents, instruments and agreements entered into or delivered by a Loan Party in connection therewith.
     “Second Lien Loans” means the senior secured second priority loans outstanding or made by the Second Lien Lenders pursuant to the Second Lien Credit Agreement.
     “Second Lien Obligations” means all obligations of every nature of each Loan Party from time to time owed to the Second Lien Agents or the Second Lien Lenders or any of them or their respective Affiliates under the Second Lien Loan Documents, whether for principal, interest (including, without limitation, interest accruing after the maturity of the Second Lien Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower or any Guarantor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), fees, expenses, indemnification or otherwise.

     “Secured Parties” means the collective reference to the Agents and the Lenders.
     “Securities” means any Capital Stock, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, bonds, debentures, notes, or other evidences of Indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.
     “Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.
     “Selling Shareholder” means Leviev Boymelgreen of Nevada, LLC, a Nevada limited liability company (an indirect subsidiary of Africa Israel Investments Ltd., an Israeli public company, and Lev Leviev, an individual).
     “Shareholder Loans” shall mean Indebtedness of Holdings that (a) is evidenced by unsecured notes issued by Holdings, (b) is expressly subordinated (with respect to any and all obligations related thereto) to the prior payment in full in cash of the Obligations on terms reasonably satisfactory to the Administrative Agent, (c) has a final maturity date that is not earlier than the date that is two years after the Maturity Date and has no scheduled payments of principal thereon (including pursuant to a sinking fund obligation) or mandatory redemption obligations prior to such final maturity date, (d) is subject to covenants, events of default and remedies that are reasonably satisfactory to the Administrative Agent, and (e) to the extent such Indebtedness is outstanding as of the Effective Date, is fully described on Schedule 6.1(vii) attached hereto.
     “Smith & Wollensky” means the tenant under the S&W Lease.
     “SNDA” means a subordination, non-disturbance and attornment agreement, in form and substance acceptable to the Administrative Agent, entered into between a tenant under a Lease and the Collateral Agent (for the ratable benefit of the Lenders).
     “Solvent” means, with respect to any Person, that as of any date of determination, (a) the sum of the “fair value” of the assets of such Person will, as of such date, exceed the sum of all debts of such Person as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the “present fair saleable value” of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the probable liability on existing debts of such Person as such debts become absolute and matured, as such quoted term is determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct any business in which it is or is about to become engaged and (d) such Person does not intend to incur, or believe or reasonably should believe that it will incur, debts beyond its ability to pay as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured. For purposes of this definition, the amount of any contingent, unliquidated and disputed claim and any claim that has not been reduced to judgment at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such liabilities meet the criteria for accrual under the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 5).
     “Sponsors” means, collectively, the Flag Sponsor and FX Luxury.
     “Sponsor Guaranty” shall mean that certain Guaranty Agreement, dated as of the Effective Date, from the Sponsors for the benefit of Collateral Agent and each Lender, as the same may be Modified from time to time.
     “SPV” has the meaning assigned to that term in subsection 9.1G.
     “Subsidiary” means, with respect to any Person (the “parent”) at any date of determination, any corporation, partnership, limited liability company, association, joint venture or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, limited liability company, association, joint venture or other entity of which Capital Stock representing more than 50% of the equity or more than 50% of the ordinary voting power of such Person or, in the case of a partnership, more than 50% of the general partnership interests of such Person are, as of such date, owned, controlled or held, or the management of which is otherwise controlled, directly or indirectly, by the parent or one or more Subsidiaries of the parent or by the parent and one or more Subsidiaries of the parent. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of any of the Borrowers.
     “Subsidiary Guarantor” means any Subsidiary of the Borrowers that becomes a party to the Guaranty at any time after the Closing Date pursuant to subsection 5.11.
     “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
     “Tenant Estoppel” means an executed estoppel letter, in form and substance acceptable to the Administrative Agent, delivered by a tenant under a Lease.
     “Terminated Lender” has the meaning assigned to that term in subsection 9.5B.
     “Tranche A Applicable Base Rate Margin” means 0.50% per annum.
     “Tranche A Applicable Eurodollar Rate Margin” means 1.50% per annum.
     “Tranche A Loan” means the Existing Loan.
     “Tranche A Note” means a promissory note issued by the Borrowers in connection with the Tranche A Loans of any Lender, in each case substantially in the form of Exhibit IX(a) annexed hereto, as it may be Modified from time to time.
     “Tranche B Applicable Base Rate Margin” means 3.00% per annum.
     “Tranche B Applicable Eurodollar Rate Margin” means 4.00% per annum.
     “Tranche B Loan” means the loans advanced on the Effective Date in an aggregate principal amount not to exceed $30,000,000.

     “Tranche B Note” means a promissory note issued by the Borrowers in connection with the Tranche B Loans of any Lender, in each case substantially in the form of Exhibit IX(b) annexed hereto, as it may be Modified from time to time.
     “Title Company” means First American Title Company of Nevada.
     “Total Consolidated Indebtedness” means, as of any date of determination, the aggregate amount of all Indebtedness of the Borrower Entities (other than Indebtedness in respect of Shareholder Loans), determined on a consolidated basis in accordance with GAAP.
     “Total Debt LTV Ratio” has the meaning assigned to that term in subsection 6.6A.
     “Transaction Costs” means the fees, costs and expenses payable by any of the Loan Parties in connection with the Transactions and set forth in the schedule delivered by the Borrowers pursuant to subsection 3.1I (including, without limitation, amounts payable to the Agents and the Lenders).
     “Transaction Documents” means, collectively, (a) the Loan Documents, (b) the Second Lien Credit Agreement and the other Second Lien Loan Documents, and (c) all other documents, instruments and agreements entered into or delivered by Holdings or any of the Borrower Entities in connection with the Transactions.
     “Transactions” means, collectively, (a) the consummation of the transactions contemplated under this Agreement, (b) the consummation of the transactions contemplated under the Second Lien Credit Agreement, and (c) the repayment of all of the obligations under the Existing Financing.
     “UCC” means the Uniform Commercial Code (or any successor statute) as adopted and in force in the State of New York or, when the laws of any other jurisdiction govern the method or manner of the perfection or enforcement of any security interest in any of the Collateral, the Uniform Commercial Code (or any successor statute) of such jurisdiction.
     “Voting Capital Stock” means, with respect to any Person, the Capital Stock of such Person ordinarily entitled to vote in an election of directors of such Person (or, if there is no board of directors of such Person, in an election of the similar governing body of such Person and, if there is no such governing body, Capital Stock ordinarily entitled to vote or consent with respect to actions of the holders of such Capital Stock).
     “Walgreen” means the tenant under the Walgreen Lease.
     “Walgreen Restoration Proceeds” means the Insurance Proceeds or Condemnation Proceeds paid or payable on account of a Casualty or Condemnation with respect to the portion of the Real Property Collateral subject to the Walgreen Lease (including all business interruption Insurance Proceeds paid as a result of such Casualty or Condemnation), less reasonable expenses to be reimbursed to the Administrative Agent hereunder.
1.2 Defined Terms; Accounting Terms.
     A. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless otherwise provided herein or the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as Modified from time to time (subject to any restrictions on such Modifications set forth herein), (b) any reference herein (i) to any Person shall be construed to include such Person’s permitted (x) except with respect to natural Persons, successors and (y) assigns and (ii) to any Borrower or any other Loan Party shall be construed to include each such Borrower or such other Loan Party as debtor and debtor-in-possession and any receiver or trustee for each such Borrower or such other Loan Party, as the case may be, in any insolvency or liquidation proceeding, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, this Agreement (unless expressly referring to another agreement) and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including, without limitation, Real Property Collateral, fixtures, Cash, securities, Capital Stock, accounts and contract rights, and Proceeds (as such term is defined in the Pledge and Security Agreement) therefrom.
     B. Except as otherwise expressly provided in this Agreement, (a) all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP; and (b) financial statements and other information required to be delivered by the Borrowers to the Lenders pursuant to clauses (i) and (ii) of subsection 5.3 shall be prepared in accordance with GAAP (except, with respect to interim financial statements, for the absence of normal year-end audit adjustments and explanatory footnotes) as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in subsection 5.3(iv)).
SECTION 2.
AMOUNTS AND TERMS OF COMMITMENTS AND LOANS
2.1 Commitments; Loans.
     A. Commitments. Subject to the terms and conditions of this Agreement, each of the Lenders agrees to make on the Effective Date a Tranche B Loan in the amount equal to its Commitment on the Effective Date. The Borrowers may only receive a single advance under the Commitments which shall be made on the Effective Date. Each Commitment shall terminate immediately and without further action after giving effect to the making of the Tranche B Loans. The proceeds of the Tranche B Loans shall be used for the purposes identified in subsection 2.7A.
     B. Existing Loans. Subject to the terms and conditions hereof, each Existing Lender severally agrees that on the Effective Date it will continue to maintain outstanding hereunder the Existing Loans then held by it, and all such Existing Loans shall, from and after the Effective Date, continue as and constitute Tranche A Loans hereunder.
     C. Procedure for Borrowing. The Borrowers shall deliver to the Administrative Agent a Disbursement Authorization no later than 12:00 noon (New York time), at least one Business Day in advance of the Effective Date.
     Each Lender shall make the amount of its Tranche B Loan available to the Administrative Agent not later than 12:00 Noon (New York time) on the Effective Date in same day funds at the Funding and Payment Office. Upon satisfaction or waiver of the conditions precedent specified in subsection 3.1, the Administrative Agent shall make the proceeds of such Tranche B Loans available to the Borrowers on the Effective Date by wire transfer, intra-bank transfer or bank credit to the account or accounts specified by the Borrowers in the Disbursement Authorization, in an aggregate amount equal to the proceeds of all such Tranche B Loans (and in Dollars) received by the Administrative Agent from the Lenders.
     D. No Reborrowing. All Loans, once repaid or prepaid, may not be reborrowed.
2.2 Pro Rata Shares; Availability of Funds.
     A. Pro Rata Shares. All Tranche B Loans advanced on the Effective Date shall be made by Lenders simultaneously and proportionately to their respective Commitments as of the Effective Date. No Lender shall be responsible for any default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder nor shall the Commitment of any Lender to make the Loan requested be increased or decreased as a result of a default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder.
     B. Availability of Funds. Unless the Administrative Agent shall have received written notice to the contrary prior to the Effective Date, the Administrative Agent may assume that each Lender will fund its Commitment as provided herein and may, in reliance upon such assumption, distribute to the Borrower the amount of each Lender’s Commitment required to be funded as provided herein. In such event, if any Lender does not in fact fund its Commitment, then the Borrowers shall repay to the Administrative Agent forthwith on demand the amount so distributed to the Borrowers, with interest thereon as computed in accordance with this Agreement, for each day from and including the date such amount is distributed to the Borrowers to the date of payment to the Administrative Agent.
     Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Base Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
2.3 Notes.
     The Borrowers shall execute and deliver on the Effective Date to each Lender requesting the same (or to the Administrative Agent for that Lender) a Note or Notes to evidence that Lender’s Loan. Any Lender not receiving a Note may request at any time that the Borrowers issue it such Note on the terms set forth herein, and the Borrowers agree to issue such Note promptly upon the request of a Lender. The Notes and the Obligations evidenced thereby shall be governed by, subject to and benefit from all of the terms and conditions of this Agreement and the other Loan Documents and shall be secured by the Collateral.
2.4 Interest on the Loans.
     A. Rate of Interest. Subject to the provisions of subsections 2.4E, 2.8 and 2.9, each Loan shall bear interest on the unpaid principal amount thereof from the date made to maturity (whether by acceleration or otherwise) at a rate determined by reference to the Reserve Adjusted Eurodollar Rate. The Loans shall be initially made as Eurodollar Rate Loans having an Interest Period of one month, commencing on the Effective Date. Subject to the provisions of subsections 2.4E, 2.8 and 2.9, the Loans shall bear interest through maturity as follows:
     (a) if a Tranche A Loan that is a Base Rate Loan, then at the sum of the Base Rate plus the Tranche A Applicable Base Rate Margin;
     (b) if a Tranche A Loan that is a Eurodollar Rate Loan, then at the sum of the Reserve Adjusted Eurodollar Rate for the relevant Interest Period plus the Tranche A Applicable Eurodollar Rate Margin;
     (c) if a Tranche B Loan that is a Base Rate Loan, then at the sum of the Base Rate plus the Tranche B Applicable Base Rate Margin; or
     (d) if a Tranche B Loan that is a Eurodollar Rate Loan, then at the sum of the Reserve Adjusted Eurodollar Rate for the relevant Interest Period plus the Tranche B Applicable Eurodollar Rate Margin;
     B. Interest Periods. In connection with each Eurodollar Rate Loan, the interest period (each an “Interest Period”) applicable to each such Loan shall be a one month period; provided that:
     (i) the initial Interest Period for all Eurodollar Rate Loans shall commence on the Effective Date and each Interest Period thereafter shall commence on day on which the immediately preceding Interest Period expires; and
     (ii) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day.
     C. Interest Payments. Subject to the provisions of subsection 2.4E below, interest on each Loan shall be payable in arrears on each Interest Payment Date applicable to that Loan, upon any prepayment of that Loan (to the extent accrued on the amount being prepaid), and at maturity thereof (including final maturity, by acceleration or otherwise).
     D. Intentionally Omitted.
     E. Post-Default Interest. Upon the occurrence and during the continuation of any Event of Default, the Loan shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code, or other applicable bankruptcy or insolvency laws, whether or not such amounts are allowed as a claim in any such proceeding) payable upon demand at a rate that is 2% per annum in excess of the interest rate otherwise payable under this Agreement with respect to the Loans (and, in the case of any overdue fees, interest or other amounts, such fees, interest and or other amounts shall bear interest at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Loans bearing interest at a rate determined by reference to the Base Rate); provided that, in the case of Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate equal to 2% per annum in excess of the interest rates otherwise payable under this Agreement for Base Rate Loans (any such increased rate of interest, the “Default Rate”). Payment or acceptance of the increased rates of interest provided for in this subsection 2.4E is not a permitted alternative to timely payment and shall not constitute a waiver of any

Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.
     F. Computation of Interest. Interest on the Loans shall be computed on the basis of a 360-day year (a 365 or 366-day year, as applicable, in the case of Base Rate Loans based on the Prime Rate) and for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.
2.5 Fees.
     A. The Borrowers agree to pay such fees to Agents or their Affiliates as may hereafter be (or have previously been) agreed upon in writing.
2.6 Repayments and Prepayments; General Provisions Regarding Payments.
     A. Scheduled Payment of Loans.
     The Borrowers shall repay the entire outstanding principal amount of the Loans and all other amounts owing by the Borrowers (including, without limitation, all accrued and unpaid interest on the Loans) under this Agreement or the other Loan Documents on the Maturity Date.
     B. Prepayments of Loans.
(i) Voluntary Prepayments.
     (a) Voluntary Prepayments. The Borrowers may, upon not less than (i) in the case of a Eurodollar Rate Loan, three Business Days’ prior irrevocable written or telephonic notice, promptly confirmed in writing to the Administrative Agent (as to which the Administrative Agent will promptly notify each Lender), and (ii) in the case of a Base Rate Loan, one Business Days’ prior irrevocable written or telephonic notice, promptly confirmed in writing to the Administrative Agent (as to which the Administrative Agent will promptly notify each Lender), in each case, at any time and from time to time prepay, without premium or penalty, the Loans on any Business Day in whole or in part in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount; provided, however, that in the event the Borrowers elect to prepay a Eurodollar Rate Loan other than on the expiration of the Interest Period applicable thereto, the Borrowers shall, at the time of such prepayment, also pay any amounts payable under subsection 2.8D hereof; and provided, further, that if such notice of prepayment indicates that such prepayment is with respect to all outstanding Loans and is to be funded with the proceeds of a Refinancing, such notice may be revoked if the Refinancing is not consummated. Notice of prepayment having been given as aforesaid, the Loans shall become due and payable on the prepayment date specified in such notice and in the aggregate principal amount specified therein. Any voluntary prepayments pursuant to this subsection 2.6B(i)(a) shall be applied as specified in subsection 2.6C.

(ii) Mandatory Prepayments.
     The Loans shall be prepaid, without premium or penalty, in the manner provided in subsection 2.6C upon the occurrence of the following circumstances:
     (a) Prepayments Due to Issuance of Debt. Concurrently with and as a condition to the closing of any transaction pursuant to which Holdings or any of the Borrower Entities incur Indebtedness (other than Indebtedness permitted under subsection 6.1), the Borrowers shall prepay the Loans in an amount equal to the amount of such Indebtedness paid or payable to Holdings or any of the Borrower Entities.
     (b) Prepayments Due to Issuance of Equity Securities. Concurrently with and as a condition to the closing of any transaction pursuant to which Holdings or any of the Borrower Entities receive any Equity Proceeds (other than Equity Proceeds (i) constituting the CKX Equity Investment, (ii) received by Holdings from Investments made by any Permitted Parent Entity, and contributed to one or more Borrowers by Holdings or (iii) from the issuance of any Capital Stock or other equity Securities of Holdings to any Person (other than any Permitted Parent Entity) in a transaction which is not a public offering of Securities (1)(x) which are concurrently contributed to any of the Borrowers by Holdings and used or intended to be used by the Borrowers solely for the development of the Real Property Collateral and (y) for which a certificate from a Responsible Officer of the Borrowers stating that such cash proceeds have been or shall be used by the Borrowers solely for the development of the Real Property Collateral has been delivered to the Administrative Agent, or (2) which are contributed to any of the Borrowers by Holdings and used for the sole purpose of funding the Interest Reserve Account, the Operating Expenses Account, the Carrying Costs Reserve Account or the Predevelopment Expenses Reserve Account in connection with any extension of the Maturity Date or otherwise), the Borrowers shall prepay the Loans in an aggregate amount equal to 100% of such Equity Proceeds.
     (c) Prepayments Due to Insurance and Condemnation Proceeds. Subject in all respects to the terms and provisions set forth on Schedule 5.6B hereof, no later than the third Business Day following the date of receipt by Holdings or any of the Borrower Entities of (x) any cash payments under any insurance policy as a result of any damage to or loss (a “Casualty”) of all or any portion of the Collateral (net of actual and documented reasonable costs actually incurred by the Borrower Entities in connection with adjustment and settlement thereof, “Insurance Proceeds”) or (y) any proceeds resulting from the taking of assets by the power of eminent domain, condemnation or otherwise (a “Condemnation”)(net of actual and documented reasonable costs incurred by the Borrower Entities in connection with adjustment and settlement thereof, “Condemnation Proceeds”)(any such event resulting in the recovery of Insurance Proceeds or Condemnation Proceeds, a “Recovery Event”), the Borrowers shall prepay the Loans in an amount equal to the Insurance Proceeds or Condemnation Proceeds, as the case may be, received. Concurrently with any prepayment of Loans pursuant to this subsection 2.6B(ii)(c), the Borrowers shall deliver to the Administrative Agent an Officer’s Certificate demonstrating in reasonable detail the derivation of the Insurance Proceeds or Condemnation Proceeds, as the case may be, of the correlative Recovery Event.
     (d) Prepayments from Required Dedication Proceeds. Concurrently with, and as a condition to the closing of, any Required Dedication by any of the Borrower

Entities, the Borrower shall prepay the Loans in an amount equal to the Required Dedication Proceeds attributable to such Required Dedication.
(iii) No Waiver. Nothing contained in subsection 2.6B(ii) shall be deemed to permit any Loan Party to consummate any Asset Sale or issuance of Capital Stock or other equity Securities or incur Indebtedness not otherwise permitted under this Agreement.
     C. Application of Prepayments.
     (i) Application of Prepayments. Amounts to be applied in connection with prepayments made pursuant to subsection 2.6B(i) shall be applied to the prepayment of the Loans among the Lenders on a pro rata basis (or, if the Co-Lender Agreement provides for any other basis of apportionment among Lenders (including, without limitation, a senior/subordinate basis), such amounts shall be applied to the prepayment of the Loans among the Lenders on such other basis. Amounts to be applied in connection with prepayments made pursuant to subsection 2.6B(ii) shall be applied, first, to the prepayment of the Loans among the Lenders on a pro rata basis (or, if the Co-Lender Agreement provides for any other basis of apportionment among Lenders, on such other basis); and second, to the extent of any residual, to the prepayment of the Second Lien Loans in accordance with the terms of the Second Lien Credit Agreement. The Borrowers shall deliver to the Administrative Agent (who will notify each Lender) notice of each prepayment of Loans in whole or in part pursuant to subsection 2.6B(ii) not less than five Business Days prior to the date such prepayment shall be made (each, a “Mandatory Prepayment Date”). Such notice shall set forth (i) the Mandatory Prepayment Date and (ii) the aggregate amount of such prepayment.
     (ii) Intentionally Omitted.
     D. General Provisions Regarding Payments.
     (i) Manner and Time of Payment. All payments by the Borrowers of principal, interest, fees and other Obligations hereunder and under the Notes shall be made in same day funds and without defense, setoff or counterclaim, free of any restriction or condition, and delivered to the Administrative Agent not later than 12:00 Noon (New York time) on the date due at the Funding and Payment Office for the account of the Lenders; funds received by the Administrative Agent after that time on such due date shall, at the Administrative Agent’s sole discretion, be deemed to have been paid by the Borrowers on the next succeeding Business Day; provided that the Collateral Agent may, but shall not be obligated to, withdraw amounts from the Interest Reserve Account to pay or be applied to the payment of interest due on the Loans for each Interest Payment Date (subject to sufficient funds being available in the Interest Reserve Account for such purpose) and the Borrowers hereby authorize the Collateral Agent to apply amounts in the Interest Reserve Account in order to cause such interest payments to be made. In the event funds in the Interest Reserve Account are not sufficient (or are not withdrawn) to pay such interest, the Borrowers shall be required to fund any shortfall by the time required for payment of interest in this subsection. The Collateral Agent is also authorized (but not required) to apply amounts in the Interest Reserve Account to the payment of interest due and owing in respect of the Second Lien Loans and as and to the extent provided in subsection 2.6E.
     (ii) Application of Payments to Principal and Interest. Except as provided in subsection 2.4C, all payments in respect of the principal amount of any Loan shall include payment of accrued interest and repayment fees, if any, on the principal amount being repaid or prepaid, and all such payments (and in any event any payments made in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest before application to principal.
     (iii) Apportionment of Payments. Except as otherwise provided in subsection 2.6C, the aggregate principal, repayment fees and interest payments shall be apportioned among all outstanding Loans to which such payments relate, in each case proportionately to the Lenders’ respective Pro Rata Shares; provided that, notwithstanding the foregoing, if the Co-Lender Agreement provides for any other method of apportionment (including, without limitation, a senior/subordinate basis), such repayment fees and interest payments shall be apportioned among the Lenders in accordance with such provisions in the Co-Lender Agreement. The Administrative Agent shall promptly (but in any event within one Business Day of receipt thereof) distribute to each Lender, at its applicable Lender Office, its Pro Rata Share (or, if the Co-Lender Agreement provides for any other method of apportionment among the Lenders, its share as determined pursuant thereto) of all such payments received by the Administrative Agent.
     (iv) Payments on Business Days. Except if expressly provided otherwise, whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder.
     (v) Notation of Payment. Each Lender agrees that before disposing of any Note held by it, or any part thereof (other than by granting participations therein), that Lender will make a notation thereon of all Loans evidenced by that Note and all principal payments previously made thereon and of the date to which interest thereon has been paid; provided that the failure to make (or any error in the making of) a notation of any Loan made under such Note shall not limit or otherwise affect such disposition or the obligations of the Borrowers hereunder or under such Note with respect to any Loan or any payments of principal or interest on such Note.
     E. Application of Proceeds of Collateral.
     All proceeds received by the Collateral Agent after an Event of Default or as a result of exercising remedies under the Loan Documents, in respect of any sale of, collection from, or other realization upon all or any part of the Collateral under any Collateral Document shall, in the discretion of the Collateral Agent, be held by the Collateral Agent as collateral for, and/or (then or at any time thereafter) applied in full or in part by the Administrative Agent against, the applicable Obligations in the following order of priority:
     (a) to the payment of all costs and expenses of such sale, collection or other realization, including, without limitation, reasonable compensation to the Agents and their agents and counsel, and all other reasonable expenses, liabilities and advances made or incurred by the Agents in connection therewith, and all amounts for which such Agents are entitled to indemnification or reimbursement under the Loan Documents and all advances made by the Agents for the account of the Loan Parties (excluding principal and interest in respect of any Loans), and to the payment of all reasonable costs and expenses paid or incurred by the Agents in connection with the exercise of any right or remedy under the Loan Documents, all in accordance with the terms of this Agreement and the other Loan Documents;
     (b) thereafter, to the extent of any excess proceeds, to the payment of all other Obligations on a pro rata basis (or, if the Co-Lender Agreement provides for any other basis of apportionment among Lenders (including, without limitation, a senior/subordinate basis), to the payment of all other Obligations on such other basis); and
     (c) thereafter, to the extent of any excess proceeds, to the payment to or upon the order of such Loan Party or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.
2.7 Use of Proceeds.
     A. Loans.
     (i) The proceeds of the Loans made to the Borrowers on the Closing Date shall be applied, along with the proceeds of the Second Lien Loans funded on the Closing Date (a) to refinance the Existing Financing, (b) to fund the Interest Reserve Account, (c) to fund the Carrying Costs Reserve Account, (d) to fund the Operating Expenses Account, (e) to fund the Predevelopment Expenses Reserve Account, (f) to fund the Marriott Parking Dispute Reserve Account and (g) to pay the Transaction Costs.
     (ii) The proceeds of the Loans made on the Effective Date shall be applied, along with the proceeds of the Second Lien Loans made on the Effective Date (i) to fund a distribution by the Borrowers to Holdings in an amount not to exceed $80,000,000, which distribution shall be used, together with the proceeds from the $100,000,000 equity investment made by CKX in FX Luxury prior to the Effective Date, to acquire all of the Selling Shareholder’s equity interest in, and shareholder loans to, Holdings pursuant to the AI Purchase Agreement through (x) a redemption by Holdings of all or a portion of the Selling Shareholder’s equity interest in Holdings and/or (y) a distribution from Holdings to FX Luxury on the Effective Date to be used by FX Luxury on the Effective Date to acquire all or a portion of the Selling Shareholder’s equity interest in, and all of its shareholder loans to, Holdings (the transaction described in clauses (x) and (y), collectively, the “Equity Purchase”) and to reimburse FX Luxury for an advance in the amount of $7,500,000 paid by FX Luxury to the Selling Shareholder in connection with the Equity Purchase, (ii) to fund the Interest Reserve Account, the Carrying Costs Reserve Account, the Operating Expenses Account and the Predevelopment Expenses Reserve Account, and (iii) to pay Transaction Costs.
     B. Compliance With Laws. The Borrowers covenant and agree that no portion of the proceeds of any Loans or other extensions of credit under this Agreement shall be used by Holdings or any Borrower Entity in any manner which would be illegal under, or which would cause the invalidity or unenforceability (in each case in whole or in part) of any Loan Document under, any Applicable Law.
     C. Margin Regulations. Without limiting the generality of subsection 2.7B, no portion of the proceeds of any borrowing under this Agreement shall be used by any Loan Party in any manner that might cause the borrowing or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds.
2.8 Special Provisions Governing Eurodollar Rate Loans.
     Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to Eurodollar Rate Loans as to the matters covered:

     A. Determination of Applicable Interest Rate. As soon as practicable after 11:00 a.m. (New York time) on each Interest Rate Determination Date, the Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrowers and each Lender.
     B. Inability to Determine Applicable Interest Rate. In the event that the Administrative Agent shall have reasonably determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to the Eurodollar Rate Loans, that by reason of circumstances arising after the date of this Agreement affecting the London interbank market, adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Reserve Adjusted Eurodollar Rate the Administrative Agent shall on such date give notice (by telecopy or by telephone confirmed in writing) to the Borrowers and each Lender of such determination, whereupon the Loans shall be converted to Base Rate Loans at the end of the then current Interest Period, until such time as the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist (such notification not to be unreasonably withheld or delayed) and after such circumstances cease to exist, (i) the Administrative Agent shall provide notice thereof to the Borrowers and each Lender, and (ii) on the fifth Business Day following delivery of such notice the Loans shall be converted to Eurodollar Rate Loans with a one month Interest Period commencing on such date and continuing for successive one month Interest Periods at end of each immediate preceding Interest Period.
     C. Illegality or Impracticability of Eurodollar Rate Loans. In the event that on any date any Lender (in the case of clause (i) below) or the Requisite Lenders (in the case of clause (ii) below) shall have reasonably determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with the Borrowers and the Administrative Agent) that the making or maintaining of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful) or (ii) has become impracticable, or would cause such Lender material hardship, as a result of contingencies occurring after the date of this Agreement which materially and adversely affect the London interbank market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by telecopy or by telephone confirmed in writing) to the Borrowers and the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each other Lender). Thereafter the Affected Lender’s obligation to maintain its outstanding Eurodollar Rate Loans (the “Affected Loans”), shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law. The Affected Loans shall automatically convert into Base Rate Loans on the date of such termination and shall be maintained as Base Rate Loans until such time as the notice referenced above shall be withdrawn by the Affected Lender and thereafter, upon the commencement of the next occurring Interest Period, the Affected Loans shall automatically be converted back into Eurodollar Rate Loans.
     D. Compensation For Breakage or Non-Commencement of Interest Periods. The Borrowers shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including, without limitation, any interest paid by such Lender to the lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any actual loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds, but specifically excluding from the determination of any such loss, expense or liability, the Applicable Eurodollar Rate Margin) which such Lender may sustain: (i) if for any reason (other than a default by that Lender) a borrowing of any

Eurodollar Rate Loan from such Lender does not occur on a date specified therefor in a Disbursement Authorization or a telephonic request for borrowing, (ii) if any prepayment (including any prepayment pursuant to subsection 2.6B or assignment pursuant to subsection 2.10 or 9.5B) of any Eurodollar Rate Loans occurs on a date that is not the last day of an Interest Period applicable to that Loan, (iii) if any prepayment of any Eurodollar Rate Loan is not made on any date specified in a notice of prepayment given by the Borrowers or (iv) as a consequence of any other default by the Borrowers in the repayment of any Eurodollar Rate Loans when required by the terms of this Agreement.
     E. Booking of Eurodollar Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of that Lender.
     F. Assumptions Concerning Funding of Eurodollar Rate Loans. Calculation of all amounts payable to a Lender under this subsection 2.8 and under subsection 2.9A shall be made as though that Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to the definition of Reserve Adjusted Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and, through the transfer of such Eurodollar deposit from an offshore office of that Lender to a domestic office of that Lender in the United States of America; provided, however, that each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this subsection 2.8 and under subsection 2.9A.
     G. Eurodollar Rate Loans After Default. After the occurrence and during the continuance of an Event of Default, following the expiration of the Interest Period then in effect for the Eurodollar Rate Loans, all such Loans shall automatically convert into Base Rate Loans. If at any time thereafter, the Administrative Agent receives notices from the Borrowers that the subject Event of Default has been cured and such cure is satisfactory to the Administrative Agent, then on the fifth Business Day following the delivery by the Administrative Agent of a notice that such cure is satisfactory (such notice not to be unreasonably delayed), the Loans shall be converted to Eurodollar Rate Loans with a one month Interest Period commencing on such date and continuing for successive one month Interest Periods at end of each immediately preceding Interest Period.
2.9 Increased Costs; Taxes.
     A. Increased Costs Generally. If any Change in Law shall: (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any reserve requirement reflected in the Reserve Adjusted Eurodollar Rate); or (ii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans hereunder made by such Lender; and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligations to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount), then upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender on an after-tax basis for such additional costs incurred or reduction suffered.
     B. Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or the applicable Lender Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this

Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company on an after-tax basis for any such reduction suffered.
     C. Certificates for Reimbursement. A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection 2.9A or 2.9B and delivered to the Borrowers shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within ten days after receipt thereof.
     D. Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender pursuant to this Section 2 for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).
     E. Taxes.
     (i) Payments Free of Taxes. Subject to subsection 2.9E(v) below, any and all payments by or on account of any obligation of the Borrowers hereunder or any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrowers shall be required by applicable law to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this subsection) the Agent or Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
     (ii) Payment of Other Taxes by the Borrower. Without limiting the provisions of paragraph (i) above, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
     (iii) Indemnification by the Borrower. The Borrowers shall indemnify the Agents and each Lender within 20 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this subsection 2.9E) paid by such Agent or such Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate stating the amount of such payment or liability and setting forth in reasonable detail the calculation thereof delivered to the Borrowers by an Agent or a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

     (iv) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrowers to a Governmental Authority, the Borrowers shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
     (v) Status of Lenders. Any Lender, if requested by the Borrowers or the Administrative Agent, shall deliver documentation prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to withholding, backup withholding or information reporting requirements. Without limiting the generality of the foregoing, in the event that the Borrowers are residents for tax purposes in the United States of America, each Foreign Lender shall deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrowers or the Administrative Agent), whichever of the following is applicable: (i) duly completed copies of Internal Revenue Service Form W-8BEN, claiming eligibility for benefits of an income tax treaty to which the United States of America is a party; (ii) duly completed copies of Internal Revenue Service Form W-8ECI; (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Internal Revenue Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Internal Revenue Code, (B) a “10 percent shareholder” of any of the Borrowers within the meaning of section 881(c)(3)(B) of the Internal Revenue Code or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Internal Revenue Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN; or (iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax and reasonably requested by the Borrowers or the Administrative Agent duly completed together with such supplementary documentation as may be prescribed by applicable law and reasonably requested by the Borrowers or the Administrative Agent to permit the Borrowers to determine the withholding or deduction required to be made. A Foreign Lender shall not be required to deliver any form or statement pursuant to this subsection 2.9E(v) that such Foreign Lender is not legally able to deliver.
     (vi) Treatment of Certain Refunds. If the Administrative Agent or a Lender determines, in its reasonable discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to subsection 2.9E, it shall pay to the Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under subsection 2.9E with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrowers, upon the request of such Agent or such Lender, agree to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or such Lender in the event such Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrowers or any other Person.

2.10 Mitigation Obligations; Replacement of Lenders.
     A. Designation of a Different Lender Office. If any Lender requests compensation under subsection 2.9A or 2.9B, or requires the Borrowers to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to subsection 2.9E, then such Lender shall use reasonable efforts to designate a different Lender Office for making, issuing, funding or maintaining its Commitments or Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to subsection 2.9 in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
     B. Replacement of Lenders. If any Lender requests compensation under subsection 2.9A or 2.9B, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to subsection 2.9E, or if any Lender defaults in its obligation to fund Loans hereunder, or if any Lender has determined that it is unable to make, maintain or continue its Eurodollar Rate Loans in accordance with subsection 2.8C hereof, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, subsection 9.1), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment), provided that (i) in the case of assignments not made using an electronic settlement system (e.g., ClearPar), the Borrowers shall have paid to the Administrative Agent the assignment fee specified in subsection 9.1B(i)(b), (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under subsection 2.8D) from such Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts), (iii) in the event such assignment is as a result of an inability of such Lender to make, maintain or continue its Eurodollar Rate Loans, then such Eligible Assignee is able to make, maintain or continue, as applicable, Eurodollar Rate Loans, (iv) in the case of any such assignment resulting from a claim for compensation under subsection 2.9A or 2.9B or payments required to be made pursuant to subsection 2.9E, such assignment will result in a reduction in such compensation or payments thereafter and (v) such assignment does not conflict with applicable law. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply. Each Lender agrees that if the Borrowers exercise their option hereunder, it shall promptly execute and deliver all agreements and documentation necessary to effectuate such assignment as set forth in subsection 9.1. The Borrowers shall be entitled (but not obligated) to execute and deliver such agreements and documentation on behalf of such Non-Consenting Lender and any such agreement and/or documentation so executed by the Borrowers shall be effective for purposes of documenting an assignment pursuant to subsection 9.1.
2.11 Releases; Required Dedications.
     In connection with any Required Dedication, the Collateral Agent or its duly authorized attorney-in-fact shall release the applicable portion of the Real Property Collateral subject to such Required Dedication from the Lien of the Mortgages (such portion of the Real Property Collateral, a “Released Parcel”); provided that (a) all of the applicable conditions set forth in subsection 6.8 have been satisfied, (b) an amount equal to the Required Dedication Proceeds with respect to such Required Dedication will be applied, concurrently with the closing of such Required Dedication, in accordance with (and in the amount required by) subsection 2.6B(ii)(d), and (c) the Borrowers shall have submitted to the Collateral Agent not less than ten Business Days (or such shorter period as is acceptable to the Collateral Agent) prior to the date of such proposed release (which must be on a Business Day), a reconveyance or release of Liens (and related Loan Documents) for each Released Parcel (for execution by the Collateral Agent (or its agent)) in a form appropriate for recordation in the applicable jurisdiction and otherwise satisfactory to the Collateral Agent (or its agent) in its good faith discretion and all other documentation as the Collateral Agent reasonably requires to be delivered by the Borrowers in connection with such release (collectively, the “Release Instruments”) for each Released Parcel (for execution by Collateral Agent) together with an Officer’s Certificate certifying that (i) the release to be effected will not violate the terms of this Agreement, any Applicable Laws or Governmental Authorizations, and (ii) the release to be effected will not impair or otherwise adversely affect the Liens on the Real Property Collateral (other than the Released Parcel) and the other rights of the Collateral Agent under the Loan Documents not being released. Required Dedication Proceeds with respect to such applicable Required Dedication will be paid to the Administrative Agent, concurrently with the closing of such Required Dedication, to be applied in accordance with (and in the amount required by) subsection 2.6B(ii)(d).
2.12 Extension of Maturity Date.
     A. Requests for Extension. The Borrowers may, on no more than two occasions, by notice to the Administrative Agent (who shall promptly notify the Lenders) not earlier than 90 days prior to, and not later than 30 days prior to, the Maturity Date then in effect hereunder (the “Existing Maturity Date”), cause each Lender to extend the Maturity Date for an additional six months from the Existing Maturity Date and each Lender shall extend the Maturity Date for an additional six months from the Existing Maturity Date in accordance with this subsection 2.12 (for the avoidance of doubt, the Borrowers shall have two six-month extension options under this Agreement, each of which shall be subject to the requirements of this subsection 2.12, and the maturity of the Loans may in no event be extended beyond July 6, 2009). Such extension shall, subject to the requirements of clause B below, become effective as of the Existing Maturity Date.
     B. Conditions to Effectiveness of Extensions. Notwithstanding the foregoing, the extension of the Maturity Date pursuant to this subsection shall not be effective unless:
     (i) no Default or Event of Default shall have occurred and be continuing on the date of such extension and after giving effect thereto;
     (ii) the representations and warranties contained in this Agreement are true and correct in all material respects, on and as of the date of such extension and after giving effect thereto, as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, only as of such specific date);
     (iii) the Collateral Agent shall have received a Qualified Appraisal Update (provided that, notwithstanding anything to the contrary contained in the definition of “Qualified Appraisal Update”, any such update must be issued and effective as of a date that is within ninety days of the then current Existing Maturity Date), demonstrating the Appraised Value of the Real Property Collateral, together with calculations based on the Appraised Value contained in such Qualified Appraisal Update, demonstrating pro forma compliance with the financial covenants set forth in subsection 6.6;

     (iv) the Borrowers shall have elected to extend the final maturity date of the Second Lien Credit Agreement to a date that is no earlier than the Maturity Date (after giving effect to the proposed extension hereunder) in accordance with the terms of the Second Lien Credit Agreement or otherwise in a manner satisfactory to the Administrative Agent (and such extension shall be effective prior to or concurrently with the effectiveness of the extension of the Maturity Date);
     (v) the Borrowers shall have delivered to the Administrative Agent an updated Carrying Costs Budget, an updated Operating Expenses Budget and an updated Predevelopment Expenses Budget each in form and substance reasonably satisfactory to the Administrative Agent for the six-month period ending on the Maturity Date (after giving effect to the proposed extension);
     (vi) the Borrowers shall have deposited into the Interest Reserve Account an amount not less than an amount determined by the Administrative Agent in good faith to be sufficient to fund interest expense in respect of the Loans and the Second Lien Loans for the six-month period ending on the Maturity Date (after giving effect to the proposed extension);
     (vii) the Borrowers shall have deposited into the Carrying Costs Reserve Account an amount not less than an amount determined by the Administrative Agent in good faith to be sufficient to fund carrying costs (as reflected in the updated Carrying Costs Budget delivered in accordance with clause (v) above) for the six-month period ending on the Maturity Date (after giving effect to the proposed extension);
     (viii) the Borrowers shall have deposited into the Operating Expenses Account an amount not less than an amount determined by the Administrative Agent in good faith to be sufficient to fund operating costs (as reflected in the updated Operating Expenses Budget delivered in accordance with clause (v) above) for the thirty day period following the then current Existing Maturity Date;
     (ix) the Borrowers shall have deposited into the Predevelopment Expenses Reserve Account an amount not less than an amount determined by the Administrative Agent in good faith to be sufficient to fund predevelopment costs (as reflected in the updated Predevelopment Expenses Budget delivered in accordance with clause (v) above) for the six-month period ending on the Maturity Date (after giving effect to the proposed extension);
     (x) the Borrowers shall have deposited into the Marriott Parking Dispute Reserve Account an amount not less than an amount determined by the Administrative Agent in good faith to be sufficient to fund the increase (since the Effective Date) in potential liability of the Borrower Parties, if any, in connection with the Marriott Parking Dispute;
     (xi) the Borrowers shall pay to the Administrative Agent, for the benefit of the Lenders an extension fee on the Existing Maturity Date in an amount equal to the product of (x) 0.25%, multiplied by (y) the aggregate principal amount of Loans then outstanding on the Existing Maturity Date;

     (xii) the Borrowers shall have in effect a Replacement Interest Rate Cap Agreement with respect to an aggregate principal amount equal to at least 100% of the sum of the then aggregate outstanding principal amount of all Loans and Second Lien Loans and through a date no earlier than the Maturity Date (after giving effect to the proposed extension);
     (xiii) Holdings or the Borrowers shall have used commercially reasonable efforts to obtain current updates to (i) a private letter corporate rating and private letter ratings for each of the Loans made under this Agreement from S&P and (ii) a private letter corporate family rating and private letter ratings for each of the Loans made under this Agreement from Moody’s.
     C. Conflicting Provisions. This Section shall supersede any provisions in subsection 9.5 to the contrary.
SECTION 3.
CONDITIONS PRECEDENT
3.1 Conditions to Effectiveness. The effectiveness of this Agreement, and the obligation of each Lender to make the extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Effective Date, of the following conditions precedent:
     A. Borrower’s Documents. On or before the Effective Date, each of the Borrowers shall deliver or cause to be delivered to the Administrative Agent the following:
     (i) certified copies of its Organizational Certificates (in form and substance reasonably satisfactory to the Administrative Agent), together with good standing certificates from the applicable Governmental Authority of its jurisdiction of organization, dated a recent date prior to the Effective Date;
     (ii) copies of its Organizational Documents (in form and substance reasonably satisfactory to the Administrative Agent), certified as of the Effective Date by a duly authorized officer;
     (iii) copies of its Organizational Authorizations (in form and substance reasonably satisfactory to the Administrative Agent) approving and authorizing the execution, delivery and performance of this Agreement, the other Loan Documents and the other Transaction Documents to which it is a party or by which it or its assets may be bound that are to be delivered on or prior to the Effective Date, certified as of the Effective Date by a duly authorized officer as being in full force and effect without Modification;
     (iv) incumbency certificates of its officers executing this Agreement and the other Loan Documents and Transaction Documents to which it is a party as of the Effective Date;
     (v) executed originals of this Agreement and the other Loan Documents to which it is a party that are to be delivered on or prior to the Effective Date;
     (vi) copies of each other Transaction Document to which it is a party; and
     (vii) such other documents as the Administrative Agent may reasonably request.

     B. Holdings’ and the Sponsors’ Documents. On or before the Effective Date, Holdings and the Sponsors shall each deliver or cause to be delivered to the Administrative Agent the following:
     (i) certified copies of its Organizational Certificate (in form and substance reasonably satisfactory to the Administrative Agent), together with a good standing certificate from the applicable Governmental Authority of its jurisdiction of incorporation, organization or formation, dated a recent date prior to the Effective Date;
     (ii) copies of its Organizational Documents (in form and substance reasonably satisfactory to the Administrative Agent), certified as of the Effective Date by a duly authorized officer;
     (iii) copies of its Organizational Authorizations (in form and substance reasonably satisfactory to the Administrative Agent) approving and authorizing the execution, delivery and performance of this Agreement, the Pledge and Security Agreement, the Guaranty and the other Loan Documents and other Transaction Documents to which it is party or by which it or its assets may be bound that are to be delivered on or prior to the Effective Date, certified as of the Effective Date by a duly authorized officer as being in full force and effect without Modification;
     (iv) incumbency certificates of its officers executing this Agreement and the other Transaction Documents to which it is a party as of the Effective Date;
     (v) as applicable, executed originals of this Agreement, the Pledge and Security Agreement, the Guaranty, the Sponsor Guaranty and the other Loan Documents to which it is a party that are to be delivered on or prior to the Effective Date;
     (vi) copies of each other Transaction Document to which it is a party, certified by a Responsible Officer;
     (vii) a copy of the Organizational Authorization (in form and substance reasonably satisfactory to the Administrative Agent) from CKX, Inc., as a member of FX Luxury, approving and authorizing the execution, delivery and performance of this Agreement and the other agreements and documents to be executed and delivered in connection herewith, certified as of the Effective Date by a duly authorized officer as being in full force and effect without Modification; and
     (viii) such other documents as the Administrative Agent may reasonably request.
     C. Consummation of Transactions.
     (i) (a) Each Loan Document shall be in form and substance reasonably satisfactory to the Administrative Agent and each such Loan Document shall have been duly executed and delivered by each party thereto and shall be in full force and effect; and (b) all other conditions set forth in the Loan Documents shall have been satisfied or the fulfillment of any such conditions shall have been waived by the Administrative Agent;
     (ii) (a) the Second Lien Loan Documents shall have been duly executed and delivered by each party thereto and shall be in full force and effect and the Borrower shall have received loans under the Second Lien Credit Agreement in an aggregate principal amount of not less than $195,000,000; and (b) all other conditions set forth in the Second Lien Loan Documents as of the Effective Date shall have been satisfied or the fulfillment of any such conditions shall have been waived by the Second Lien Administrative Agent;
     (iii) prior to or concurrently with funding of the Loans, each of the other Transactions shall have been effected and consummated (including, without limitation, that the Existing Financing shall have been paid in full and the Liens thereunder shall have been released (and the Administrative Agent shall have received customary “pay-off” letters with respect thereto)) to the reasonable satisfaction of the Administrative Agent;
     (iv) each of the Property Management Agreements and the Hotel Management Agreement shall have been assigned (if necessary) to the applicable Borrower, in each case, in a manner reasonably satisfactory to the Administrative Agent, and
     (v) after giving effect to the Transactions, the Loan Parties shall have no outstanding Indebtedness or preferred Capital Stock other than (a) the Loans under this Agreement, (b) the Second Lien Loans, and (c) the Shareholder Loans identified on Schedule 6.1(vii) hereto.
     D. Lender Signatures. The Lenders and the Agents shall have executed and delivered this Agreement.
     E. Necessary Consents. Holdings and the Borrowers shall have obtained all approvals and consents of Governmental Authorities and other Persons necessary in connection with the Transactions hereunder and the continued operation of the business conducted by Holdings and the Borrower Entities, and all applicable appeal periods shall have expired, and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to the Administrative Agent.
     F. Perfection of Security Interests. Holdings and the Borrowers shall have taken or caused to be taken such actions in such a manner directed by the Collateral Agent to create a valid and perfected First Priority security interest in the Collateral of each Loan Party in which a security interest can be granted and perfected under the UCC or other Applicable Law to the extent required by the applicable Collateral Documents. Such actions shall include: (i) the delivery pursuant to the applicable Collateral Documents of (a) such certificates or other instruments (each of which shall be registered in the name of the Collateral Agent or properly endorsed in blank for transfer or accompanied by irrevocable undated stock or equivalent powers duly endorsed in blank, all in form and substance satisfactory to the Collateral Agent) representing all of the interests of Capital Stock required to be pledged pursuant to the Collateral Documents identified on Schedule 3.1F and (b) all promissory notes or other instruments (duly endorsed, where appropriate, in a manner satisfactory to the Collateral Agent) evidencing any Collateral; (ii) the delivery to the Collateral Agent of (a) the results of a recent search, by a Person satisfactory to the Collateral Agent, of all effective UCC financing statements and fixture filings and all judgment and tax lien filings which may have been made with respect to any personal or mixed property of any Loan Party, together with copies of all such filings disclosed by such search, and (b) UCC financing statements the filing and/or recordation of which has been authorized by the applicable Loan Parties as to all such Collateral granted by such Loan Parties for all jurisdictions as may be necessary or desirable to perfect the Collateral Agent’s security interest in such Collateral; and (iii) the delivery to the Collateral Agent of evidence reasonably satisfactory to the Collateral Agent that all other filings, recordings and other actions the Collateral Agent deems necessary or advisable to establish, preserve and perfect the First Priority Liens granted to the Collateral Agent in Collateral constituting personal (both tangible and intangible) and mixed property shall have been made or will be made concurrently with or prior to the Effective Date. All “securities accounts” and “deposit accounts” (as such terms are defined in the UCC) of each of the Borrowers shall be subject to effective account control agreements in favor of the Collateral Agent in form and substance reasonably satisfactory to the Collateral Agent, all of which have been duly executed and delivered by each party thereto and are in full force and effect.
     G. Real Property. The Administrative Agent shall have received on or prior to the Effective Date from the Borrowers:
     (i) Mortgage. A fully executed and notarized Mortgage in proper form for recording in the real property records of Clark County, encumbering the Real Property Collateral listed on Schedule 3.1G;
     (ii) Opinions of Local Counsel. An opinion of counsel with respect to the enforceability of the Mortgage and such other related matters as the Collateral Agent may reasonably request, in form and substance reasonably satisfactory to the Collateral Agent;
     (iii) Title Insurance. The irrevocable commitment of the Title Company to issue one or more ALTA extended coverage mortgagee title insurance policies in form and substance acceptable to the Administrative Agent (each a “Mortgagee Policy”) with respect to each parcel of the Real Property Collateral listed on Schedule 3.1G, in an aggregate amount equal to $280,000,000, insuring fee simple title to such Real Property Collateral vested in the Borrowers and insuring the Collateral Agent that such Mortgage creates valid and enforceable First Priority mortgage Liens on the Real Property Collateral encumbered thereby, which Mortgagee Policies (1) shall include all endorsements requested by Collateral Agent and (2) shall provide for affirmative insurance and such reinsurance as the Collateral Agent may reasonably request, all of the foregoing in form and substance reasonably satisfactory to the Collateral Agent; and evidence satisfactory to the Collateral Agent that the Borrowers have (i) delivered to the Title Company all certificates and affidavits required by the Title Company in connection with the issuance of the Mortgagee Policy and (ii) paid to the Title Company and (as applicable) to the appropriate Governmental Authorities all expenses and premiums of the Title Company and all other sums required in connection with the issuance of the Mortgagee Policies and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording such Mortgage in the Clark County real property records;
     (iv) Title Reports. With respect to the Real Property Collateral, a title report issued by the Title Company with respect thereto, dated a date, and in form and substance, satisfactory to the Collateral Agent;
     (v) Survey. An ALTA/ACSM survey with respect to the Real Property Collateral, dated a date and prepared by a Person, and in form and substance, reasonably satisfactory to the Collateral Agent and certified to the Administrative Agent and the Collateral Agent;
     (vi) Appraisal. One original of the Initial Appraisal, showing an “as is” appraised value of the Real Property Collateral of at least $750,000,000 and otherwise in form and substance satisfactory to the Collateral Agent;
     (vii) Copies of Documents Relating to Title Exceptions. True, correct and complete copies of all recorded documents listed as exceptions to title or otherwise referred to in the Mortgagee Policy or in the title report delivered pursuant to clause (iv) above; and

     (viii) Matters Relating to Flood Hazard Properties. Evidence, which may be in the form of a letter from an insurance broker, that the Real Property Collateral is not a Flood Hazard Property.
     (ix) Rent Roll and Leases. With respect to each separate parcel of Real Property Collateral owned by the Borrowers as of the Effective Date (i) a current rent roll for such parcel identifying each Lease in effect with respect to such parcel, in form and substance satisfactory to the Collateral Agent, certified as true, correct and complete by a Responsible Officer of the applicable Borrower and (ii) copies of each Material Lease, certified as true, correct and complete by a Responsible Officer of the applicable Borrower.
     (x) Assignment of Hotel and Property Management Agreements. Original, fully executed Assignment of Management Agreements and Assignment of Hotel Management Agreement, in each case, in form and substance satisfactory to the Administrative Agent.
     (xi) Phase I Report. A copy of the final Phase I Report together with a reliance letter from the issuer of the Phase I Report, in form and substance satisfactory to the Collateral Agent, authorizing the Administrative Agent, the Collateral Agent and the Lenders to rely on such Phase I Report to the same extent as if it had been addressed directly to and prepared on behalf of such parties.
     (xii) Tenant Estoppels and SNDAs. Executed copies of (a) Tenant Estoppels from not less than 70% of the total number of tenants with Leases in effect as of the Effective Date and (b) an SNDA from each tenant under a Material Lease.
     (xiii) REA Estoppel. An original, fully executed REA Estoppel.
     (xiv) Insurance Certificates. Copies of all insurance certificates evidencing each of the Policies required to be maintained pursuant to this Agreement with respect to the Borrowers and the Real Property Collateral.
     (xv) FAA Approval. An executed copy of the FAA Approval.
     H. Solvency Certificate. Holdings shall have delivered to the Administrative Agent a certificate from a Responsible Officer of each of Holdings and each of the Borrowers, dated as of the Effective Date, substantially in the form of Exhibit X attached hereto.
     I. Transaction Costs, Fees and Expenses. On or prior to the Effective Date, the Borrowers shall have paid (i) to the Administrative Agent any and all fees and reasonable expenses of the Agents that are then due and owing or accrued and not yet paid under or in connection with this Agreement or any of the documents, instruments or agreements executed in connection herewith and (ii) to the appropriate Persons any and all outstanding reasonable fees and expenses (including outside legal advisors) incurred by the Agents through the Effective Date in connection with the negotiation, drafting and execution of the Transaction Documents, as well as all fees reasonably estimated to be incurred following the Effective Date, including with respect to the perfection and recordation of the Liens granted under the Collateral Documents.
     J. Opinions of Loan Parties’ and the Sponsors’ Counsel. The Administrative Agent and its counsel shall have received the written opinions of (i) Greenberg Traurig, P.A., special New York counsel for the Loan Parties and the Sponsors, (ii) Greenberg Traurig, P.A., special Nevada counsel for the Loan Parties and the Sponsors, and (iii) each other special and local counsel for the Loan Parties and the

Sponsors as the Administrative Agent may reasonably request, in each case, (a) in form and substance reasonably satisfactory to the Administrative Agent and its counsel, (b) dated the Effective Date, (c) addressed to each of the Agents and the Lenders and (d) setting forth the matters reasonably requested by the Administrative Agent.
     K. Financial Information. Prior to the Effective Date, to the extent reasonably requested by the Administrative Agent, the Administrative Agent shall have received from the Borrowers the information described in subsection 5.3, all in form and substance satisfactory to the Administrative Agent. In furtherance and not in limitation of the foregoing, the Borrowers and Holdings shall have delivered to the Administrative Agent an Officer’s Certificate (i) confirming the amount of the total current equity capitalization of Holdings and the Borrowers and (ii) certifying that the Responsible Officer delivering such certificate is not aware of any fact or circumstance that could reasonably be expected to result in the consolidated audited financial statements of Holdings and the Borrowers for the Fiscal Year ending on December 31, 2006 containing any qualifications as to going concern, scope of audit or any other material qualification or exception.
     L. Evidence of Insurance. The Administrative Agent shall have received copies of certificates of insurance with respect to each of the insurance policies required pursuant to subsection 5.6, and the Administrative Agent shall be reasonably satisfied with the nature and scope of these insurance policies.
     M. Organizational Structure. The organizational structure and ownership of Holdings and the Borrowers as of the Effective Date shall be as set forth on Schedule 4.5.
     N. Representations and Warranties; Performance of Agreements. The representations and warranties of each of the Borrowers and Holdings in Section 4 hereof and in the other Loan Documents shall be true and correct in all material respects on and as of the Effective Date and both before and after giving effect to the Transactions hereunder, to the same extent as though made on and as of that date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date), each Borrower shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall have been performed or satisfied by it on or before the Effective Date, and no Default or Event of Default shall have occurred or be continuing on and as of the Effective Date before and after giving effect to the Transactions. Each of the Borrowers shall have delivered an Officer’s Certificate to the Administrative Agent, in form and substance satisfactory to the Administrative Agent, certifying as to the matters in this paragraph N.
     O. No Litigation. There shall be no litigation or governmental, administrative or judicial actions or proceedings, actual or threatened, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or that could reasonably be expected to restrain or prevent any of the Transactions.
     P. Completion of Proceedings. All partnership, corporate, limited liability company and other proceedings taken or to be taken in connection with the Transactions shall be satisfactory in form and substance to the Administrative Agent and its counsel, and the Administrative Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as the Administrative Agent may reasonably request. Each Lender, by delivering its signature page to this Agreement, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable, on or prior to the Effective Date.

     Q. Money Laundering. The Administrative Agent shall have received, sufficiently in advance of the Effective Date, all documentation and other information required by bank regulatory authorities from the Loan Parties under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act.
     R. Intercreditor Agreement. The Intercreditor Agreement shall have been executed and delivered by the parties thereto.
     S. Interest Reserve Account. The Borrowers shall have established an account (the “Interest Reserve Account”) with the Administrative Agent or with a financial institution satisfactory to the Administrative Agent, which account shall be governed by an account control agreement satisfactory to the Administrative Agent and which shall be funded on the Effective Date with an aggregate amount equal to $49,570,486.11.
     T. Carrying Costs Reserve Account. The Borrowers shall have established the Carrying Costs Reserve Account with the Administrative Agent or with a financial institution satisfactory to the Administrative Agent, which account shall be governed by an account control agreement satisfactory to the Administrative Agent and which shall be funded on the Effective Date with an aggregate amount equal to $1,762,403.42.
     U. Marriott Parking Dispute Reserve Account. The Borrowers shall have established an account (the “Marriott Parking Dispute Reserve Account”) with the Administrative Agent or with a financial institution satisfactory to the Administrative Agent, which account shall be governed by an account control agreement satisfactory to the Administrative Agent and which shall be funded on the Effective Date with an aggregate amount equal to $4,001,331.51.
     V. Operating Expenses Account. The Borrowers shall have established the Operating Expenses Reserve Account with the Administrative Agent or with a financial institution satisfactory to the Administrative Agent, which account shall be governed by an Account Control Agreement and which shall be funded on the Effective Date with an aggregate amount equal to $606,291.67.
     W. Predevelopment Expenses Reserve Account. The Borrowers shall have established the Predevelopment Expenses Reserve Account with the Administrative Agent or with a financial institution satisfactory to the Administrative Agent, which account shall be governed by an Account Control Agreement and which shall be funded on the Effective Date with an aggregate amount equal to $22,933,179.53.
     X. Lockbox Account and Cash Management Account. The Borrowers shall have established the Lockbox Account and the Cash Management Account.
     Y. No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing or would result from the consummation of the extension of credit requested to be made on the Effective Date.
     Z. No Order, Judgment or Decree of Governmental Authority. No order, judgment or decree of any Governmental Authority shall purport to enjoin or restrain any Lender from making the extension of credit requested to be made by it on the Effective Date.
     AA. Disbursement Authorization. The Administrative Agent shall have received, in accordance with the provisions of Section 2, an executed Disbursement Authorization, signed by a Responsible Officer of the Borrowers.

     BB. Subordination of the Shareholder Loans. The Administrative Agent shall have received documentation, in form and substance satisfactory to the Administrative Agent, subordinating all currently outstanding Shareholder Loans (each of which is described on Schedule 6.1(vii) hereto) in all respects to the Loans and the rights of the Administrative Agent, the Collateral Agent and the Lenders hereunder and under the other Loan Documents.
     CC. CKX Investment. The Administrative Agent shall have received satisfactory evidence of the investment of $100,000,000 by CKX, Inc. into FX Luxury in exchange for 50% of the equity interests in FX Luxury.
     DD. Equity Purchase. The Administrative Agent shall be reasonably satisfied that the Equity Purchase shall be consummated substantially concurrently with the funding on the Effective Date.
     EE. Sponsor Guaranty and Environmental Indemnity. The Administrative Agent shall have received Modifications to the Sponsor Guaranty and the Environmental Indemnity, in form and substance acceptable to the Administrative Agent, including in each case, without limitation, the release of AI Holdings (USA) Corp. as a guarantor and indemnitor thereunder and the addition of FX Luxury thereto.
     FF. Other Modifications. The Administrative Agent shall have received executed Modifications to such other Loan Documents as it may reasonably request.
SECTION 4.
REPRESENTATIONS AND WARRANTIES
     In order to induce the Lenders to enter into this Agreement and to make and maintain the Loans, and in order to induce the Agents to enter into this Agreement, Holdings and the Borrowers jointly and severally represent and warrant to each Lender and each Agent that the following statements are true and correct.
4.1 Organization and Qualification.
     Each Loan Party is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Loan Party is duly qualified and is authorized to do business and is in good standing as a foreign corporation or other organization in each state or jurisdiction listed on Schedule 4.1 hereto (if any) and in all other states and jurisdictions in which the failure of Holdings or any such Borrower Entity to be so qualified could reasonably be expected to have a Material Adverse Effect.
4.2 Power and Authority.
     Each Loan Party is duly authorized and empowered to enter into, execute, deliver and perform this Agreement and each of the other Loan Documents to which it is a party. This Agreement has been duly and validly executed and delivered by Holdings and the Borrowers and the other Loan Documents entered into on or prior to the Effective Date have been duly and validly executed and delivered by the Loan Parties party thereto. The execution, delivery and performance of this Agreement and each of the other Loan Documents have been duly authorized by all necessary action on the part of each Loan Party.
4.3 Legally Enforceable Agreement.
     This Agreement is, and each of the other Loan Documents when delivered under this Agreement will be, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each of them in accordance with the respective terms of such Loan Documents, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors’ rights or general equitable principals, whether applied in law or equity.
4.4 No Conflict.
     The execution, delivery and performance by each applicable Loan Party of the Loan Documents, the issuance, delivery and payment of the Notes and the Loans, and the consummation of the Transactions do not and will not (i) violate, contravene, or cause any Loan Party to be in default under, any provision of any law or any governmental rule or regulation applicable to any Loan Party, the Organizational Certificate or any other Organizational Documents of any Loan Party, or any order, judgment, injunction, decree, determination or award in effect having applicability to any Loan Party, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any agreement, contract, Lease or instrument to which any Loan Party is a party or by which any of them or any of its or their property may be bound or affected, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets now owned or hereafter acquired by any Loan Party (other than any Liens created under any of the Loan Documents in favor of the Collateral Agent and the Liens created under the Second Lien Loan Documents in favor of the Second Lien Collateral Agent), (iv) require any approval or consent of stockholders, partners or members or any approval or consent of any Person under any Organizational Certificate, Organizational Document, indenture, agreement, contract or instrument to which any Loan Party is a party or by which any of them or any of their property may be bound, except for such approvals or consents obtained on or before the Effective Date or (v) give rise to any preemptive rights, rights of first refusal or other similar rights on behalf of any Person under any Applicable Law or any provision of the Organizational Certificate or other Organizational Documents of any Loan Party or any agreement, contract or instrument to which any Loan Party is a party or by which any Loan Party is bound.
4.5 Capital Structure.
     As of the date hereof, Schedule 4.5 hereto states (i) the correct name of Holdings and each of the Borrowers, the jurisdiction of organization of Holdings and each of the Borrowers, and the owners of the Capital Stock of Holdings and of each of the Borrowers (including the percentage ownership of each such Person) and (ii) the number of authorized and issued Capital Stock of Holdings and of each of the Borrowers. Holdings has good title to all of the Capital Stock of the Borrowers that it purports to own, free and clear in each case of any Lien (except other than as required by this Agreement). All such Capital Stock has been duly issued and there are no outstanding capital contributions or other similar payments required to be made in respect of such Capital Stock. No Loan Party has issued any options to purchase, or any rights or warrants to subscribe for, or any commitments or agreements to issue or sell, or any Capital Stock or obligations convertible into, or any powers of attorney relating to, shares of the Capital Stock of Holdings or of the Borrowers. Except as set forth on Schedule 4.5 hereto, there are no outstanding agreements or instruments binding upon the holders of any Loan Party’s Capital Stock relating to the ownership of its Capital Stock.
4.6 Corporate Names.
     During the five-year period preceding the date of this Agreement and as of the Effective Date, no Loan Party has been known as or used any corporate, fictitious or trade names except those listed on Schedule 4.6 hereto. Except as set forth on Schedule 4.6 or as permitted under this Agreement, no Loan Party has been the surviving corporation of a merger or consolidation or acquired all or substantially all of the assets of any Person.

4.7 Business Locations; Agent for Process.
     As of the date hereof, the chief executive office and other places of business of each Loan Party are as listed on Schedule 4.7 hereto. During the five-year period preceding the date of this Agreement, no Loan Party has had an office, place of business or agent for service of process other than as listed on Schedule 4.7.
4.8 Title to Properties.
     A. Each Loan Party has good and marketable title to and fee simple ownership of all of its Real Property Collateral (including, without limitation, the Real Property Collateral), and good title to all of its personal property, in each case free and clear of all Liens except for Permitted Encumbrances. Each Loan Party has paid or discharged, and has caused each Subsidiary to pay and discharge, all lawful claims which, if unpaid, could reasonably be expected to become a Lien against any properties of such Loan Party that is not permitted by this Agreement, except to the extent such claim is being Properly Contested. The Liens granted to the Collateral Agent pursuant to the Collateral Documents are First Priority Liens, subject only to those Liens which are Permitted Title Exceptions.
     B. Attached hereto as Schedule 4.8B is a true, correct and complete list of all Real Property Collateral owned or to be owned by each Loan Party as of the date hereof, setting forth the name of the record owner of such Real Property Collateral, the tax parcel identification number or similar designation of such Real Property Collateral, and the property description (including parcel number) set forth in the Initial Appraisal. The Real Property Collateral listed on Schedule 4.8B includes all Real Property Collateral owned by the Borrowers that is described in the Initial Appraisal.
     C. No Loan Party has received any notice of any material special assessment or proceeding affecting the Real Property Collateral, change in the tax rate or the assessed valuation of the Real Property Collateral or any other changes affecting the taxes, assessments or other charges with respect to the Real Property Collateral. To the Borrower’s Knowledge, there are no zoning or other land-use regulation proceedings or changes or proposed changes in any Applicable Laws or regulations or the Entitlements, in each case, which could have a materially adverse effect on the value of the Real Property Collateral.
     D. Except as described on Schedule 4.8D, no taking, condemnation or other eminent domain proceeding by any Governmental Authority has been commenced or, to the Borrower’s Knowledge, is contemplated with respect to all or any portion of any Real Property Collateral.
4.9 Priority of Liens; UCC-1 Financing Statements.
     A. As of the Closing Date and the Effective Date, each of the Liens in the Collateral granted to the Collateral Agent, for the benefit of the Secured Parties, pursuant to any of the Collateral Documents (other than the Mortgage) (i) will constitute valid, and when any UCC-1 Financing Statements and/or other filings, recordations or control agreements required under or in respect of such Collateral Documents in appropriate form are filed or recorded in the appropriate offices of Governmental Authorities or are executed and delivered, as applicable, fully perfected, security interests under the UCC or other Applicable Law in all of the Collateral described therein and (ii) will be a First Priority Lien.
     B. UCC-1 Financing Statements containing a correct, complete and adequate description of the Collateral have been delivered to the Administrative Agent for filing in the office of the Secretary of State of the State of organization of each Loan Party and the State in which the Real Property Collateral is located, and for recording in the official records of the county in which the Real Property Collateral is located, to the extent necessary to establish under the UCC a valid and perfected lien in favor of the

Collateral Agent, for the benefit of the Secured Parties, in all Collateral in which a lien may be perfected by filing a UCC-1 Financing Statement, and no further or subsequent filing, recording or registration is necessary in any such jurisdiction or elsewhere in respect of Collateral that may be perfected by filing a UCC-1 Financing Statement, except as provided under the UCC with respect to the filing of continuation statements or in connection with any change in the name, identity or location of any such Loan Party.
     C. The Mortgage, executed and delivered on the Closing Date, as Modified as of the Effective Date, is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on all of the Real Property Collateral and all proceeds thereof, and when such Mortgage is filed in the real estate records of Clark County such Mortgage shall constitute a fully perfected Lien on, and the security interest in, all right, title and interest of the Loan Parties in the Real Property Collateral and the proceeds thereof, as security for the Secured Obligations (as defined in the Mortgage), in each case prior and superior in right to any other Person, subject only to Permitted Title Exceptions.
4.10 No Subordination.
     There is no agreement, indenture, contract or instrument to which any Loan Party is subject or by which any Loan Party may be bound that requires the subordination in right of payment of any Loan Party’s obligations under any of the Loan Documents to any other obligations of any Loan Party.
4.11 Permits; Licenses; Franchises.
     Each Loan Party possesses, in accordance with all Applicable Laws, and without conflict with the rights of any third parties, all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade names, trade name rights, patents, patent rights and fictitious name rights necessary to enable them to conduct the business (i) in which they are now engaged as of the Effective Date and (ii) in which they are contemplated to be engaged on and after the Effective Date.
4.12 Indebtedness.
     As of the Effective Date, no Loan Party has any Indebtedness except for Indebtedness permitted pursuant to subsection 6.1.
4.13 Disclosure.
     The representations and warranties of Holdings and the Borrower Entities contained in the Loan Documents and the information contained in the other documents, certificates and written statements (including, without limitation, any confidential information memorandum provided following the Effective Date for use in syndication but excluding projections and forward-looking statements) furnished to any of the Agents or the Lenders by or on behalf of Holdings or any Borrower Entity for use in connection with the transactions contemplated by this Agreement or any other Loan Document, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and financial information prepared to give effect to the Transactions and contained in such materials are based upon good faith estimates and assumptions believed by Holdings and the Borrower Entities to be reasonable at the time made and at the Effective Date, it being recognized by the Agents and the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and that the differences may be material.

4.14 Solvent Financial Condition.
     Each Loan Party is now Solvent and, after giving effect to the Loans to be made hereunder and the consummation of the Transactions, each Loan Party will be Solvent.
4.15 Taxes.
     The Federal taxpayer identification number of each of Holdings and each of the Borrowers is as shown on Schedule 4.15 hereto. Each Loan Party has filed all federal, state and other material Tax returns and other reports it is required by law to file and has paid, or made provision for the payment of, all Taxes upon it, its income and properties as and when such Taxes are due and payable, except to the extent being Properly Contested. The provision for Taxes on the books of each Loan Party are adequate for all years not closed by applicable statutes, and for its current Fiscal Year. No Loan Party is aware of any proposed material Tax assessment against any Loan Party.
4.16 Brokers.
     There are no claims against any Loan Party or amounts owing or to be owed by any Loan Party for brokerage commissions, finder’s fees or investment banking or similar fees in connection with the Transactions (other than fees, if any, that may be owing to the Agents or the Lenders). Each Loan Party hereby jointly and severally indemnifies the Agents and the Lenders against, and agrees that it will hold the Agents and the Lenders harmless from, any claim, demand or liability for any such commission or broker’s or finder’s fees or investment banking or similar fees alleged to have been incurred in connection herewith or therewith, and any claim, demand or liability relating thereto, and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.
4.17 Intellectual Property.
     Each Loan Party owns or has the lawful right to use all Intellectual Property necessary for the present and planned future conduct of its business without any conflict in any material respect with the rights of others; there is no objection to, or pending or to the Borrower’s Knowledge threatened claim with respect to, any Loan Party’s right to use any such Intellectual Property and no Loan Party is aware of any grounds for challenge or objection thereto.
4.18 Governmental Authorization.
     Each Loan Party has, and is in good standing with respect to, all Governmental Authorizations necessary to continue to conduct its business as heretofore or proposed to be conducted by it and to own or lease and operate its properties as now owned or leased by it, except where the failure to have such Governmental Authorization could not reasonably be expected to have a Material Adverse Effect.
4.19 Compliance with Laws.
     Each Loan Party, the Real Property Collateral and the use and operations of the Real Property Collateral are in compliance in all material respects with the provisions of all Applicable Laws (other than Environmental Laws) and there have been no citations, notices or orders of noncompliance issued to Holdings or any of the Borrower Entities under any such law, rule or regulation.

4.20 Burdensome Contracts.
     No Loan Party is a party or subject to any contract, agreement, or charter or other corporate restriction, which has or (after giving effect to the transactions contemplated by this Agreement) could be reasonably expected to have a Material Adverse Effect.
4.21 Litigation.
     Except as set forth on Schedule 4.21 hereto, there are no actions, suits, proceedings or investigations pending or, to the Borrower’s Knowledge, threatened on the date hereof against or affecting any Loan Party or the Real Property Collateral, (i) which relate to any of the Loan Documents or the Real Property Collateral, or any of the transactions contemplated thereby or (ii) which could reasonably be expected to have a Material Adverse Effect. No Loan Party is in default on the date hereof with respect to any order, writ, injunction, judgment, decree or rule of any court, Governmental Authority or arbitration board or tribunal.
4.22 No Defaults.
     No event has occurred and no condition exists which would, upon or after the execution and delivery of this Agreement and the other Loan Documents, or any of the Loan Parties’ performance hereunder or thereunder, constitute a Default or an Event of Default.
4.23 Leases.
     Except as expressly otherwise permitted by this Agreement, other than as set forth on the rent rolls delivered to the Administrative Agent prior to the Effective Date, there are no Leases affecting all or any portion of any Real Property Collateral. No Person has any possessory interest in the Property or any right to occupy the same except under and pursuant to the provisions of the Leases. There are no material defaults under any Lease by any of the Borrowers that are a party thereto. No tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the leased premises. No tenant under any Lease has any right or option for additional space in any portion of the Real Property Collateral.
4.24 Employee Benefit Plans.
     A. Neither Holdings nor any of the Borrower Entities nor any of their ERISA Affiliates maintains, contributes or participates in or may incur any liability under any Pension Plan as of the date hereof. Each of Holdings and each of the Borrower Entities and each of their ERISA Affiliates are in compliance in all material respects with all applicable provisions and requirements of ERISA and the Internal Revenue Code with respect to each Pension Plan and Borrower Pension Plan, and have performed all their obligations under each Pension Plan and Borrower Pension Plan, except those where failure to perform such obligations could not reasonably be expected to result in material liability to Holdings or any Borrower Entity. With respect to each Pension Plan and Borrower Pension Plan, no material liability to the PBGC (other than required premium payments), the Internal Revenue Service, any such Pension Plan or Borrower Pension Plan or any trust established under Title IV of ERISA has been, or is expected by Holdings or any of the Borrower Entities or any of their ERISA Affiliates to be, incurred by Holdings or any of the Borrower Entities or any of their ERISA Affiliates.
     B. No ERISA Event has occurred or could reasonably be expected to occur which has resulted or is reasonably likely to result in any material liability to Holdings or any Borrower Entity. No fact or situation that could reasonably be expected to have a Material Adverse Effect exists with respect to any Pension Plan or Borrower Pension Plan.
     C. Except as could not reasonably be expected to result in material liability to Holdings or any Borrower Entity, neither Holdings nor any Borrower Entity maintains or contributes to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employees of Holdings or such Borrower Entity other than as required under Section 4980B of the Internal Revenue Code or Part 6 of Subtitle B of Title I of ERISA.
     D. Except as could not reasonably be expected to result in material liability to Holdings or any Borrower Entity, no Pension Plan has any “unfunded benefit liability” as defined in Section 4001(a)(18) of ERISA (but excluding from the definition of “current value” of “assets” of such Pension Plan, accrued but unpaid contributions).
     E. Except as could not reasonably be expected to result in material liability to Holdings or any Borrower Entity, each of Holdings and each Borrower Entity and each ERISA Affiliate has complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and is not in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan. Neither any Borrower Entity nor any of their ERISA Affiliates has incurred or could reasonably be expected to incur any withdrawal liability in connection with a Multiemployer Plan.
4.25 Labor Relations.
     No Loan Party is a party to any collective bargaining agreement on the date hereof. On the date hereof, there are no material grievances, disputes or controversies between any Loan Party and any union or any other organization of any Loan Party.
4.26 Not a Regulated Entity.
     No Loan Party is (i) an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940; or (ii) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable Law regarding its authority to incur Indebtedness.
4.27 Margin Stock.
     No Loan Party is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.
4.28 No Material Adverse Change.
     (i) Since December 31, 2006, there has been no event (other than any defaults under the Existing Financing which have been fully cured as of the Closing Date) or change that has occurred that has caused or evidences or could reasonably be expected to cause or evidence, either individually or in the aggregate, a Material Adverse Effect and (ii) there is no fact known to any Loan Party that has not been disclosed herein or in such other documents, certificates and statements furnished to the Lenders prior to the Effective Date for use in connection with the Transaction that could reasonably be expected to result in a Material Adverse Effect.

4.29 Environmental Matters.
     A. Except as disclosed in the Phase I Report:
     (i) Each Loan Party (including, without limitation, all operations and conditions at or in the Real Property Collateral) and each of the tenants under any Leases, are in compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by each Loan Party and each of such tenants of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof), except where failure to be in compliance could not reasonably be expected to result in a Material Environmental Liability. Neither Holdings nor any Borrower Entity nor any tenants under any Leases has received any communication, whether from a Governmental Authority, citizens group, employee or otherwise, alleging that any Loan Party or any such tenant is not in such compliance, and there are no past or present actions, activities, circumstances conditions, events or incidents that could reasonably be expected to prevent or interfere with such compliance in the future.
     (ii) There is no Environmental Claim pending or threatened against any Loan Party or against any Person whose liability for any Environmental Claim any Loan Party has retained or assumed either contractually or by operation of law, in each such case which, individually or in the aggregate, could reasonably be expected to result in a Material Environmental Liability.
     (iii) No Material Environmental Liabilities exist relating to the Real Property Collateral.
     (iv) There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the Release or presence of any Hazardous Material, which could reasonably be expected to form the basis of any Environmental Claim against any Loan Party or against any Person whose liability for any Environmental Claim any Loan Party has retained or assumed either contractually or by operation of law, in each such case which could reasonably be expected to result in a Material Environmental Liability.
     (v) Neither Holdings nor any Borrower Entity nor any other Person has placed, stored, deposited, discharged, buried, dumped or disposed of Hazardous Materials on, beneath or adjacent to any real property currently or formerly owned, operated or leased by any Loan Party, in each case, which, individually or in the aggregate, could reasonably be expected to result in a Material Environmental Liability.
     (vi) No Lien in favor of any Person relating to or in connection with any Environmental Claim has been filed or has been attached to any Real Property Collateral.
     (vii) Without in any way limiting the generality of the foregoing, except as would not reasonably be expected to result in a Material Environmental Liability, none of the Real Property Collateral contain any: underground storage tanks; asbestos; polychlorinated biphenyls (“PCBs”); underground injection wells; radioactive materials; or septic tanks or waste disposal pits in which process wastewater or any Hazardous Materials have been discharged or disposed.
     (viii) The Borrowers have provided, or have caused to be provided, to the Lenders all material assessments, reports, data, results of investigations or audits, and other information (including, without limitation the Phase I Report) that is in the possession of or reasonably available to any Loan Party regarding environmental matters pertaining to the environmental condition of the Real Property Collateral, or the compliance (or noncompliance) by the Loan Parties with any Environmental Laws.
4.30 Entitlements.
     As of the Effective Date, the Borrowers have not received any Entitlements with respect to the Real Property Collateral other than the FAA Approval.
4.31 Zoning.
     All of the Real Property Collateral has a base zoning classification of H-1 for high density hospitality development and is within the MUD-1 subdistrict. The current zoning of the Real Property Collateral includes a designation as a gaming enterprise district and casino gaming would be a permitted use of such Real Property Collateral if the required special use permit is obtained.
4.32 Flood Control.
     Each Loan Party, the Real Property Collateral and the use and operations of the Real Property Collateral are in compliance in all material respects with the provisions of all flood control laws, ordinances and other regulations applicable to the Real Property Collateral (including laws, ordinances and regulations of the Clark County Flood Control District) and all agreements relating to flood control with respect to the Real Property Collateral.
4.33 REA Status.
     Except as expressly set forth in the REA Estoppel, (a) the REA is in full force and effect and there are no defaults thereunder or conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder (i) as of the Effective Date, by any party thereto and (ii) as of any date of determination, by any of the Borrowers, and (b) none of the Borrowers has any unperformed obligations under the REA that were or are required to be completed as of the Effective Date or, as applicable, as of any date of determination.
4.34 FAA Approval.
     The FAA Approval is in full force and effect and there are no conditions that, with the passage of time or the giving of notice, or both, would permit the Federal Aviation Administration to rescind or materially and adversely amend the FAA Approval. There are no unperformed obligations or conditions with respect to the effectiveness of the FAA Approval that were or are required to be completed as of the Effective Date or, as applicable, as of any date of determination. Neither Holdings nor the Borrowers are aware of any defects or actual or potential actions, challenges or proceedings by any third party or Governmental Authority with respect to the FAA Approval.
4.35 Marriott LOI.
     The Marriott LOI was terminated or lapsed by its terms prior to the Effective Date and is no longer of any force or effect. Neither the Loan Parties, nor the Property Manager, has any ongoing obligations to any third parties or any unsatisfied liabilities arising out of or in connection with the Marriott LOI.

SECTION 5.
AFFIRMATIVE COVENANTS
     Holdings and each of the Borrowers jointly and severally covenant and agree that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and all other Obligations, each of Holdings and each of the Borrowers shall and shall cause each of its Subsidiaries to:
5.1 Visits and Inspections.
     Permit representatives of the Administrative Agent, from time to time, as often as may be reasonably requested, but only during normal business hours and (except when an Event of Default exists) upon reasonable prior notice to Holdings or the Borrowers, as applicable, to visit and inspect the properties of Holdings or any of the Borrower Entities, conduct appraisals of Holdings’ or any Borrower Entity’s properties, inspect, audit and make extracts from Holdings and each Borrower Entity’s books and records, and discuss with its officers, its employees and its independent accountants, Holdings’ or such Borrower Entity’s business, financial condition, business prospects and results of operations. Representatives of any Loan Party (including, without limitation, each Borrower’s accountants) shall be authorized to accompany the Administrative Agent (or representative thereof) on any such visit or inspection, but such authorization shall in no manner be deemed to be a requirement or condition of the Administrative Agent’s visits or inspections, and to the extent any Loan Party’s representatives accompany the Administrative Agent on any visit or audit, such Persons shall in no manner hinder or delay the audits or inspections of the Administrative Agent. Representatives of each Lender shall be authorized to accompany the Administrative Agent on each such visit and inspection and to participate with the Administrative Agent therein, but at their own expense, unless an Event of Default exists. Neither the Administrative Agent nor any Lender shall have any duty to make any such inspection and shall not incur any liability by reason of its failure to conduct or delay in conducting any such inspection.
5.2 Notices.
     Notify the Administrative Agent and Lenders in writing, promptly after any Loan Party obtains knowledge of the following:
     (i) any labor dispute to which any Loan Party may become a party, any strikes or walkouts relating to any of its property or facilities, and the expiration of any labor contract to which it is a party or by which it is bound, in each case, which could reasonably be expected to result in a Material Adverse Effect;
     (ii) any default by the Sponsors or any Loan Party under, or termination of, any note, indenture, loan agreement, mortgage, Lease, deed, guaranty, or other similar agreement relating to any Indebtedness of such Person exceeding $1,000,000 (or receipt of any notice claiming such a default or termination or giving notice thereof);
     (iii) any material default under, or any termination of, any Material Lease whether by the tenant thereunder or the applicable Borrower;
     (iv) any material default under, or any termination of, any Property Management Agreement whether caused by the Property Manager or the applicable Borrower;
     (v) any material default under, or any termination of, the Hotel Management Agreement whether caused by the hotel manager thereunder or the applicable Borrower;

     (vi) any material default under, or any termination of, the REA whether caused by any of the Borrowers or any other party to the REA;
     (vii) any materially adverse amendment to, lapse or termination of, or refusal by the Federal Aviation Administration to extend or renew, the FAA Approval;
     (viii) termination, modification, suspension or revocation of any Entitlements which could reasonably be expected to have a Material Adverse Effect;
     (ix) the existence of any (a) Default, (b) Event of Default or (c) event, circumstance or change that has caused or could be reasonably expected to cause, either in any case or in the aggregate, a Material Adverse Effect;
     (x) the occurrence of or forthcoming occurrence of any ERISA Event or the receipt by any Loan Party or any ERISA Affiliate of notice from a Multiemployer Plan sponsor concerning an ERISA Event;
     (xi) any judgment against any Loan Party in an amount exceeding $1,000,000;
     (xii) any violation or asserted violation by any Loan Party of any Applicable Law (including any Environmental Laws), the adverse resolution of which could reasonably be expected to have a Material Adverse Effect or result in liability of Holdings or any Borrower Entity in an amount in excess of $1,000,000;
     (xiii) any Release on any real property owned or occupied by any Loan Party (including, without limitation, the Real Property Collateral) if such Release could reasonably be expected to require Cleanup under Environmental Laws;
     (xiv) the discharge of any Loan Party’s independent accountants or any withdrawal of resignation by such independent accountants from their acting in such capacity; in addition, each Loan Party shall give the Administrative Agent at least ten Business Days’ prior written notice of any change in any Loan Party’s legal name or jurisdiction of organization;
     (xv) any Tax assessments in an amount in excess of $1,000,000;
     (xvi) any amendment, termination or other modification to the zoning designations of any portion of the Real Property Collateral which could reasonably be expected to have a Material Adverse Effect; and
     (xvii) such other information and data with respect to any Loan Party as from time to time may be reasonably requested by the Administrative Agent or any Lender.
5.3 Financial Statements and Other Reports.
     Maintain all necessary and proper books and records including a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP. Deliver to the Administrative Agent for distribution to each Lender:

     (i) Quarterly Financials: as soon as available and in any event within 45 days after the end of each Fiscal Quarter (other than the fourth Fiscal Quarter of any Fiscal Year), commencing with the Fiscal Quarter ending on June 30, 2007, (a) the consolidated balance sheets of the Borrower Entities, as at the end of such Fiscal Quarter and the related consolidated statements of income and statement of cash flows of the Borrower Entities for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth, in the case of statements of income only, in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year (if any), all prepared in accordance with GAAP and in reasonable detail and certified by a Responsible Officer of the Borrowers that they fairly present, in all material respects, the financial condition of the Borrower Entities as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments; and (b) a narrative report describing the operations of the Borrower Entities, in each case, for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, which report shall include a summary describing material changes to the status, as of the end of such Fiscal Quarter, of Entitlements and other Governmental Authorizations related to the Real Property Collateral;
     (ii) Year-End Financials: On or before July 15, 2007 for the Fiscal Year ending on December 31, 2006, and with respect to each Fiscal Year thereafter as soon as available and in any event within 105 days after the end of such Fiscal Year, commencing with the Fiscal Year ending on December 31, 2007, (a) the respective audited consolidated balance sheets of the Borrower Entities as at the end of such Fiscal Year and the related audited consolidated statements of income and statement of cash flows of each for such Fiscal Year, all prepared in accordance with GAAP and in reasonable detail and certified by a Responsible Officer of the Borrowers that they fairly present, in all material respects, the financial condition of the Borrower Entities as at the dates indicated and the results of their operations and their cash flows for the periods indicated; (b) a narrative report describing the operations of the Borrower Entities, in each case, taken as a whole, for such Fiscal Year which report shall include a summary describing material changes to the status, as of the end of such Fiscal Year, of Entitlements and other Governmental Authorizations related to the Real Property Collateral; and (c) in the case of such consolidated financial statements of the Borrower Entities, a report thereon of independent certified public accountants of recognized national standing selected by the Borrower and reasonably satisfactory to the Administrative Agent, which report shall be unqualified as to going concern and scope of audit and contains no other material qualification or exception, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Borrower Entities as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP and that the audit by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;
     (iii) Officer’s Certificates; Compliance Certificates: together with each delivery of financial statements of the Borrower Entities pursuant (a) to subdivisions (i) and (ii) of this subsection 5.3, an Officer’s Certificate of the Borrowers stating that the signer has reviewed the terms of this Agreement and has made, or caused to be made under his or her supervision, a review in reasonable detail of the transactions and condition of the Borrower Entities during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signer did not have knowledge of the existence as at the date of such Officer’s Certificate, of any condition or event that constitutes a Default or Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Holdings and the Borrowers have taken, are taking and propose to take with respect thereto; and (b) to subdivisions (i) and (ii) of this subsection 5.3, a Compliance Certificate demonstrating in reasonable detail (x) compliance during and at the end of the applicable accounting periods with the covenants set forth in subsection 6.6 and (y) the calculation of Required Dedication Proceeds for the most recently completed Fiscal Quarter covered by such financial statements;
     (iv) Reconciliation Statements: if, as a result of any change in accounting principles and policies from those used in the preparation of the most recent audited financial statements delivered pursuant to subsection 5.3, the consolidated financial statements delivered pursuant to subdivisions (i) or (ii) of this subsection 5.3 will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subsections had no such change in accounting principles and policies been made, then (a) together with the first delivery of financial statements pursuant to subdivision (i) or (ii) of this subsection 5.3 following such change, consolidated financial statements for the current Fiscal Year to the effective date of such change, prepared on a pro forma basis as if such change had been in effect during such period and (b) together with each delivery of financial statements pursuant to subdivision (i) or (ii) of this subsection 5.3 following such change, a written statement of the chief accounting officer or chief financial officer the Borrowers setting forth the differences which would have resulted if such financial statements had been prepared without giving effect to such change, if reasonably requested by the Administrative Agent;
     (v) Accountants’ Certification: together with each delivery of consolidated financial statements of the Borrower Entities pursuant to subdivision (ii) of this subsection 5.3, a written statement by the independent certified public accountants giving the report thereon (a) stating that their audit has included a reading of the terms of this Agreement and the other Loan Documents as they relate to the covenants set forth in subsection 6.6 and accounting matters and (b) stating whether, in connection with their audit examination, any condition or event, insofar as such condition or event relates to the covenants set forth in subsection 6.6 or accounting matters, that constitutes a Default or Event of Default has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof; provided that such accountants shall not be liable by reason of any failure to obtain knowledge of any such Default or Event of Default that would not be disclosed in the course of their audit examination;
     (vi) Accountants’ Reports: promptly upon receipt thereof (unless restricted by applicable professional standards), copies of all reports submitted to any Loan Party by a national independent certified public accountants in connection with each annual, interim or special audit of the financial statements of the Borrower Entities made by such accountants, including, without limitation, any comment letter submitted by such accountants to management in connection with their annual audit;
     (vii) Press Releases: promptly upon their becoming available, copies of all press releases and other statements made available generally by any Loan Party to the public concerning material developments in the business of any Loan Party;
     (viii) Intentionally Omitted;
     (ix) Appraisal Updates: (x) together with each delivery of financial statements of the Borrower Entities pursuant to subdivision (i) of this subsection 5.3 (other than with respect to the Fiscal Quarter ending on June 30, 2007), a Qualified Appraisal Update that provides an Appraised Value of the remaining portion of any Real Property Collateral effective as of the last day of the preceding Fiscal Quarter; and together with each delivery of financial statements of the Borrower Entities pursuant to subdivision (ii) of this subsection 5.3 (other than with respect to the Fiscal Year ending on December 31, 2006), a Qualified Appraisal Update that provides an Appraised Value of the remaining portion of all Real Property Collateral effective as of the last day of the preceding Fiscal Quarter and (y) together with the delivery of each Qualified Appraisal Update required pursuant to clauses (i) and (ii) above, to the extent that any such Qualified Appraisal Update is not prepared by CB Richard Ellis, Inc., an additional Qualified Appraisal prepared by CB Richard Ellis, Inc.; provided that any such additional appraisal shall not be utilized in the determination of the Appraised Value of the Real Property Collateral for purposes of compliance with the financial covenants set forth in subsection 6.6 or an Event of Default under subsection 7.9;
     (x) Events of Default, etc.: promptly upon any Responsible Officer obtaining actual knowledge (a) of any condition or event that constitutes a Default or an Event of Default or (b) of the occurrence of any event or change that has caused or could be reasonably expected to cause, either individually or in the aggregate, a Material Adverse Effect, an Officer’s Certificate specifying the nature and period of existence of such condition, event or change, or specifying the written notice given or action taken by any such Person and the nature of such claimed Default, Event of Default, event or condition, and what action the Borrowers (or their applicable Subsidiaries) have taken, are taking and propose to take with respect thereto;
     (xi) Litigation or Other Proceedings: promptly upon any Responsible Officer obtaining actual knowledge of (x) the institution of, or written threat of, any action, suit, proceeding (whether administrative, judicial or otherwise), Environmental Claim, governmental investigation or arbitration against or affecting any Loan Party or any property of any Loan Party (collectively, “Proceedings”) not previously disclosed in writing by Holdings or the Borrowers to the Lenders or (y) any material development in any Proceeding that, in any case:
     (a) exposes, or in the case of multiple actions, suits, proceedings, governmental investigations or arbitrations arising out of the same general allegations or circumstances expose, any Loan Party, in the Borrowers’ reasonable judgment, to liability in an amount aggregating $1,000,000; or
     (b) could reasonably be expected to have a Material Adverse Effect; or
     (c) seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the Transactions or seeks injunctive or other relief which, if obtained, could reasonably be expected to have a Material Adverse Effect;
written notice thereof together with such other information as may be reasonably available to the Loan Parties, to enable the Lenders and their counsel to evaluate such matters;
     (xii) Environmental Audits and Reports: promptly upon their becoming available, copies of all environmental audits and reports, whether prepared by personnel of any Loan Party or by independent consultants, with respect to environmental matters affecting any property owned or operated by any Loan Party (including without, limitation, the Real Property Collateral) or which relate to any Environmental Liabilities of any Loan Party, to the extent reflecting any matters which, in any such case, could reasonably be expected to result in a Material Environmental Liability;

     (xiii) Regulatory Notices: upon any Responsible Officer obtaining actual knowledge and as soon as practicable, notification of any change in any law, rule or regulation relating to the business of any Loan Party which could reasonably be expected to have a Material Adverse Effect; and
     (xiv) Other Information: with reasonable promptness, such other information and data with respect to any Loan Party as from time to time may be reasonably requested by the Administrative Agent or any Lenders.
5.4 Corporate Existence.
     At all times preserve and keep in full force and effect its organizational existence (except to the extent permitted by subsection 6.7) and all rights and franchises material to the business of the Loan Parties (on a consolidated basis).
5.5 Payment of Taxes and Claims; Tax Consolidation.
     A. Pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty accrues thereon, and all material claims (including, without limitation, claims for labor, services, materials and supplies) for sums that have become due and payable which, if unpaid, might become a Lien (other than a Permitted Encumbrance) upon any of its properties or assets; provided that no such tax, charge or claim need be paid if being Properly Contested.
     B. Not file or consent to the filing of any consolidated, combined or other similar income tax return with any Person (other than any Loan Party).
5.6 Maintenance of Properties; Insurance.
     A. Except as otherwise permitted pursuant to subsection 6.15, maintain or cause to be maintained in good repair, working order and condition consistent with prior use, ordinary wear and tear excepted, all material properties used in the business of any Loan Party and from time to time make or cause to be made all appropriate repairs, renewals and replacements thereof.
     B. Maintain in full force and effect all policies of insurance coverage identified on, and in compliance with all of the requirements set forth on, Schedule 5.6B hereto and apply any and all Insurance Proceeds or Condemnation Proceeds in accordance with the requirements set forth on such Schedule 5.6B or in subsection 2.6B(ii)(c), as applicable
5.7 Lender Meetings.
     Upon the request of the Administrative Agent, participate in a meeting of the Administrative Agent and the Lenders (and participate in such other meetings at such other times as Holdings, the Borrowers and the Administrative Agent may agree) to be held at such location as may be agreed to by Holdings, the Borrowers and the Administrative Agent at such time as may be agreed to by Holdings, the Borrowers and the Administrative Agent.

5.8 Compliance with Laws, etc.
     Comply with the requirements of all Applicable Laws unless failure to comply could not, individually or in the aggregate with other non-compliances, reasonably be expected to result in a Material Adverse Effect.
5.9 Environmental Disclosure and Inspection.
     A. Exercise all due diligence in order to comply and cause (i) all tenants or subtenants under any Leases affecting the Real Property Collateral, (ii) all contractors, engineers, architects and similar vendors and contractors and (iii) all other Persons on or occupying the Real Property Collateral, to comply with all Environmental Laws, except for any such noncompliance which could not reasonably be expected to result in a Material Environmental Liability.
     B. Permit the Administrative Agent to, from time to time, retain, at the Borrowers’ expense, an independent professional consultant reasonably acceptable to the Borrowers to review any report relating to Hazardous Materials prepared by or for Holdings or any of the Borrower Entities and to conduct their own investigation (the scope of which investigation shall be reasonable based upon the circumstances) of any Real Property Collateral currently owned, leased, operated or used by Holdings or any of the Borrower Entities, if (x) a Default or an Event of Default shall have occurred and be continuing or (y) the Administrative Agent reasonably believes (1) that an occurrence relating to such Real Property Collateral is likely to give rise to an Environmental Liability or (2) that a violation of an Environmental Law on or around such Real Property Collateral has occurred or is likely to occur, which could, in either such case, reasonably be expected to result in a Material Environmental Liability. The Borrowers shall use reasonable efforts to obtain for the Administrative Agent and its agents, employees, consultants and contractors the right, upon reasonable notice to the Borrowers, to enter into or on to the Real Property Collateral currently owned, leased, operated or used by Holdings or any of the Borrower Entities to perform such tests on such property as are reasonably necessary to conduct such a review and/or investigation. Any such investigation of any Real Property Collateral shall be conducted, unless otherwise agreed to by the Borrowers and the Administrative Agent, during normal business hours and, shall be conducted so as not to unreasonably interfere with the ongoing operations at any such Real Property Collateral.
     C. Promptly advise the Administrative Agent in writing and in reasonable detail of (i) any Release or threatened Release of any Hazardous Materials, required to be reported to any federal, state, local or foreign governmental or regulatory agency under any applicable Environmental Laws, (ii) any and all written communications with respect to any pending or threatened Environmental Claims and any and all material written communications with respect to any Release or threatened Release of Hazardous Materials, in any case, the existence of which has a reasonable possibility of resulting in a Material Environmental Liability, (iii) any Cleanup performed by Holdings, any of the Borrower Entities or any other Person in response to any Hazardous Materials on, under or about any Real Property Collateral, the existence of which has a reasonable possibility of resulting in a Material Environmental Liability, (iv) Holdings’ or any Borrower Entity’s discovery of any occurrence or condition on any property that could cause any Real Property Collateral to be subject to any restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws and (v) any written request for information from any governmental agency that suggests such agency is investigating facts, conditions, events or circumstances which have a reasonable possibility of giving rise to a Material Environmental Liability.
     D. Promptly notify the Administrative Agent of (i) any proposed acquisition of stock, assets, or property by Holdings or any of the Borrower Entities that could reasonably be expected to expose Holdings or any of the Borrower Entities to, or result in, a Material Environmental Liability and (ii) any proposed action to be taken by Holdings or any of the Borrower Entities to commence (or to permit any other Person to commence on the Real Property Collateral) manufacturing, industrial or other similar operations that could reasonably be expected to subject Holdings or any of the Borrower Entities to additional Environmental Laws, that are materially different from the Environmental Laws applicable to the operations of Holdings and the Borrower Entities as of the Effective Date.
     E. At their own expense, provide copies of such documents or information as the Administrative Agent may reasonably request in relation to any matters disclosed pursuant to this subsection 5.9.
5.10 Remedial Action Regarding Hazardous Materials.
     Promptly take any and all necessary or prudent Cleanup in connection with the presence, handling, storage, use, disposal, transportation or Release or threatened Release of any Hazardous Materials on, under or affecting any Real Property Collateral in order to comply with all applicable Environmental Laws and Governmental Authorizations and to preserve the value of the Real Property Collateral. In the event any of the Borrower Entities undertakes any Cleanup with respect to the presence, Release or threatened Release of any Hazardous Materials on or affecting any Real Property Collateral, such Borrower Entity shall conduct and complete such Cleanup in material compliance with all applicable Environmental Laws, and in accordance with the policies, orders and directives of all federal, state and local governmental authorities except when, and only to the extent that, such Borrower Entity’s liability for such presence, handling, storage, use, disposal, transportation or Release or threatened Release of any Hazardous Materials is being Properly Contested. In the event the Borrower Entities shall fail timely to commence or cause to be commenced or fail diligently to prosecute to completion such Cleanup, the Administrative Agent or the Requisite Lenders may, but shall not be obligated to, cause such Cleanup to be performed, and all costs and expenses (including, without limitation, reasonable attorneys’ and consultants’ fees, charges and disbursements) thereof or incurred by the Administrative Agent and the Lenders in connection therewith shall be paid promptly by the Borrowers with interest thereon at the rate equal to 2% per annum in excess of the interest rates otherwise payable under this Agreement for Base Rate Loans.
5.11 Additional Collateral; Execution of Guaranty and Collateral Documents by Future Subsidiaries.
     A. In the event that any Borrower Entity acquires any property after the Effective Date (other than property described in subsection 5.11B) as to which the Collateral Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (i) notify the Administrative Agent of that fact, (ii) execute and deliver (or cause to be executed and delivered) to the Administrative Agent and the Collateral Agent, such amendments to the Pledge and Security Agreement and/or each other applicable Collateral Document, and take all such further action and execute all such further documents and instruments as any Agent may deem reasonably necessary or advisable to grant and perfect in favor of the Collateral Agent, for the benefit of the Secured Parties, a First Priority security interest in: (a) any such personal property assets; (b) any such owned real property and any development agreement (or other similar or related agreements) related thereto; and (c) any such leasehold interests, the fair market value of which exceeds, individually or in the aggregate, $1,000,000, as reasonably determined by the Administrative Agent. If and to the extent requested by the Administrative Agent, the applicable Borrower Entity shall deliver to the Administrative Agent, together with such Loan Documents, a favorable opinion of counsel to the Borrower Entities, that is reasonably satisfactory to the Administrative Agent and its counsel, as to (a) the due organization, valid existence and good standing of such Borrower Entity, (b) the due authorization, execution and delivery by such Borrower Entity of such Collateral Documents to which it is a party, (c) the enforceability of such Collateral Documents against such Borrower Entity, (d) the validity and perfection of the security interests granted by such Borrower Entity in favor of the Collateral Agent pursuant to the Collateral Documents and (e) such other matters as any Agent may reasonably request, all of the foregoing to be reasonably satisfactory in form and substance to the Administrative Agent, the Collateral Agent and their counsel.
     B. In the event that any Person becomes a Subsidiary of any of the Borrowers, such Borrower will promptly notify the Administrative Agent of that fact and cause such Subsidiary on or prior to the time it becomes a Subsidiary, to execute and deliver to the Administrative Agent and the Collateral Agent a counterpart of the Guaranty and the Pledge and Security Agreement and each other applicable Collateral Document, and to take all such further action and execute all such further documents and instruments as any Agent may deem reasonably necessary or advisable to grant and perfect in favor of the Collateral Agent, for the benefit of the Secured Parties, a First Priority security interest in all of the: (a) personal property assets of such Subsidiary; (b) real property owned by such Subsidiary; and (c) leasehold interests of such Subsidiary, the fair market value of which exceeds, individually or in the aggregate, $1,000,000, as reasonably determined by the Administrative Agent. In addition, the applicable Borrower shall pledge (if it is the direct owner of Capital Stock of such Subsidiary) or shall cause each of its applicable Subsidiaries to pledge (if any of such other Subsidiaries is the direct owner of Capital Stock of such Subsidiary, each such owner, whether such Borrower or any of its other respective Subsidiaries, the “Pledging Parent”) all of the Capital Stock of such Pledging Parent’s Subsidiary to the Collateral Agent pursuant to the applicable Collateral Documents and to take all such further action and execute all such further documents and instruments as may be required or advisable to grant and perfect in favor of the Collateral Agent, for the benefit of the Secured Parties, a First Priority security interest in such Capital Stock. The applicable Borrower shall deliver to the Administrative Agent, together with such Loan Documents, in the case of each such Subsidiary that is required to be a party to any Loan Document: (i) (a) certified copies of such Subsidiary’s Organizational Certificate together, if applicable, with a good standing certificate from the Secretary of State of the jurisdiction of its incorporation, formation or organization, as applicable, each to be dated a recent date prior to their delivery to the Administrative Agent, (b) a copy of such Subsidiary’s Organizational Documents, certified by its secretary or an assistant corporate secretary as of a recent date prior to their delivery to the Administrative Agent, (c) a certificate executed by the secretary or an assistant secretary (or other duly authorized Person holding an equivalent title or having equivalent duties and responsibilities) of such Subsidiary as to (x) the incumbency and signatures of the officers of such Subsidiary executing such Guaranty, the Collateral Documents and the other Loan Documents to which such Subsidiary is a party and (y) the fact that the attached Organizational Authorizations of such Subsidiary authorizing the execution, delivery and performance of such Guaranty, such Collateral Documents and such other Loan Documents are in full force and effect and have not been Modified or rescinded except to the extent reflected therein and (ii) if and to the extent requested by the Administrative Agent, a favorable opinion of counsel to such Subsidiary, that is reasonably satisfactory to the Administrative Agent and its counsel, as to (a) the due organization, valid existence and good standing of such Subsidiary, (b) the due authorization, execution and delivery by such Subsidiary of such Guaranty, the Collateral Documents and any other Loan Documents to which it is a party, (c) the enforceability of such Guaranty and such Collateral Documents against such Subsidiary, (d) the validity and perfection of the security interests granted by such Subsidiary (and by the Pledging Parent of such Subsidiary in respect of the Capital Stock of such Subsidiary) in favor of the Collateral Agent pursuant to the Collateral Documents and (e) such other matters as any Agent may reasonably request, all of the foregoing to be reasonably satisfactory in form and substance to the Administrative Agent, the Collateral Agent and their counsel. In addition, the applicable Borrower shall promptly deliver a supplement to Schedule 4.1 to the Administrative Agent if any Subsidiary is created or acquired.
     C. If requested by the Collateral Agent, with respect to each parcel of real property that is subject to a Mortgage pursuant to subsection 5.11A or subsection 5.11B, provide the Collateral Agent with (i) ALTA extended coverage mortgagee title insurance policy of the type described in subsection 3.1G(iii) covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Collateral Agent), (ii) an ALTA/ACSM survey with respect to such real property dated a date, and prepared by a Person, and in form and substance, reasonably satisfactory to the Collateral Agent, (iii) environmental reports which provide a detailed environmental assessment of such real property, dated a date, in form and substance, and from an independent environmental assessment firm, reasonably satisfactory to the Collateral Agent, (iv) title reports issued by the Title Company with respect to such real property, dated a date, and in form and substance, satisfactory to the Collateral Agent and (v) any consents or estoppels reasonably deemed necessary or advisable by the Collateral Agent in connection with the Mortgages relating to such real property, in form and substance reasonably satisfactory to the Collateral Agent.
     D. In the event Holdings acquires any Capital Stock of the Borrowers after the Effective Date, Holdings will promptly (i) notify the Administrative Agent of that fact, (ii) execute and deliver to the Administrative Agent and the Collateral Agent such amendments to the Pledge and Security Agreement and/or each other applicable Collateral Document, (iii) take all such further action and execute all such further documents and instruments as any Agent may deem reasonably necessary or advisable to grant and perfect in favor of the Collateral Agent for the benefit of the Secured Parties, a First Priority security interest in such Capital Stock and (iv) and, if and to the extent requested by the Administrative Agent, deliver to the Administrative Agent a favorable opinion of counsel to Holdings, that is reasonably satisfactory to the Administrative Agent and its counsel, as to (a) the due organization, valid existence and good standing of Holdings, (b) the due authorization, execution and delivery by Holdings of the documents referred to in clauses (ii) and (iii) above, (c) the enforceability of such documents referred to in clauses (ii) and (iii) above against Holdings, (d) the validity and perfection of the security interests granted by Holdings in favor of the Collateral Agent pursuant to the Collateral Documents and (e) such other matters as any Agent may reasonably request, all of the foregoing to be reasonably satisfactory in form and substance to the Administrative Agent, the Collateral Agent and their counsel.
5.12 Interest Rate Protection.
     As of the Effective Date (or such later date as may be agreed by the Administrative Agent), the Borrowers shall obtain and thereafter shall maintain in effect an Interest Rate Cap Agreement with respect to an aggregate principal amount equal to at least 100% of the sum of the aggregate outstanding principal amount of all Loans and Second Lien Loans. Such Interest Rate Cap Agreement shall be maintained until the earlier of the Maturity Date or the date on which all Obligations have been paid in full and during such period, the Borrowers shall obtain a Replacement Interest Rate Cap Agreement at any time that the long term unsecured debt rating of the Counterparty to the then in effect Interest Rate Cap Agreement drops below that required by the definition of “Acceptable Counterparty”. The Collateral Agent shall be granted a security interest in such Interest Rate Cap Agreement pursuant to the Pledge and Security Agreement.
5.13 Further Assurances.
     At any time or from time to time upon the request of the Administrative Agent or the Collateral Agent, at the expense of the Borrowers, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Administrative Agent or the Collateral Agent may reasonably request in order to effect fully the purposes of the Loan Documents and to provide for payment of the Obligations in accordance with the terms of this Agreement, the Notes and the other Loan Documents. In furtherance and not in limitation of the foregoing, the Loan Parties shall take such actions as the Administrative Agent or the Collateral Agent may reasonably request from time to time (including, without limitation, the execution and delivery of guaranties, security agreements, pledge agreements, mortgages, deeds of trust, landlord’s consents and estoppels, stock powers, financing statements and other documents, the filing or recording of any of the foregoing, title insurance with respect to any of the foregoing that relates to an interest in real property, and the delivery of stock certificates and other collateral with respect to which perfection is obtained by possession) to ensure that the Obligations are guaranteed by the Guarantors, on a First Priority basis, and are secured by substantially all of the assets (other than those assets specifically excluded by the terms of this Agreement and the other Loan Documents) of Holdings and the Borrower Entities.
5.14 Title.
     Warrant and defend (a) its title to the Collateral and every part thereof, subject only to Liens permitted hereunder (including Permitted Encumbrances) and (b) the validity, perfection and priority of the Liens of the applicable Collateral Documents, subject only to Liens permitted hereunder (including Permitted Encumbrances), in each case against the claims of all Persons whomsoever. The Borrowers shall reimburse each Agent for any losses, costs, damages or expenses (including reasonable attorneys’ fees and court costs) incurred by such Agent if an interest in any of the Collateral, other than as permitted hereunder, is claimed by another Person.
5.15 Credit Rating.
     Holdings or the Borrowers shall use commercially reasonable efforts to obtain, as promptly as reasonably practicable, and in any event no later than 30 days after the Effective Date (or such longer period of time as shall be acceptable to the Administrative Agent), (i) a private letter corporate rating from S&P and (ii) a private letter corporate family rating from Moody’s.
5.16 Interest Reserve Account.
     On the Effective Date, pay or cause to be paid directly into the Interest Reserve Account an aggregate amount equal to $48,631,000 and maintain such Interest Reserve Account until the date that all Obligations are paid in full, in immediately available funds. The Borrowers shall not be permitted to apply or receive any amounts in the Interest Reserve Account other than to direct the application of amounts by the Control Account Bank toward interest payments in respect of the Loans pursuant to subsection 2.6D(i) and interest payments on the Second Lien Loans, all in accordance with the Account Control Agreement. In the event that any Modification to (i) this Agreement, (ii) the Second Lien Credit Agreement or (iii) the Interest Rate Cap Agreement results in an increase to the amount of interest that will accrue on the Loans or the Second Lien Loans from the time of such modification through the Maturity Date, the Borrowers shall promptly deposit additional funds into the Interest Reserve Account in an amount not less than an amount determined by the Administrative Agent in good faith to be sufficient to fund such additional interest expense.
5.17 Flood Control.
     Comply in all material respects with the requirements of all flood control laws, ordinances and other regulations applicable to the Real Property Collateral (including laws, ordinances and regulations of the Clark County Flood Control District) and all agreements relating to flood control with respect to the Real Property Collateral.
5.18 Carrying Costs Budget and Reserve Account.
     Deliver to the Administrative Agent, prior to the Effective Date, a carrying costs budget with respect to the Real Property Collateral (which includes estimates for the payment of taxes, insurance and costs associated with obtaining and maintaining permits and licenses, if applicable) for the period beginning on the Effective Date and ending on the Maturity Date (the “Carrying Costs Budget”), based on good faith estimates and assumptions made by the management of the Borrowers and in form and substance reasonably satisfactory to the Administrative Agent. On or prior to the Effective Date, the Borrowers shall have established an account (the “Carrying Costs Reserve Account”) with the Administrative Agent or with a financial institution reasonably satisfactory to the Administrative Agent, which account shall be governed by an Account Control Agreement and shall have deposited into the Carrying Costs Reserve Account an amount equal to $1,761,816.95. The Borrowers shall not be permitted to receive or apply any amounts from the Carrying Costs Reserve Account other than for the application toward payments in respect of costs of the type reflected in the Carrying Costs Budget and subject to the terms and conditions of the Account Control Agreement; provided further that in no event shall the aggregate amount in the Carrying Cost Reserve Account be less than an amount necessary to pay for all unpaid amounts set forth in the Carrying Costs Budget, as updated from time to time in accordance with subsection 2.12B(v). The Carrying Costs Reserve Account shall be maintained until all Obligations are paid in full, in immediately available funds.
5.19 Marriott Parking Dispute Reserve Account.
     On or prior to the Effective Date, pay or cause to be paid directly into the Marriott Parking Dispute Reserve Account an aggregate amount equal to $4,000,000 and maintain such Marriott Parking Dispute Reserve Account until the earlier of (i) the date that all Obligations are paid in full, in immediately available funds, or (ii) the date the Marriott Parking Dispute is finally resolved and the Administrative Agent has received executed copies of all settlement agreements, arbitration awards, judgments and release agreements satisfactory (as determined by the Administrative Agent in its reasonable discretion) to evidence the conclusion of the Marriott Parking Dispute and the discharge of all liabilities (if any) of the Borrowers, Holdings and the Property Manager with respect thereto. Following the final resolution of the Marriott Parking Dispute and the receipt by Administrative Agent of the documentation described in the preceding sentence, any amounts then on deposit in the Marriott Parking Dispute Reserve Account shall be transferred by the Account Control Bank into the Predevelopment Expenses Reserve Account. Subject to the exception set forth in the preceding sentence, the Borrowers shall not be permitted to receive or direct the application of any amounts in the Marriott Parking Dispute Reserve Account other than for application toward payments in respect of liabilities owed in respect of the Marriott Parking Dispute to the parties lawfully entitled thereto.
5.20 Operating Expenses Budget and Account.
     Deliver to the Administrative Agent, prior to the Effective Date, an operating expenses budget with respect to the Real Property Collateral (which includes estimates for all costs and expenses in connection with the ownership and operation of, the Real Property Collateral) for the period beginning on the Effective Date and ending on the Maturity Date (the “Operating Expenses Budget”), based on good faith estimates and assumptions made by the management of the Borrowers and in form and substance reasonably satisfactory to the Administrative Agent. On or prior to the Effective Date, the Borrowers shall have established an account (the “Operating Expenses Account”) with the Administrative Agent or with a financial institution reasonably satisfactory to the Administrative Agent, which account shall be governed by an Account Control Agreement, and shall have deposited into the Operating Expenses Account an amount equal to $606,089.92. The Borrower shall not withdraw any amounts from the Operating Expenses Account other than (i) for application toward payments in respect of costs reflected in the Operating Expenses Budget, (ii) with respect to amounts transferred by the Control Account Bank into the Operating Expense Account from the Predevelopment Expenses Reserve Account, for purposes permitted pursuant to subsection 5.21 hereof, and (iii) with respect to amounts transferred by the Control Account Bank into the Operating Expense Account from the Carrying Costs Reserve Account, for purposes permitted pursuant to subsection 5.18 hereof. The Operating Expenses Account shall be maintained until all Obligations are paid in full, in immediately available funds.

5.21 Predevelopment Expenses Budget and Reserve Account.
     Deliver to the Administrative Agent, prior to the Effective Date, a predevelopment expenses budget with respect to the Real Property Collateral (which includes estimates for all costs and expenses in connection with the predevelopment activities to take place at or with respect to, the Real Property Collateral) for the period beginning on the Effective Date and ending on the Maturity Date (the “Predevelopment Expenses Budget”), based on good faith estimates and assumptions made by the management of the Borrowers and in form and substance reasonably satisfactory to the Administrative Agent. On or prior to the Effective Date, the Borrowers shall have established an account (the “Predevelopment Expenses Reserve Account”) with the Administrative Agent or with a financial institution reasonably satisfactory to the Administrative Agent, which account shall be governed by an Account Control Agreement, and shall have deposited into the Predevelopment Expenses Reserve Account an amount equal to $30,800,000. The Borrower shall not be permitted to apply or receive any amounts from the Predevelopment Expenses Reserve Account other than for application toward payments in respect of costs reflected in the Predevelopment Expenses Budget in accordance with the Account Control Agreement; provided that in no event shall the aggregate amount in the Predevelopment Expenses Reserve Account be less than an amount necessary to pay for all unpaid amounts set forth in the Predevelopment Expenses Budget, as updated from time to time in accordance with subsection 2.12B(v) or as otherwise permitted under the Loan Documents. Notwithstanding anything to the contrary contained in the foregoing, in connection with any extension of the Existing Maturity Date permitted hereunder, to the extent that funds then on deposit in the Predevelopment Expenses Reserve Account are in excess of the amount necessary to pay for all unpaid amounts set forth in the Predevelopment Expenses Budget (as updated in connection with any such extension), the Account Control Bank shall, at Borrowers’ request, transfer funds (in an amount not to exceed such excess) from the Predevelopment Expenses Reserve Account into either the Interest Reserve Account or the Carry Costs Reserve Account in order to satisfy (in whole or in part) the Borrowers’ obligations to replenish such accounts in accordance with subsection 2.12B. The Predevelopment Expenses Reserve Account shall be maintained until all Obligations are paid in full, in immediately available funds.
5.22 Maintain Lockbox Account and Cash Management Account.
     On or prior to the Effective Date, the Borrowers shall have established the Lockbox Account pursuant to the Lockbox Instruction Letter and the Cash Management Account, which shall be governed by an Account Control Agreement, with the Account Collateral Bank. The Lockbox Account and the Cash Management Account shall be maintained until all Obligations are paid in full, in immediately available funds.
5.23 Payments into Lockbox.
     Deliver a direction letter to each tenant, licensee and other occupant of the Real Property Collateral instructing each of them to deliver all rental amounts, fees and other payments due to the Borrowers directly to the Control Account Bank for deposit into the Lockbox Account. Notwithstanding the foregoing, to the extent that any such rental income, fees, payments or other revenue of any type whatsoever (collectively, “Operating Income”), derived from the ownership and operation of the Real Property Collateral is delivered to the Property Manager, Holdings or any of the Borrowers, the Borrowers shall cause the same to be deposited into the Lockbox Account within one Business Day following any such parties receipt of the same.

5.24 Use of Operating Income and Equity.
     Cause all Operating Income to be deposited in the Lockbox Account. Funds on deposit in the Lockbox Account shall be transferred to the Cash Management Account and then disbursed into either the Operating Expenses Account or the Predevelopment Expenses Reserve Account in accordance with this Agreement and the Account Control Agreement relating to the Cash Management Account. Funds on deposit, at any time, in the Operating Expenses Account and the Predevelopment Expenses Reserve Account shall be used only for purposes expressly permitted pursuant to subsections 5.18, 5.20 and 5.21 hereof. To the extent not required to be applied to prepayment of the Loans in accordance with subsection 2.6, cause any capital contribution made to, or proceeds from Capital Stock issued by, Holdings to be immediately contributed to either of the Borrowers and concurrently therewith deposited into any of the Predevelopment Expenses Reserve Account, the Interest Reserve Account or the Carry Costs Reserve Account at the direction of the applicable Borrower.
5.25 REA Obligations.
     Perform, as and when due, all of their obligations under the REA and take any and all such additional action as is necessary and appropriate to maintain the REA in full force and effect for the benefit of the Loan Parties and the portions of the Real Property Collateral that are a party or subject thereto or affected thereby.
5.26 Maintain FAA Approval.
     Take any and all such action as is necessary and appropriate to maintain the FAA Approval in full force and effect and to cause the timely renewal and/or extension thereof.
5.27 Post-Closing Obligations.
     Deliver or cause to be delivered the documents and other agreements, and perform or cause to be performed the covenants and other obligations, set forth on Schedule 5.27 within the time frames specified on such Schedule 5.27. Take, or cause to be taken all post-closing actions required to be taken by or on behalf of the Borrowers pursuant to the Agent Letters.
     Each notice or delivery required pursuant to this Section 5 may be provided by any of the Borrowers or Holdings, as applicable.
SECTION 6.
NEGATIVE COVENANTS
     Holdings and each of the Borrowers jointly and severally covenant and agree that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and all other Obligations, each of Holdings and each of the Borrowers shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.
6.1 Indebtedness.
     Holdings and the Borrowers shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness or preferred stock, except that each of Holdings and the Borrower Entities may create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to Indebtedness or preferred stock, as follows:

     (i) Each of the Loan Parties may become and remain liable with respect to its respective Obligations pursuant to the terms of this Agreement and the other Loan Documents;
     (ii) The Borrowers may become and remain liable with respect to Indebtedness to any of the Subsidiary Guarantors and each of the Subsidiary Guarantors may become and remain liable with respect to Indebtedness owed to any other Subsidiary Guarantor; provided that, in each case, (a) no Default or Event of Default has occurred and is continuing at the time of the incurrence thereof or would result therefrom, (b) all such intercompany Indebtedness shall be evidenced by promissory notes which shall have been pledged to the Collateral Agent pursuant to the Collateral Documents, (c) all such intercompany Indebtedness owed by any Borrower to any of its respective Subsidiaries shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement that in any such case, are reasonably satisfactory to the Administrative Agent and (d) any payment by any Subsidiary under any Guaranty shall result in a pro tanto reduction of the amount of any intercompany Indebtedness owed by such Subsidiary to any such Borrower or to any of its Subsidiaries for whose benefit such payment is made;
     (iii) The Borrower Entities may become and remain liable with respect to Indebtedness under performance, surety, appeal or indemnity bonds required by Governmental Authorities in connections with the development (if any) of the Real Property Collateral;
     (iv) Holdings, the Borrowers and the Subsidiary Guarantors may become and remain liable with respect to Indebtedness under the Second Lien Credit Agreement in an aggregate principal amount not to exceed $195,000,000 less the amount of any permanent repayments or prepayments thereof (other than to the extent constituting a Refinancing with a replacement second lien credit facility in accordance with the terms of the Intercreditor Agreement);
     (v) Indebtedness of the Loan Parties (excluding Shareholder Loans) provided that the aggregate principal amount for all such Indebtedness at any one time outstanding shall not exceed, on an aggregate basis among Loan Parties, $500,000;
     (vi) Indebtedness (including, without limitation, Capital Leases) secured by Liens permitted by Section 6.2.A(iv) in an aggregate principal amount not to exceed, on an aggregate basis among Loan Parties, $1,000,000 at any time outstanding;
     (vii) Holdings may remain liable with respect to the existing Shareholder Loans described on Schedule 6.1(vii); and
     (viii) Indebtedness of Holdings with respect to Shareholder Loans made after the Effective Date in aggregate principal amount not to exceed $5,000,000.
6.2 Liens and Related Matters.
     A. Prohibition on Liens. Holdings and the Borrowers shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable or Capital Stock) of any Loan Party, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement, or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC of any state or under any similar recording or notice statute, except (solely with respect to the Borrower Entities and, in the case of clauses (ii) and (iii) below, Holdings):
     (i) any Permitted Encumbrances; provided, however, that (a) with respect to the Real Property Collateral, no Permitted Encumbrances except the Permitted Title Exceptions shall be senior or prior to the Liens under the Mortgages; and (b) no such Permitted Encumbrances shall result in a Lien on the Capital Stock of any Loan Party;
     (ii) Liens in favor of the Collateral Agent granted pursuant to the Collateral Documents or granted in favor of any Agent or Secured Party pursuant to the terms of this Agreement;
     (iii) Subject to the terms of the Intercreditor Agreement, Liens on the Collateral created under or securing obligations under the Second Lien Credit Agreement and the other Second Lien Loan Documents;
     (iv) Liens on any personal property (including the interest of a lessee under a Capital Lease) securing Indebtedness permitted under subsection 6.1(vi) incurred or assumed for the purpose of financing (or financing the purchase price within 90 days after the respective purchase of property) all or any part of the acquisition of such property; provided that (i) such Liens do not at any time encumber any property other than property (and proceeds of the sale or other disposition thereof and the proceeds (including insurance proceeds), products, rents, profits, accession and replacements thereof or thereto) financed by such Indebtedness, (ii) such Lien is created in connection with the acquisition of such property, and (iii) the Indebtedness secured by any such Lien does not exceed 100% of the fair market value of such property; and
     (v) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business.
     B. No Further Negative Pledges. Neither Holdings nor the Borrowers shall, and neither shall permit any of their respective Subsidiaries to, enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, other than: (i) this Agreement and the other Loan Documents and the Second Lien Credit Agreement and the other Second Lien Loan Documents; and (ii) customary non-assignment and non-pledge provisions in any Lease or licenses.
     C. No Restrictions on Distributions, etc. Except for (a) restrictions existing under the Loan Documents or the Second Lien Loan Documents, (b) customary contractual non-assignment provisions in Leases, licenses or contracts, and (c) restrictions imposed on assets to be sold in a manner permitted hereby pending the closing of such sale or disposition, Holdings and the Borrowers will not, and will not permit any of their respective Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance, limitation or restriction of any kind on the ability of any Subsidiary of the Borrowers to (i) make Restricted Payments in respect of any such Subsidiary’s Capital Stock, (ii) repay or prepay any Indebtedness owed by such Subsidiary to the Borrowers or any other Subsidiary of the Borrowers, (iii) make loans or advances to, or other Investments in, the Borrowers or any other Subsidiary of the Borrowers or (iv) transfer any of its property or assets to the Borrowers or any other Subsidiary of the Borrowers.

6.3 Investments.
     Holdings and the Borrowers shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly, make or own any Investments except:
     (i) The Borrowers and the Subsidiary Guarantors may make and own intercompany loans to the extent permitted by subsection 6.1(ii);
     (ii) The Borrower Entities may make and own Investments in Cash Equivalents;
     (iii) Holdings may make or own equity Investments in the Borrowers;
     (iv) The Borrowers may make Investments in any Subsidiary Guarantor; provided that notwithstanding the foregoing, the Borrowers shall not make Investments of Real Property Collateral in any Subsidiary Guarantor; and
     (v) Any Subsidiary Guarantor may make Investments in any other Subsidiary Guarantor or the Borrowers.
6.4 Contingent Obligations.
     Holdings and the Borrowers shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly, create or become or remain liable with respect to any Contingent Obligation, except:
     (i) Holdings and the Borrowers may become and remain liable with respect to Contingent Obligations arising under Loan Documents to which Holdings and the Borrowers are a party;
     (ii) The Subsidiary Guarantors may become and remain liable with respect to Contingent Obligations arising under the Guaranty;
     (iii) The Borrower Entities may become and remain liable with respect to Contingent Obligations in respect of customary agreements relating to the construction of subdivisions, water rights agreements, development agreements, agreements related to the provision of utility services and similar agreements of any such Person;
     (iv) Holdings and the Borrower Entities may become and remain liable with respect to guarantees of Indebtedness under the Second Lien Loan Documents that is permitted under subsection 6.1(v);
     (v) The Borrowers may enter into Hedge Agreements required under subsection 5.12;
     (vi) The Loan Parties may become and remain liable with respect to Contingent Obligations granted in favor of title insurers; provided that any such Contingent Obligations entered into by the Loan Parties shall apply to Real Property Collateral of the Borrowers and the Subsidiary Guarantors; and
     (vii) Holdings and the Borrowers may remain liable with respect to Contingent Obligations arising under indemnity agreements previously entered into with respect to potential

     Environmental Liabilities arising out of the ownership and operation of the Real Property Collateral.
6.5 Restricted Payments.
     Holdings and the Borrowers shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Payment; provided that:
     (i) Any Subsidiary may make Restricted Payments to the Borrowers or any Subsidiary Guarantor that is wholly-owned, individually or collectively, by one or more of the Borrowers;
     (ii) (a) the Borrowers may make required payments of interest in respect of the Indebtedness incurred under the Second Lien Credit Agreement and (b) subject to the terms of the Intercreditor Agreement and so long as no Default or Event of Default has occurred and is continuing, the outstanding Indebtedness under the Second Lien Credit Agreement may be Refinanced to the extent permitted under the Intercreditor Agreement; and
     (iii) so long as no Default or Event of Default shall have occurred and be continuing or would otherwise result therefrom and Holdings and the Borrowers are in pro forma compliance with the covenant set forth in Section 6.6, on the Effective Date (x) the Borrowers may make distributions to Holdings to permit Holdings to, and Holdings may make, Restricted Payments to the Selling Shareholder and to FX Luxury with the proceeds of such distributions from the Borrowers for the purpose of redeeming the Selling Shareholder’s Capital Stock in Holdings and/or enabling FX Luxury to acquire the Selling Shareholder’s Capital Stock in, and loans to, Holdings pursuant to the AI Purchase Agreement; provided, that the aggregate amount of distributions made by the Borrowers to Holdings under this clause (x) shall not exceed $80,000,000 and (y) Holdings may make Restricted Payments to the Selling Shareholder for the purpose of redeeming the Selling Shareholder’s Capital Stock in Holdings and to reimburse FX Luxury for an advance in the amount of $7,500,000 paid by FX Luxury to the Selling Shareholder in connection with the Equity Purchase in an aggregate amount not to exceed the CKX Equity Investment.
6.6 Financial Covenants.
     A. Total Debt LTV Ratio. Holdings and the Borrowers shall not permit the ratio (the “Total Debt LTV Ratio”) of (i) Total Consolidated Indebtedness as of the last day of each Fiscal Quarter (any such day being a “Calculation Date”), to (ii) the Appraised Value of the then remaining Real Property Collateral as of the Calculation Date (giving effect to Required Dedications occurring prior to such Calculation Date) to exceed 66.5%.
     B. First Lien Debt LTV Ratio. Holdings and the Borrower shall not permit the ratio (the “First Lien Debt LTV Ratio”) of (i) the aggregate outstanding principal amount of the Loans as of the Calculation Date, to (ii) the Appraised Value of the then remaining Real Property Collateral as of the Calculation Date (giving effect to Required Dedications occurring prior to such Calculation Date) to exceed 39.0%.

6.7 Restriction on Fundamental Changes.
     Neither Holdings nor the Borrowers nor any of their respective Subsidiaries shall, directly or indirectly, (a) enter into any merger, consolidation, reorganization or recapitalization, or liquidate, wind up or dissolve, or cause or consent to any Borrower Entity entering into any merger, consolidation, reorganization or recapitalization, or liquidating, winding up or dissolving, or (b) sell all or substantially all of the assets of the Borrower Entities, on a consolidated basis, in a single transaction or series of related transactions; provided that, notwithstanding the foregoing, (i) any Subsidiary or the any of the Borrowers may sell all or substantially all of its assets to a Subsidiary Guarantor or any of the other Borrowers, (ii) any Subsidiary Guarantor may merge or consolidate with and into any of the Borrowers; provided that such Borrower shall be the continuing or surviving Person, (iii) any Subsidiary Guarantor may merge or consolidate with and into another Subsidiary Guarantor; provided that a Subsidiary Guarantor that is wholly-owned (directly or indirectly) by one or more of the Borrowers shall be the continuing or surviving Person, and (iv) any Subsidiary Guarantor may be liquidated, wound up or dissolved if the continued existence of such Subsidiary Guarantor is not necessary to the continued conduct of the business of Holdings and the Borrower Entities as evidenced by an Officer’s Certificate delivered to the Administrative Agent, and the assets of such Subsidiary Guarantor are distributed to the Loan Parties.
6.8 Asset Sales.
     Holdings and the Borrowers shall not, and shall not permit any of their respective Subsidiaries to, engage in any Asset Sales, except as follows:
     (i) With respect to Real Property Collateral, a Required Dedication, provided that each of the following conditions has been satisfied (as certified by a Responsible Officer):
     (a) no Event of Default shall have occurred and be continuing or would result therefrom;
     (b) not less than 10 Business Days’ (or such shorter period as is acceptable to the Collateral Agent) prior written notice of the closing of such Required Dedication has been provided to the Collateral Agent, together with a true, correct and complete copy of the documentation proposed to consummate the Required Dedication;
     (c) each of the Real Property Collateral subject to such Required Dedication, and the remaining Real Property Collateral after giving effect to such Required Dedication, shall constitute one or more Legal Subdivisions;
     (d) to the extent required by the Collateral Agent, the Collateral Agent shall have received title endorsements or other evidence reasonably satisfactory to the Collateral Agent that the priority of the Liens evidenced by the Mortgages with respect to the remaining Real Property Collateral after giving effect to such Required Dedication shall be maintained following such Required Dedication;
     (e) the remaining Real Property Collateral after giving effect to such Required Dedication shall constitute not less than 95% of the total acreage of the Real Property Collateral existing on the Effective Date; and

     (f) the Required Dedication Proceeds in connection with such Required Dedication shall have been or, concurrently with the consummation of such Required Dedication, will be paid to the Collateral Agent.
     (ii) With respect to Real Property Collateral, entering into new Leases, provided that each of the following conditions has been satisfied (as certified by a Responsible Officer); provided, however, that any such new Lease shall (1) be on a month-to-month basis and cancellable by the lessor on not more than thirty days notice, (2) effect only those portions of the Real Property Collateral with respect to which similar such Leases were in effect prior to the Effective Date, and (3) not contain any term or provision that, individually or when taken as a whole, could reasonably be expected impair the value of the Real Property Collateral or the ability to develop the Real Property Collateral; and
     (iii) With respect to Real Property Collateral, an Asset Sale pursuant to which all Obligations are paid in full, in immediately available funds, upon consummation thereof.
6.9 Transactions with Shareholders and Affiliates.
     Holdings and the Borrowers shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service or the payment of any management fees, consulting fees or the making of other disbursements) with any holder of 10% or more of any class of equity Securities of any Loan Party or with any Affiliate of any Loan Party or of such holder (each, an “Affiliate Transaction”), on terms that are less favorable to Holdings and the Borrower Entities, as the case may be, than those that might be obtained reasonably at the time from Persons who are not such a holder or Affiliate; provided that the foregoing restriction shall not apply to (i) transactions between or among Holdings, the Borrowers or any wholly-owned Subsidiary Guarantor or that do not involve the sale, transfer or other disposition of interests in Real Property Collateral, (ii) reasonable and customary fees paid to, and customary indemnification of, members of the boards of directors (or other governing bodies) of the Loan Parties, (iii) the Transactions, and (iv) Restricted Payments permitted under this Agreement; provided, further, that with respect to any Affiliate Transaction or series of related Affiliate Transactions for aggregate consideration in excess of $2,500,000 prior to the consummation of such Affiliate transaction or series of related Affiliate Transactions the Borrowers shall provide to the Administrative Agent a fairness opinion in form and substance reasonably satisfactory to the Administrative Agent that provides, and an Officer’s Certificate from the Borrowers certifying, that the terms of such Affiliate Transaction are no less favorable to the Borrower Entities than those that might be obtained reasonably at that time from Persons that are not holders of 10% or more of any class of equity securities of any Loan Party or an Affiliate of any Loan Party or of such holder.
6.10 Conduct of Business.
     Holdings and the Borrowers shall not, and shall not permit any of their respective Subsidiaries to, engage in any business other than (and without any obligation to so do) (i) the businesses engaged in by Holdings and the Borrowers on the Effective Date, (ii) commencing and completing demolition of existing improvements at the Real Property Collateral in accordance with the requirements of subsection 6.15 and/or (iii) the pursuit of Entitlements for development of the Real Property Collateral for the purpose of constructing, owning and operating improvements and facilities relating to gaming, condo-hotels, resort-condominium units, condominiums, retail stores, hotels or timeshares thereon.

6.11 Amendments or Waivers of Certain Agreements.
     Holdings and the Borrowers shall not, and shall not permit any of their respective Subsidiaries to, terminate or agree to any Modification to, or waive any of its rights under any Organizational Certificates or other Organizational Documents of any Loan Party, if such termination, Modification or waiver could reasonably be expected to be materially adverse to the Loan Parties, taken as a whole, or any Agent, Lender or other Secured Party. Holdings and the Borrowers shall not, and shall not permit any of their respective Subsidiaries to, Modify any of the Second Lien Loan Documents, except as permitted by the Intercreditor Agreement. Holdings and the Borrowers shall not, and shall not permit any of their respective Subsidiaries to, Modify or waive any compensation, subordination or termination provisions of, or increase the obligations of any Loan Party under, the Property Management Agreements if such Modification or waiver could reasonably be expected to be materially adverse to the Loan Parties, taken as a whole, or any Agent, Lender or other Secured Party, and to the extent a replacement agreement in respect of any of the Property Management Agreements is entered into by any Loan Party, such replacement agreement shall be on substantially similar terms as the Property Management Agreements or with Modifications which could not reasonably be expected to be materially adverse to the Loan Parties, taken as a whole, or any Agent, Lender or other Secured Party. Holdings and the Borrowers shall not, and shall not permit any of their respective Subsidiaries or Affiliates to, Modify any of the terms and conditions of any of the Shareholder Loans or any documents evidencing or securing the same. Holdings and the Borrowers shall not, and shall not permit any of their respective Subsidiaries to, Modify any Lease following the Effective Date in any manner that (x) could reasonably be expected to be materially adverse to the Loan Parties, taken as a whole, or any Agent, Lender or other Secured Party or (y) that results in an extension of the term of such Lease, except that Leases (other than any Material Lease) existing as of the Effective Date may be extended or renewed following the Effective Date, but only on a month-to-month basis and only so long as any such renewed or extended Lease is cancellable by the lessor at any time on not more than thirty days notice.
6.12 Fiscal Year.
     Holdings and the Borrowers shall not, and shall not permit any of their respective Subsidiaries to, change its Fiscal Year-end from December 31st.
6.13 Hedge Agreements.
     The Borrowers shall not, and shall not permit any of its Subsidiaries to, enter into any Hedge Agreement (including, without limitation, any agreement with respect to any swap, cap, collar, floor, forward, future or derivative transaction or option) except the Interest Rate Cap Agreement or any Replacement Interest Rate Cap Agreement entered into with respect to the Loans and the Second Lien Loans.
6.14 Limitations on Holdings Activities.
     Holdings shall not (a) engage in any business or conduct any activities other than (i) such ministerial activities as are necessary, in the reasonable opinion of Holdings, to maintain its existence under the laws of the state of Delaware and its qualification to do business as a foreign entity in Nevada, (ii) the issuance of its Capital Stock, (iii) the ownership of the Capital Stock of the Borrowers, (iv) the incurrence of Indebtedness permitted by subsections 6.1(i) 6.1(v), 6.1(vii) and 6.1(viii), and (v) the performance of its obligations under and in accordance with the Loan Documents and the Second Lien Loan Documents to which it is a party, (vi) the consummation of the Equity Purchase and (vii) in each case, other activities incidental thereto or (b) own any assets other than (i) the Capital Stock of the Borrowers and (ii) Cash and Cash Equivalents in an amount not to exceed $250,000.

6.15 Demolition or Construction Activity.
     Holdings and the Borrowers shall not, and shall not permit any of their respective Subsidiaries to, demolish or cause the demolition of any existing buildings or improvements on the Real Property Collateral, or to commence any new construction of buildings or improvements on the Real Property Collateral. Notwithstanding anything to the contrary contained in the foregoing, the Loan Parties shall be permitted to perform, or cause to be performed, (1) routine maintenance and repair of the Real Property Collateral and the buildings and improvements thereon provided that the same is performed in accordance with all Applicable Laws and, if required by such Applicable Laws, performed by a duly licensed contractor, and (2) demolition consistent with the Borrowers’ development plans for the Real Property Collateral, the costs of which are reflected in the then current Predevelopment Expenses Budget, provided that (a) such demolition is carried out in compliance in all material respects with all Applicable Laws and (b) the following conditions are satisfied:
     (i) no Event of Default shall have occurred and be continuing or would result therefrom;
     (ii) a duly licensed contractor shall be engaged to perform such demolition activities;
     (iii) the prime contract relating to such demolition shall be limited in scope to demolition activities (exclusive of any new construction) and shall be in form and substance reasonably satisfactory to the Administrative Agent; and
     the Loan Parties shall (x) maintain or cause to be maintained, with financially sound and reputable insurers, insurance against loss or damage of the kinds and with respect to liability customarily carried or maintained by companies of established reputation with respect to demolition projects similar in size, nature and scope (including, without limitation, builder’s risk insurance) to such demolition and such insurance shall meet all the requirements set forth on Schedule 5.6B hereto and (y) require the contractor engaged to perform such demolition to maintain, with financially sound and reputable insurers, insurance against loss or damage of the kinds and with respect to liability customarily carried or maintained by contractors of established reputation that perform demolition projects similar in size, nature and scope to such demolition.
SECTION 7.
EVENTS OF DEFAULT
     IF any of the following conditions or events (any of the following conditions or events being an “Event of Default”) shall occur:
7.1 Payment of Obligations.
     The Borrowers shall fail to pay any of the Obligations on the due date thereof (whether due at stated maturity, on demand, upon acceleration or otherwise) and, in the case of the failure to pay accrued interest or other amounts (other than principal), such amount remains unpaid for three Business Days thereafter; or
7.2 Misrepresentations.
     Any representation, warranty or other written statement to any Agent or any Lender by or on behalf of any Loan Party, made in or furnished pursuant to any of the Loan Documents or in any certificate delivered in connection with or pursuant to any of the Loan Documents, proves to have been false or misleading in any material respect when made or furnished; or
7.3 Breach of Certain Covenants.
     Holdings or the Borrowers shall fail or neglect to perform, keep or observe any covenant contained in subsections 5.3(x)(a) or 5.4 or Section 6 hereof; provided that any such default with respect to the covenants contained in subsections 6.6A or 6.6B hereof may be cured by (i) Holdings issuing Qualified Equity Interests for cash or otherwise receiving cash contributions to the capital of Holdings, and, in each case, contributing any such cash (the “Cure Amount”) to the capital of the Borrowers, and (ii) upon the receipt by the Borrowers of the Cure Amount, such Borrowers making a voluntary prepayment of the Loans pursuant to subsection 2.6B(i) in the amount of the Cure Amount no later than the date on which the financial statements for the period ending on the Calculation Date applicable to such default are required to be delivered pursuant to subdivision (i) or (ii) of subsection 5.3, if, after giving effect to such voluntary prepayment of the Loans, the Borrowers shall be in compliance, on a Pro Forma Basis, with the financial covenants contained in subsections 6.6A and 6.6B hereof; or
7.4 Breach of Other Covenants.
     Holdings or the Borrowers shall fail or neglect to perform, keep or observe any covenant contained in this Agreement not otherwise addressed in this Section 7 and the breach of such covenant is not cured to the Administrative Agent’s satisfaction within 30 days after the earlier to occur of (i) notice from the Administrative Agent and (ii) the date that Holdings or any of the Borrowers become aware thereof; provided that such notice and opportunity to cure shall not apply in the case of any failure to perform, keep or observe any covenant that is a willful and knowing breach by Holdings or the Borrowers; or
7.5 Default Under Loan Documents.
     Any Loan Party shall default in the due and punctual observance or performance (taking into account any applicable grace periods) of any liability or obligation to be observed or performed by it under any of the Loan Documents (except as provided in subsections 7.1, 7.2, 7.3 7.4 or 7.15), and the breach of such liability or obligation is not cured to the Administrative Agent’s satisfaction within 30 days (or, if applicable, such shorter period as may be expressly provided for in the subject Loan Document); or
7.6 Other Defaults.
     A. Any Loan Party shall (i) default in making any payment of any principal of any Indebtedness (including, without limitation, any Contingent Obligation in respect of Indebtedness, but excluding Obligations of the Loan Parties under the Loan Documents and the Second Lien Obligations) on the scheduled or original due date with respect thereto, or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created, or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice or the passage of any grace period if required, such Indebtedness to be demanded or to become due, or to be required to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated

maturity or (in the case of any such Indebtedness constituting a Contingent Obligation) to become payable or cash collateral in respect thereof to be demanded; provided, that a default, event or condition described in clauses (i), (ii) or (iii) of this subsection 7.6A shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this subsection 7.6A shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $1,000,000; or
     B. Any Loan Party shall (i) default in making any payment of any principal of any Indebtedness under the Second Lien Loan Documents on the scheduled or original due date with respect thereto, or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created, or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any Second Lien Loan Document, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, such Indebtedness to be demanded or to become due, or to be required to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity or (in the case of any such Indebtedness constituting a Contingent Obligation) to become payable or cash collateral in respect thereof to be demanded.
7.7 Uninsured Losses.
     Any loss, theft, damage or destruction of any of the Collateral not fully covered (subject to such deductibles as the Administrative Agent shall have permitted) by insurance if the aggregate amount not covered by insurance exceeds $1,000,000 in any Fiscal Year; or
7.8 Insolvency Proceedings.
     Any Insolvency Proceeding shall be commenced by either of the Sponsors or any Loan Party; an Insolvency Proceeding is commenced against either of the Sponsors or any Loan Party and any of the following events occur: either of the Sponsors or such Loan Party consents to the institution of the Insolvency Proceeding against it; the petition commencing the Insolvency Proceeding is not timely contested by the Sponsors or such Loan Party; the petition commencing the Insolvency Proceeding is not dismissed within 60 days after the date of the filing thereof (provided that, in any event, during the pendency of any such period, Lenders shall be relieved from their obligation to make Loans or otherwise extend credit to or for the benefit of the Borrowers hereunder); an interim trustee is appointed to take possession of all or a substantial portion of the properties of the Sponsors or such Loan Party or to operate all or any substantial portion of the business of the Sponsors or such Loan Party or an order for relief shall have been issued or entered in connection with such Insolvency Proceeding; or the Sponsors or any Loan Party shall make an offer of settlement extension or composition to its unsecured creditors generally; or
7.9 Business Disruption; Condemnation.
     A material portion of the Collateral shall be taken through condemnation or a Required Dedication or the Appraised Value of such property shall be materially impaired through condemnation or a Required Dedication; or
7.10 ERISA.
     An ERISA Event shall occur which could reasonably be expected to result in a Material Adverse Effect or which the Administrative Agent, in its reasonable discretion, shall determine constitutes grounds for the termination by the PBGC of any Pension Plan or for the appointment by the appropriate United States district court of a trustee for any Pension Plan; or any Pension Plan shall be terminated or any such trustee shall be requested or appointed; or Holdings, any of the Borrowers or any of their respective Subsidiaries is in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan resulting from Holdings’ or any Borrower Entity’s complete or partial withdrawal from such Pension Plan; or
7.11 Challenge to Loan Documents; Invalidity.
     Any Loan Party or any of its Affiliates shall challenge or contest in any action, suit or proceeding the validity or enforceability of any of the Loan Documents, the legality or enforceability of any of the Obligations or the perfection or priority of any Lien granted to the Collateral Agent, or any Lien created by any of the Collateral Documents shall cease to be enforceable and of the same effect and priority, in each case, to the extent purported to be created thereby, or any of the Loan Documents ceases to be in full force or effect for any reason other than a full or partial waiver or release by the applicable Agent and Lenders in accordance with the terms thereof; or
7.12 Judgment.
     One or more judgments or orders for the payment of money (not covered by insurance as to which an insurance company has acknowledged coverage) in an amount that exceeds, individually or in the aggregate, $1,000,000 shall be entered against any Loan Party and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
7.13 Repudiation of or Default Under Guaranty or Sponsor Guaranty.
     Any Guarantor (including, without limitation, the Sponsors) shall revoke or attempt to revoke the Guaranty (including, without limitation, the Sponsor Guaranty) signed by such Guarantor, shall repudiate such Guarantor’s liability thereunder, or shall be in default under the terms thereof, or shall fail to confirm in writing, promptly after receipt of the Administrative Agent’s written request therefor, such Guarantor’s ongoing liability under the Guaranty in accordance with the terms thereof; or
7.14 Criminal Forfeiture.
     Any Loan Party shall be convicted under any criminal law that could lead to a forfeiture of any property of such Loan Party; or
7.15 Change of Control.
     A Change of Control shall occur; or
7.16 Engagement Letter.
     Any Loan Party shall default in the due and punctual observance or performance of any liability or obligation to be observed or performed by it under the Engagement Letter, and the breach of such liability or obligation is not cured to the Administrative Agent’s satisfaction within 5 Business Days following notice from the Administrative Agent demanding such observance or performance;

     THEN (i) upon the occurrence of any Event of Default described in subsection 7.8, each of (a) the unpaid principal amount of and accrued interest on the Loans, and (b) all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Holdings and the Borrowers, and (ii) upon the occurrence and during the continuation of any other Event of Default, the Administrative Agent may, or shall upon the written request of the Requisite Lenders (subject, in each case, to the right (if any) of any Lender to cure such Event of Default pursuant to the terms of the Co-Lender Agreement), by written notice to the Borrowers, declare the unpaid principal amount of and accrued interest on the Loans, and all other Obligations, to be, and the same shall forthwith become, immediately due and payable. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent or the Collateral Agent may (and shall as directed by the Requisite Lenders) (A) exercise, on behalf of the Lenders, any and all rights and remedies under any Loan Documents; and/or (B) exercise any and all rights, powers and remedies available to the Administrative Agent, the Collateral Agent or the Lenders at law, in equity or otherwise, all of which rights, powers and remedies are cumulative and not exclusive.
SECTION 8.
AGENTS
8.1 Appointment.
     A. Appointment Authority. Each of the Lenders hereby irrevocably appoints Credit Suisse as the Administrative Agent and the Collateral Agent hereunder and under the other Loan Documents and authorizes Credit Suisse, in such capacities, to take such actions on its behalf and to exercise such powers as are delegated to Credit Suisse, in such capacities by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Each Agent agrees to act upon the express conditions contained in this Agreement and the other Loan Documents, as applicable. In performing its functions and duties under this Agreement, each Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Holdings, the Borrowers or any of their respective Subsidiaries. The provisions of this Section 8 are solely for the benefit of the Agents and the Lenders, and neither Holdings nor the Borrowers shall have rights as a third party beneficiary of any of such provisions; provided that Holdings and the Borrowers shall be obligated to perform their obligations under this Section 8.
     B. Appointment of Supplemental Collateral Agents. It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent or the Collateral Agent deems that by reason of any present or future law of any jurisdiction the Administrative Agent or the Collateral Agent may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, it may be necessary that the Administrative Agent or the Collateral Agent appoint an additional individual or institution as a separate trustee, co-trustee, collateral agent or collateral co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Collateral Agent” and collectively as “Supplemental Collateral Agents”).
     In the event that the Administrative Agent or the Collateral Agent appoints a Supplemental Collateral Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent or the Collateral Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Collateral Agent to the extent, and only to the extent, necessary to enable such Supplemental Collateral Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Collateral Agent shall run to and be enforceable by either the Administrative Agent or the Collateral Agent or such Supplemental Collateral Agent and (ii) the provisions of this Section 8 and of subsection 9.2 that refer to the Administrative Agent or the Collateral Agent shall inure to the benefit of such Supplemental Collateral Agent and all references therein to the Administrative Agent or the Collateral Agent shall be deemed to be references to the Administrative Agent or the Collateral Agent and/or such Supplemental Collateral Agent, as the context may require.
     Should any instrument in writing from Holdings or the Borrowers or any other Loan Party be required by any Supplemental Collateral Agent so appointed by the Administrative Agent or the Collateral Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, Holdings or the Borrowers, as applicable, shall, or shall cause such other Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent or the Collateral Agent. In case any Supplemental Collateral Agent, or a successor thereto, shall dissolve, die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall vest in and be exercised by the Administrative Agent or the Collateral Agent until the appointment of a new Supplemental Collateral Agent.
8.2 Rights as a Lender.
     Each Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Persons serving as the Agents hereunder in their individual capacity. Such Persons and their Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Holdings, the Borrowers or any of their respective Subsidiaries or other Affiliates thereof as if such Persons were not Agents hereunder and without any duty to account therefor to the Lenders.
8.3 Exculpatory Provisions.
     The Agents shall not have any duties or obligations except those expressly set forth herein, in the other Loan Documents and in the Co-Lender Agreement. Without limiting the generality of the foregoing, the Agents (i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agents are required to exercise as directed in writing by the Requisite Lenders (or such other number or percentage of the relevant Lenders as shall be necessary under the circumstances as provided in subsection 9.5), provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law and (iii) shall not, except as expressly set forth herein and in the other Loan Documents have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their Affiliates that is communicated to or obtained by the Person serving as an Agent or any of its Affiliates in any capacity. No Agent shall be liable to the Lenders for any action taken or not taken by it with the consent or at the request of the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in subsection 9.5) or in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default or Event of Default unless and until notice thereof is given in writing to such Agent by Holdings or the Borrower or a Lender. The Agents shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agents.
8.4 Reliance by the Agents.
     The Agents shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, posting or other distribution) believed by it in good faith to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agents also may rely upon any statement made to it orally or by telephone and believed by it in good faith to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of such Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Agents may presume that such condition is satisfactory to such Lender unless the Agents shall have received notice to the contrary from such Lender prior to the making of such Loan. The Agents may consult with legal counsel (who may be counsel for Holdings and the Borrower Entities), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
8.5 Delegation of Duties.
     Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Agent. The Agents and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of subsection 8.3 shall apply to any such sub-agent and to the Related Parties of such Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as such Agent.
8.6 Resignation of Administrative Agent and/or Collateral Agent.
     The Administrative Agent and/or Collateral Agent may at any time give notice of its resignation to the Lenders and the Borrowers. Upon receipt of any such notice of resignation, the Requisite Lenders shall have the right to appoint a successor Administrative Agent and/or Collateral Agent, as applicable, which shall be a bank with an office in New York, or an Affiliate of any such bank with an office in New York. If no such successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within ten days after the retiring Administrative Agent and/or Collateral Agent as the case may be, gives notice of its resignation, then the retiring Administrative Agent and/or Collateral Agent may, with the written consent of the Borrowers if no Default or Event of Default shall have occurred and be continuing (such consent not to be unreasonably withheld or delayed), on behalf of the Lenders, appoint a successor Administrative Agent and/or Collateral Agent, as applicable, meeting the qualifications set forth above, provided that if the Administrative Agent and/or Collateral Agent, as applicable, shall notify the Borrowers and the Lenders that no such successor is willing to accept such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent and/or Collateral Agent, as applicable, shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Administrative Agent and/or Collateral Agent, as applicable, on behalf of the Secured Parties under any of the Loan Documents, the retiring Administrative Agent and/or Collateral Agent, as applicable, may continue to hold such Collateral until such time as a successor Administrative Agent and/or Collateral Agent, as applicable, is appointed and such Collateral is assigned to such successor Administrative Agent and/or Collateral Agent, as applicable) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent and/or Collateral Agent, as applicable, shall instead be made by or to each Lender directly, until such time as the Requisite Lenders appoint a successor Administrative Agent and/or Collateral Agent, as applicable, as provided for above in this paragraph (provided that, notwithstanding the foregoing, the retiring Administrative Agent and/or Collateral Agent, as applicable, may, in its sole discretion, elect to receive and distribute payments as paying agent for the Lenders, distribute communications and/or make determinations (in such capacity, the “Paying Agent”) until such time as a successor Administrative Agent and/or Collateral Agent, as applicable, is so appointed). Upon the acceptance of a successor’s appointment as Administrative Agent and/or Collateral Agent, as applicable hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent and/or Collateral Agent, as applicable, and the retiring Administrative Agent and/or Collateral Agent, as applicable shall be discharged from all of its duties and obligations hereunder or under the Loan Documents (if such rights and obligations were not earlier discharged as provided in the proviso to the preceding sentence). The fees payable by Holdings and the Borrowers to a successor Administrative Agent and/or Collateral Agent, as applicable, shall be the same as those payable to its predecessor unless otherwise agreed between Holdings, the Borrowers and such successor. After the retiring Administrative Agent’s and/or Collateral Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 8 and subsection 9.2 shall continue in effect for the benefit of such retiring Administrative Agent and/or Collateral Agent, as applicable, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent and/or Collateral Agent, as applicable was acting in such capacity or as Paying Agent.
8.7 Collateral Documents; Successor Collateral Agent.
     Each Lender hereby further authorizes the Collateral Agent to enter into each Collateral Document, including, without limitation, the Intercreditor Agreement, as secured party on behalf of and for the benefit of the Lenders and the other beneficiaries named therein and agrees to be bound by the terms of each Collateral Document; provided that except as contemplated by the Intercreditor Agreement the Collateral Agent shall not enter into or consent to any Modification, termination or waiver of any provision contained in any Collateral Document without the prior consent of the Requisite Lenders (or, if required pursuant to subsection 9.5, all the Lenders); provided further, however, that, without further written consent or authorization from any Lender, the Collateral Agent may (i) execute any documents or instruments necessary to (a) effect the subordination of the Lien of the applicable Collateral Document to an interest in any Real Property Collateral if required under this Agreement or any Collateral Document, or (b) effect the release of any asset constituting Collateral from the Lien of the applicable Collateral Document in the event that such asset is sold or otherwise disposed of in a transaction effected in accordance with subsection 6.8 or to the extent otherwise required by any Collateral Document and (ii) enter into release and/or escrow arrangements with the Title Company or any other third-party designated by the Collateral Agent for purposes of delivery of Release Instruments. Anything contained in any of the Loan Documents to the contrary notwithstanding, each Lender agrees that no Secured Party other than the Collateral Agent shall have any right individually to realize upon any of the Collateral under any Collateral Document, it being understood and agreed that all rights and remedies under the Collateral

Documents may be exercised solely by the Collateral Agent for the benefit of the Secured Parties named therein in accordance with the terms thereof.
8.8 Non-Reliance on Agents and Other Lenders.
     Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
8.9 No Other Duties, Etc.
     Anything herein to the contrary notwithstanding, none of the Syndication Agent, the Sole Lead Arranger or the Sole Bookrunning Manager shall have any obligations, liabilities, duties or responsibilities under this Agreement.
SECTION 9.
MISCELLANEOUS
9.1 Assignments and Participations in Loans.
     A. Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Holdings nor any Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and the Administrative Agent and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection 9.1B, (ii) by way of participation in accordance with the provisions of subsection 9.1D or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection 9.1F (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection 9.1D and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     B. Assignments by Lenders.
     (i) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Loan to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender; and provided, further, that
     (a) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Loans or Commitments or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to any Lender, the aggregate amount of the Loans or Commitments subject to each such assignment (determined as of the date of the Assignment Agreement with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 or an integral multiple of $1,000,000 in excess thereof, unless the Administrative Agent otherwise consents; provided that contemporaneous assignments to or by two or more Approved Funds shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above; and
     (b) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment Agreement via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent), and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and if required, applicable tax forms.
     (ii) Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection 9.1C, from and after the effective date specified in each Assignment Agreement, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of subsections 2.9 and 9.2 with respect to facts and circumstances occurring prior to the effective date of such assignment. An Eligible Assignee shall not be entitled to receive any greater payment under subsection 2.9 than the assigning Lender would have been entitled to receive with respect to the Loan or portion of the Loan assigned to such Eligible Assignee, unless the grant to such Eligible Assignee is made with the Borrower’s prior written consent. Any assignment or sale by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as by such Lender of a participation in such rights and obligations in accordance with subsection 9.1D.
     (iii) Upon its receipt of, and consent to, a duly completed Assignment Agreement executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in subsection 9.1B(i)(b) above, if applicable, and the written consent of the Administrative Agent and any applicable tax forms, the Administrative Agent shall promptly (i) accept such Assignment Agreement and (ii) record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph.
     C. The Register. The Administrative Agent, acting solely for this purpose as an agent of Holdings and the Borrowers, shall maintain at one of its offices in New York a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amounts of the Loans (each, a “Registered Loan”) owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers at any reasonable time and from time to time upon reasonable prior notice to the Administrative Agent.
     D. Participations. Any Lender may at any time, without the consent of, or notice to, Holdings, the Borrowers or any Agent, sell participations to any Person (other than a natural person or Holdings or any Borrower or any of the respective Affiliates or Subsidiaries of Holdings or the Borrowers) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that
     (i) such Lender’s obligations under this Agreement shall remain unchanged,
     (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations,
     (iii) Holdings, the Borrowers, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and
     (iv) in the event that any Lender sells participations in a Registered Loan, such Lender shall maintain a register on which it enters the name of all participants in the Registered Loans held by it (the “Participant Register”). A Registered Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.
     Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any Modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any Modification or waiver with respect to any action (i) increasing the Commitments, (ii) effecting the extension of the final maturity of the Loan allocated to such participation, (iii) effecting a reduction of the principal amount of or affecting a reduction in the rate of interest payable on any Loan or any fee allocated to such participation, (iv) releasing all or substantially all of the Collateral or (v) releasing all or substantially all of the Subsidiary Guarantors from their obligations under the Guaranty. Subject to subsection 9.1E, the Borrowers agree that each Participant shall be entitled to the benefits of subsection 2.8D and subsection 2.9 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection 9.1B; provided that such Participant agrees to be subject to subsection 2.10 as though it were a Lender. To the extent permitted by law, each Participant also shall be entitled to the benefits of subsection 9.3 as though it were a Lender, provided such Participant agrees to be subject to subsection 9.4 as though it were a Lender.
     E. Limitations Upon Participant Rights. A Participant shall not be entitled to receive any greater payment under subsection 2.9 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent. Without limiting the generality of the foregoing, a Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of subsection 2.9E unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with subsection 2.9E(v) as though it were a Lender.

     F. Certain Pledges. Any Lender may, without the consent of, or notice to, Holdings, the Borrowers or any Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may, without the consent of, or notice to, Holdings, the Borrowers or any Agent, create a security interest in all or any portion of the Loans owing to it and the Notes, if any, held by it to the trustee for holders of obligations owed, or Securities issued, by such Fund as security for such obligations or Securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this subsection 9.1, (i) no such pledge shall release the pledging Lender from any of its obligations under this Agreement and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under this Agreement and the Notes even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.
     G. SPV Lender. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (a “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrowers, the option to provide to the Borrowers all or any part of any Loan that such Granting Lender would otherwise be obligated to make the Borrowers pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan, (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). An SPV shall not be entitled to receive any greater payment under subsection 2.9 that the Granting Lender would have been entitled to receive with respect to the Loan or portion of the Loan granted to such SPV, unless the grant to such SPV is made with the Borrowers’ prior written consent. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other Person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this subsection 9.1, any SPV may (i) with notice to, but without the prior written consent of, the Borrowers and the Administrative Agent and without paying any processing fee therefore, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrowers and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV. This subsection 9.1 may not be amended without the written consent of the SPV.
     H. Co-Lending Agreement. Each assignment and participation permitted hereunder shall be subject to the terms of the Co-Lending Agreement.
9.2 Expenses; Indemnity; Damage Waiver.
     A. Costs and Expenses. Holdings and the Borrowers shall jointly and severally pay all out-of-pocket expenses incurred by each Agent and its Affiliates, including the reasonable fees, charges and disbursements of its appraiser, counsel (including, without limitation, special and local counsel) for each Agent and its Affiliates (and fees and time charges for attorneys who may be employees of such Agent or Affiliates) and filing and recording fees and expenses, in connection with the syndication of the credit facility provided for herein, the development, preparation, negotiation, execution, delivery, closing, funding, and administration of this Agreement, the other Loan Documents and the Co-Lender Agreement, any Modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), or in connection with the enforcement or protection of its rights in connection with this Agreement, the other Loan Documents and the Co-Lender Agreement, including its rights under this subsection 9.2A, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
     B. Indemnification. Holdings and the Borrowers shall jointly and severally indemnify each Agent (and any sub-Agent thereof), each Lender, their respective successors and assigns and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all costs, losses, claims, damages, liabilities and expenses (including, without limitation, the reasonable fees, charges and disbursements of any counsel and consultants for any Indemnitee (and fees and time charges for attorneys who may be employees of any Indemnitee)) of any kind or nature whatsoever, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution, delivery, enforcement or administration of this Agreement, any other Loan Document, the Co-Lender Agreement or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property (including, without limitation, the Real Property Collateral), any Environmental Claim or any Environmental Liabilities related in any way to all or any part of the Real Property Collateral, any of the Borrowers or any of their respective Subsidiaries, (iv) any claim, demand or liability for any brokerage commissions, or broker’s or finder’s fees or investment banking or similar fees incurred or alleged to have been incurred in connection with any of the Transactions, and any claim, demand or liability relating thereto or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by Holdings, the Borrowers or any of their respective Affiliates); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such costs, losses, claims, damages, liabilities and expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted solely from the gross negligence or willful misconduct of such Indemnitee.
     C. Reimbursement by the Lenders. To the extent that either Holdings or the Borrowers fails to pay any amount required under subsection 9.2A or 9.2B to be paid by it to any Agent (or any sub-Agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Agent (or any such sub-Agent) or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought or if the Obligations hereunder have been repaid at such time, as of the time the actions which are the subject of such indemnification claim occurred) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent (or any such sub-Agent) in its capacity as such, or against any Related Party of any of the foregoing acting for such Agent (or any such sub- Agent) in connection with such capacity. The obligations of the Lenders under this subsection 9.2C are subject to the provisions of subsection 9.12.
     D. Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, each of Holdings and each of the Borrowers shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection 9.2B above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, unless such damages are directly caused solely by the gross negligence or willful misconduct of such Indemnitee as determined by a court of competent jurisdiction by final and nonappealable judgment.
     E. Payments. All amounts due under this subsection 9.2 shall be payable promptly after demand therefor.
9.3 Right of Set-Off.
     Without limitation of any other rights of the Agents or Lenders, and subject to the terms of the Intercreditor Agreement, if an Event of Default shall have occurred and be continuing, each Agent, Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Agent, Lender, or any such Affiliate to or for the credit or the account of Holdings or the Borrowers against any and all of the Obligations of Holdings or the Borrowers now or hereafter existing under this Agreement or any other Loan Document to such Agent or Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such Obligations of Holdings or the Borrowers may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Agent and Lender and each of their respective Affiliates under this subsection 9.3 are in addition to other rights and remedies (including other rights of setoff) which such Agent, Lender or their respective Affiliates may have and are subject to the terms of the Intercreditor Agreement. Each Agent and Lender agrees promptly to notify the Borrowers and the Administrative Agent after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
9.4 Sharing of Payments by Lenders.
     If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its Pro Rata Share thereof as provided herein, then (subject to the terms of the Co-Lender Agreement) the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact and (b) purchase (for Cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, to the end that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by Holdings or the Borrowers pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to Holdings, the Borrowers or any of their respective Affiliates or Subsidiaries (as to which the provisions of this paragraph shall apply). Each of Holdings and the Borrowers consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against Holdings and the Borrowers rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.
9.5 Amendments and Waivers.
     A. Amendment and Waivers. No Modification, termination or waiver of any provision of this Agreement, of the Notes or of any other Loan Document, or consent to any departure by any Loan Party therefrom, shall in any event be effective without the written concurrence of the Requisite Lenders and each Loan Party that is party to the relevant Loan Document; provided that any such Modification, termination, waiver or consent which: (a) reduces or forgives the principal amount of any of the Loans; (b) reduces the percentage specified in the definition of the “Requisite Lenders” (it being understood that, with the consent of the Requisite Lenders, additional extensions of credit pursuant to this Agreement may be included in the definition of the “Requisite Lenders” on substantially the same basis as the Loans are included on the Effective Date); (c) changes in any manner any provision of this Agreement which, by its terms, expressly requires the approval or concurrence of all the Lenders; (d) postpones the scheduled final maturity date of the Loans (except in accordance with the terms of subsection 2.12); (e) postpones the date on which any interest is payable; (f) decreases the interest rate borne by any of the Loans (other than any waiver of any increase in the interest rate applicable to any of the Loans pursuant to subsection 2.4E) or the amount of any fees (including the extension fee payable under subsection 2.12) payable hereunder; (g) increases the maximum duration of Interest Periods permitted hereunder; (h) releases all or substantially all of the Collateral; (i) releases Holdings from its obligations under any Guaranty or, except as provided in any applicable Guaranty or in connection with Asset Sales to the extent permitted under subsection 6.8, releases all or substantially all of the Subsidiary Guarantors from their obligations under the Guaranty; (j) changes subsections 2.6D(iii) or 9.4 or amends the definition of “Pro Rata Share” in a manner that would alter the pro rata sharing of payments required thereby; or (k) changes in any manner the provisions contained in this subsection 9.5, shall be effective only if evidenced by a writing signed by or on behalf of all the Lenders to whom Obligations are owed being directly affected by such Modification, termination, waiver or consent (the consent of the Requisite Lenders not being required for any such change); and provided, further, that any Modification, termination, waiver or consent which amends or modifies the definition of “Approved Fund,” “Eligible Assignee,” or “Fund,” shall be effective only if evidenced by a written concurrence of the Requisite Lenders and the Administrative Agent. In addition to the written concurrence of the Requisite Lenders and each Loan Party that is party to the relevant Loan Document, (i) no Modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the Lender which is the holder of that Note, and (ii) no Modification, termination or waiver of any provision of Section 8 or of any other provision of this Agreement which, by its terms, expressly requires the approval or concurrence of the Administrative Agent or the Collateral Agent shall be effective without the written concurrence of the Administrative Agent or the Collateral Agent, as applicable. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Borrower in any case shall entitle the Borrowers to any other or further notice or demand in similar or other circumstances. Any Modification, termination, waiver or consent effected in accordance with this subsection 9.5 shall be binding upon each Lender at the time outstanding, each future Lender and on the Borrowers. Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Requisite Lenders, the Administrative Agent and the Borrowers (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably (including with respect to prepayments) in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and in the benefits of all the Collateral, (b) to provide for the Lenders holding such additional credit facilities to share ratably with the Lenders holding Loans, and (c) to include appropriately the Lenders holding such credit facilities in any determination of the Requisite Lenders.
     Notwithstanding anything to the contrary contained in this Section 9.5: (i) the parties to the Agent Letters may (1) enter into written amendments, supplements or modifications to the Agent Letters (including amendments and restatements thereof) , for the purpose of adding any provisions thereto or changing in any manner the rights thereunder of the parties thereto or (2) waive, on such terms and conditions as may be specified in the instrument of waiver, any of the requirements of the Agent Letters, as the case may be, or any Default or Event of Default to the extent (and only to the extent) relating to the Agent Letters, it being understood that the waiver of any Default or Event of Default (or portion thereof) relating to any of the other Loan Documents may be accomplished only as set forth in the immediately preceding paragraph; (ii) the Collateral Agent may pursuant to the terms and conditions set forth in the Sponsor Guaranty or the Environmental Indemnity (as applicable), but without obtaining the consent of the Requisite Lenders, release either of the guarantors or indemnitors that is a party to such agreement from their obligations thereunder and (at the Collateral Agent’s election) require the Borrowers and Holdings to deliver an amended or replacement Sponsor Guaranty or Environmental Indemnity (as applicable) in form and substance, and executed by a substitute guarantor or indemnitor, acceptable to the Collateral Agent in its reasonable discretion; (iii) the Collateral Agent may in accordance with the applicable terms of this Agreement, but without obtaining the consent of the Requisite Lenders, (1) deliver to the Control Account Bank, updated and revised Operating Expenses Budgets, Carrying Costs Budgets and Predevelopment Expenses Budgets, (2) amend and revise the schedules to any Account Control Agreement, and (3) amend the disbursement instructions with respect to funds on deposit in the Lockbox Account, the Cash Management Account the Interest Reserve Account, the Operating Expense Account, the Carrying Costs Reserve Account, the Predevelopment Expenses Reserve Account and the Marriott Parking Dispute Reserve Account and (iv) to the extent applicable, all voting with respect to any Modification, termination or waiver as set forth in this subsection 9.5A shall be subject to the terms of the Co-Lender Agreement.
     B. Non-Consenting Lenders. Each Lender grants to the Borrowers the right to cause an assignment of all (but not less than all) of such Lender’s Loans owing to it, its participations in the Notes held by it and all of its rights and obligations hereunder and under the other Loan Documents to Eligible Assignees, which right may be exercised by the Borrowers if such Lender (a “Non-Consenting Lender”) refuses to execute any amendment, waiver or consent which requires the written consent of Lenders other than Requisite Lenders and to which the Requisite Lenders, the Administrative Agent and the Borrowers have otherwise agreed; provided that (i) such Non-Consenting Lender (a “Terminated Lender”) shall receive, in connection with such assignments, payment equal to the aggregate amount of outstanding Loans owed to such Terminated Lender (together with all accrued and unpaid interest, fees and other amounts (other than indemnities), (ii) the Borrowers shall have exercised such right in respect of each such Non-Consenting Lender and (iii) each such Eligible Assignee shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender. Each Lender agrees that if the Borrowers exercise their option hereunder, it shall promptly execute and deliver all agreements and documentation necessary to effectuate such assignment as set forth in subsection 9.1. The Borrowers shall be entitled (but not obligated) to execute and deliver such agreement and documentation on behalf of such Non-Consenting Lender and any such agreement and/or documentation so executed by the Borrowers shall be effective for purposes of documenting an assignment pursuant to subsection 9.1.

9.6 Independence of Covenants.
     All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another such covenant shall not avoid the occurrence of a Default or Event of Default if such action is taken or condition exists.
9.7 Notices.
     A. Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection 9.7B below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows: (i) if to Holdings or the Borrowers, c/o Metroflag Management, LLC, 3753 Howard Hughes Parkway, Suite 101, Las Vegas, NV 89109, Attention: Patrick O’Malley (Telephone No. (702) 938-9876; Telecopier No. (702) 938-9870) with a copy to Greenberg Traurig, P.A., 1221 Brickell Avenue, Miami, Florida 33131, Attention: Juan Loumiet, Esq.; (ii) if to the Administrative Agent or the Collateral Agent, (a) in connection with matters arising under subsections 2.1 through 2.11 of this Agreement, to Eleven Madison Avenue, New York, New York 10010, Attention: Agency Group, Telecopier No. (212) 325-8304 or (b) with respect to any other matters hereunder, to Eleven Madison Avenue, New York, New York 10010, Attention: William O’Daly, Director (Telephone No. (212) 325-1986; Telecopier No. (212) 743-2254), and to 2121 Avenue of the Stars, Los Angeles, California 90067, Attention: Arik Prawer, Director (Telephone No. (310) 282-7675; Telecopier No. (310) 282-7178); and (iii) if to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection 9.7B below, shall be effective as provided in said subsection 9.7B.
     In the event that any notices or certificates required hereunder or under the other Loan Documents are described as, or required to be, delivered by “the Borrowers”, the Administrative Agent may elect, in its sole discretion, to have and accept such notice or certificates delivered only by any individual Borrower. Any notice, election, representation, warranty, agreement or undertaking by any individual Borrower shall be deemed for all purposes to have been made by each and every Borrower and shall be binding and enforceable against all of the Borrowers to the same extent as if made directly by each such Borrower.
     B. Electronic Communications.
     (i) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to subsection 2.1 or 2.4, if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such subsection by electronic communication. Each of the Administrative Agent and Holdings and the Borrowers may, in their respective discretion, agree to accept notices and other communications hereunder via electronic communications pursuant to procedures approved by the Administrative Agent or the Borrowers, respectively; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes,

(i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
     (ii) Each of Holdings and each Borrower hereby agrees, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by the Administrative Agent to the Borrowers, that it will, or will cause its Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent or the Collateral Agent pursuant to the Loan Documents, or to the Lenders under subsection 5.2, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to a Disbursement Authorization, (ii) relates to the payment of any principal or other amount due under this Agreement, (iii) provides notice of any Default or Event of Default under this Agreement or any other Loan Document or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or the incurrence of the Loans (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to william.o’daly@credit-suisse.com and to arik.prawer@credit-suisse.com (or at such other electronic mail address as directed by the Administrative Agent). In addition, each of Holdings and each Borrower agrees, and agrees to cause its Subsidiaries, to continue to provide the Communications to the Administrative Agent, the Collateral Agent or the Lenders, as the case may be, in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent. Each of Holdings and each Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on SyndTrak, Intralinks or a substantially similar electronic transmission system.
     C. Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.
9.8 Survival of Representations, Warranties and Agreements.
     A. All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.
     Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Holdings and the Borrowers set forth in subsections 2.8D, 2.9, 9.2 and 9.18 and the agreements of the Lenders set forth in subsections 8.2, 8.3, 8.4, 9.2C, 9.3, 9.4 and 9.19 shall survive the payment of the Loans and the reimbursement of any amounts drawn or paid thereunder, and the termination of this Agreement.

9.9 Failure or Indulgence Not Waiver; Remedies Cumulative.
     No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.
9.10 Marshalling; Payments Set Aside.
     Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of Holdings or the Borrowers or any other party or against or in payment of any or all of the Obligations. To the extent that Holdings or the Borrowers make a payment or payments to the Administrative Agent or the Lenders (or to the Administrative Agent or Collateral Agent for the benefit of the Lenders), or any Agent or the Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.
9.11 Severability.
     In case any provision in or obligation under this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
9.12 Obligations Several; Independent Nature of the Lenders’ Rights.
     The obligations of the Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitments of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by the Lenders pursuant hereto or thereto, shall be deemed to constitute the Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.
9.13 Maximum Amount.
     A. It is the intention of Holdings, the Borrowers and the Lenders to conform strictly to the usury and similar laws relating to interest from time to time in force, and all agreements between the Loan Parties and their respective Subsidiaries and the Lenders, whether now existing or hereafter arising and whether oral or written, are hereby expressly limited so that in no contingency or event whatsoever, whether by acceleration of maturity hereof or otherwise, shall the amount paid or agreed to be paid in the aggregate to the Lenders as interest (whether or not designated as interest, and including any amount otherwise designated but deemed to constitute interest by a court of competent jurisdiction) hereunder or under the other Loan Documents or in any other agreement given to secure the Indebtedness or obligations of Holdings or the Borrowers to the Lenders, or in any other document evidencing, securing or pertaining to the Indebtedness evidenced hereby, exceed the maximum amount permissible under applicable usury or such other laws (the “Maximum Amount”). If under any circumstances whatsoever fulfillment of any provision hereof, or any of the other Loan Documents, at the time performance of such provision shall be due, shall involve exceeding the Maximum Amount, then, ipso facto, the obligation to be fulfilled shall be reduced to the Maximum Amount. For the purposes of calculating the actual amount of interest paid and/or payable hereunder in respect of laws pertaining to usury or such other laws, all sums paid or agreed to be paid to the holder hereof for the use, forbearance or detention of the Indebtedness of Holdings or the Borrowers evidenced hereby, outstanding from time to time shall, to the extent permitted by Applicable Law, be amortized, pro-rated, allocated and spread from the date of disbursement of the proceeds of the Notes until payment in full of all of such Indebtedness, so that the actual rate of interest on account of such Indebtedness is uniform through the term hereof. The terms and provisions of this subsection shall control and supersede every other provision of all agreements between Holdings, the Borrowers or any endorser of the Notes and the Lenders.
     B. If under any circumstances any Lender shall ever receive an amount which would exceed the Maximum Amount, such amount shall be deemed a payment in reduction of the principal amount of the Loans and shall be treated as a voluntary prepayment under subsection 2.6B(i) and shall be so applied in accordance with subsection 2.6 hereof or if such excessive interest exceeds the unpaid balance of the Loans and any other Indebtedness of Holdings or the Borrowers in favor of such Lender, the excess shall be deemed to have been a payment made by mistake and shall be refunded to Holdings or the Borrowers, as applicable.
9.14 Headings.
     Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.
9.15 Applicable Law.
     THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
9.16 Successors and Assigns.
     This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of the Lenders (it being understood that the Lenders’ rights of assignment are subject to subsection 9.1). Neither Holdings or the Borrowers’ rights or obligations hereunder nor any interest therein may be assigned or delegated by Holdings or the Borrowers without the prior written consent of all Lenders.
9.17 Consent to Jurisdiction and Service of Process.
     A. SUBMISSION TO JURISDICTION. EACH OF THE LOAN PARTIES IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF (i) THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY AND OF THE UNITED STATES DISTRICT COURT SITTING IN NEW YORK CITY, (ii) THE COURTS OF THE STATE OF NEVADA SITTING IN CLARK COUNTY AND OF THE UNITED STATES DISTRICT COURT SITTING IN CLARK COUNTY AND (iii) ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER

LOAN DOCUMENT TO THE EXTENT SUCH COURTS WOULD HAVE SUBJECT MATTER JURISDICTION WITH RESPECT THERETO, AND EACH OF THE LOAN PARTIES IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR SUCH NEVADA STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN EITHER SUCH FEDERAL COURT. EACH OF THE LOAN PARTIES AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST HOLDINGS OR THE BORROWERS OR THEIR RESPECTIVE PROPERTIES IN THE COURTS OF THE STATE OF NEW YORK OR THE STATE OF NEVADA OR TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN EITHER THE UNITED STATES DISTRICT COURT SITTING IN NEW YORK CITY OR THE UNITED STATES DISTRICT COURT SITTING IN CLARK COUNTY. EACH OF THE LOAN PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT IT IS NOT SUBJECT PERSONALLY TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK OR THE STATE OF NEVADA, OR THAT ITS PROPERTY IS EXEMPT OR IMMUNE FROM ATTACHMENT OR EXECUTION.
     B. WAIVER OF VENUE. EACH OF THE LOAN PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SUBSECTION 9.17A. EACH OF THE LOAN PARTIES HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
     C. Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in subsection 9.7 (other than by facsimile or electronically). Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.
9.18 Waiver of Jury Trial.
     EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN

INDUCED TO ENTER INTO THIS AGREEMENT AND THE LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
9.19 Confidentiality.
     Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to it, its Affiliates’ and their respective partners, directors, officers, employees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential as provided herein), (b) to the extent requested by any Governmental Authority (including, without limitation, any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this subsection 9.19, to (i) any assignee or pledgee of or Participant in, or any prospective assignee or pledgee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their obligations, (g) with the consent of the Borrowers (such consent not to be unreasonably withheld or delayed) or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this subsection or (y) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than Holdings or the Borrowers or any of their respective Subsidiaries or Affiliates.
     For purposes of this subsection 9.19, “Information” means all written information received from Holdings or the Borrowers or any of their respective Subsidiaries or Affiliates relating to Holdings or the Borrowers or any of their respective Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by Holdings or the Borrowers or any of their respective Subsidiaries or Affiliates which is identified as confidential by the Borrowers. Any Person required to maintain the confidentiality of Information as provided in this subsection 9.19 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
9.20 Borrower’s Responsibility For Compliance With Environmental Laws.
     Nothing in this Agreement is intended, or shall be deemed, to relieve Holdings or the Borrowers or any of their respective Subsidiaries of their obligations under Environmental Laws, or to condone or encourage any disregard of such obligations, or to make any Agent or any of the Lenders in any way responsible under Environmental Laws or otherwise for the ownership or operation of the Real Property Collateral. Holdings and the Borrowers shall retain all responsibility for compliance with Environmental Laws, including proper management of all Hazardous Materials.
9.21 Counterparts; Integration; Effectiveness; Electronic Execution.
     A. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement together with the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto required pursuant to Section 3, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement or any document or instrument delivered in connection herewith by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement or such other document or instrument, as applicable.
     B. Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
9.22 USA Patriot Act Notification. The following notification is provided to the Borrowers pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:
     IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT.
     To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each Person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product.
     What this means for a Borrower: When a Borrower opens an account, if the Borrower is an individual, the Administrative Agent and the Lenders will ask for the Borrower’s name, residential address, tax identification number, date of birth, and other information that will allow the Administrative Agent and the Lenders to identify the Borrower, and, if the Borrower is not an individual, the Administrative Agent and the Lenders will ask for the Borrower’s name, tax identification number, business address, and other information that will allow the Administrative Agent and the Lenders to identify the Borrower. The Administrative Agent and the Lenders may also ask, if the Borrower is an individual, to see the Borrower’s driver’s license or other identifying documents, and, if the Borrower is not an individual, to see the Borrower’s legal Organizational Documents or other identifying documents.
9.23 Joint and Several Liability.
     The Borrowers shall be jointly and severally liable for all amounts due to the Agents and Lenders under this Agreement and the other Loan Documents, regardless of which Borrower actually receives the proceeds of the Loans or the manner in which any Agent or Lender accounts for the Loans on its books and records. Each Borrower’s Obligations, and each Borrower’s Obligations arising as a result of the joint and several liabilities of the Borrowers hereunder, shall be separate and distinct obligations, but all such Obligations shall be primary obligations of each Borrower. Each Borrower’s Obligations arising as a result of the joint and several liability of the Borrowers hereunder shall, to the fullest extent permitted by law, be continuing, absolute and unconditional irrespective of (a) the validity, regularity or enforceability, avoidance or subordination of the Obligations of the other Borrowers or of any Loan Document evidencing all or any part of the Obligations of the other Borrowers, or of any other collateral security therefor or guaranty or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any other Secured Party, (b) any defense, set-off or counterclaim which may at any time be available to or be asserted by the other Borrowers against the Administrative Agent or any other Secured Party, (c) the absence of notice of the creation, renewal, extension or accrual of any of the Obligations, (d) the absence of any attempt to collect the Obligations from the other Borrowers or any other security therefor, or the absence of any other action to enforce the same or to exercise any right of offset, (e) the waiver, consent, extension, forbearance or granting of any indulgence by the Agents and the Required Lenders with respect to any provision of any instrument evidencing the Obligations of the other Borrowers, or any part thereof, or any other agreement now or hereafter executed by the other Borrowers and delivered to the Agents and the Lenders, (f) the failure by Administrative Agent to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or Collateral of the other Borrowers, (g) any election in any proceeding instituted under the U.S. Bankruptcy Code of the application of Section 1111(b)(2) of the U.S. Bankruptcy Code, (h) any borrowing or grant of a security interest by any other Borrower, as debtor-in-possession under Section 364 of the U.S. Bankruptcy Code, (i) the disallowance of all or any portion of any claim by any Agent or Lender for the repayment of the Obligations of the other Borrowers under Section 502 of the U.S. Bankruptcy Code or (j) any other circumstances whatsoever (with or without notice to or knowledge of any of the Borrowers) which might constitute a legal or equitable discharge or defense of the other Borrowers in bankruptcy or in any other instance. With respect to each Borrower’s Obligations arising as a result of the joint and several liability of the Borrowers under this Agreement and the other Loan Documents, each Borrower waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon any of the Borrowers with respect to the Obligations. With respect to each Borrower’s Obligations arising as a result of the joint and several liability of the Borrowers under this Agreement and the other Loan Documents, each Borrower waives, until the Obligations shall have been paid in full in immediately available funds and this Agreement and the other Loan Documents shall have been terminated, any right to enforce any right of subrogation or any remedy which such Borrower now has or may hereafter have against any such other Borrower, any endorser or any guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to any Agent or Lender to secure payment of the Obligations or any other liability of the Borrowers to any Agent or Lender. Upon and during the continuance of any Event of Default, the Agents or any other Secured Party may proceed directly and at once, without notice, to pursue its rights and remedies against any Borrower to collect and recover the full amount, or any portion of the Obligations, without first proceeding against, or making a similar demand on, any other Borrower or any other Person, or against any security or collateral for the Obligations (or exercising any right of offset with respect thereto), and any failure by the Agents or any other Secured Party to make a similar demand on, or to pursue its rights and remedies or to collect and recover the Obligations from, any other Borrower or any other Person, or against any security or collateral for the Obligations or right of offset, shall not relieve any Borrower of any obligation or liability hereunder, and shall not impair or effect the rights and remedies, whether express, implied or available as a matter of law, of the Agents or any other Secured Party against any Borrower. Without limiting the generality of any other waiver contained herein, each Borrower waives any right to require any Agent or any other Secured Party to: (i) proceed against any other Borrower or any other Person; (ii) proceed against or exhaust any collateral including, without limitation, the Collateral; or (iii) pursue any other right or remedy for such Borrower’s benefit. Each Borrower agrees that each Agent and each other Secured Party may proceed against such Borrower with respect to the Obligations without taking any actions against any other Borrower or any other Person and without proceeding against or exhausting any collateral including, without limitation, the Collateral. Each Borrower agrees that each of the Agents and the other Secured Parties may unqualifiedly exercise in its sole discretion any or all rights and remedies available to it against any other Borrower without impairing such Agent’s or such other Secured Party’s rights and remedies in enforcing the Loan Documents, under which such Borrower’s liabilities shall remain independent and unconditional. Each Borrower agrees and acknowledges that any Agent’s or any other Secured Party’s exercise of certain of such rights or remedies may affect or eliminate such Borrower’s right of subrogation or recovery against the other Borrower and that such Borrower may incur a partially or totally nonreimbursable liability in performing under the Loan Documents. Without limiting the generality of any other waivers hereunder, each Borrower expressly waives any statutory or other right that such Borrower might otherwise have to: (A) limit such Borrower’s liability after a nonjudicial foreclosure sale to the difference between the Obligations and the fair market value of the property or interests sold at such nonjudicial foreclosure sale or to any other extent; (B) otherwise limit any Agent’s or any other Secured Party’s right to recover a deficiency judgment after any foreclosure sale; or (C) require any Agent or any other Secured Party to exhaust its collateral before any Agent or any Secured Party may obtain a personal judgment for any deficiency. Without limiting the generality of any other waiver contained herein, each Borrower waives all rights and defenses that such Borrower may have because any other Borrower’s Obligations are (or may be) secured by real property. This means, among other things, (i) any Agent or any other Secured Party may collect from such Borrower without first foreclosing on any real or personal property collateral pledged by any other Borrower, and (ii) if any Agent forecloses on any real property collateral pledged by any Borrower, (A) the amount of the Obligations may be reduced only by that portion of the price for which that collateral is sold at a foreclosure sale, even if the collateral is worth more than the sale price and (B) the Agents and the other Secured Parties may collect from such Borrower even if the Agents, by foreclosing on the real property collateral, has destroyed any right such Borrower may have to collect from any other Borrower. The foregoing waiver is an unconditional and irrevocable waiver of any rights and defenses any Borrower may have because any other Borrower’s Obligations are secured by real property. Without limiting the generality of any other waiver contained herein, each Borrower waives all rights and defenses arising out of an election of remedies by any Agent or any other Secured Party, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for any Obligation has destroyed such Borrower’s rights of subrogation and reimbursement against any other Borrower by operation of applicable law or otherwise. Without limiting the generality of the foregoing, each Borrower expressly and irrevocably waives, to the fullest extent permitted by applicable law, any and all rights and defenses including, without limitation, any rights of indemnification and contribution which might otherwise be available to such Borrower under applicable law or otherwise; provided that notwithstanding the foregoing, any such rights of indemnification and contribution shall be waived only until the Obligations shall have been paid in full in immediately available funds and the Agreement shall have been terminated. Each Borrower consents and agrees that the Agents shall be under no obligation to marshal any assets in favor of such Borrower or against or in payment of any or all of the Obligations.
9.24 References; Reaffirmation of Guaranty and Pledge and Security Agreement
     A. References. All references to this Agreement in any Loan Document shall refer to this Agreement as in effect on the date hereof and as this Agreement may be further Modified from time to time.
     B. Reaffirmation.
     (i) Holdings, as a Guarantor under the Guaranty, hereby (a) acknowledges that it has reviewed the terms and provisions of this Agreement and consents to the amendments and modifications effected hereby and (b) agrees and confirms, both before and after giving effect to the amendment and restatement of the Existing Credit Agreement pursuant to this Agreement, that it is a party to and is bound by the Guaranty as a guarantor thereunder by virtue of its having been an original signatory thereto and that its guaranty provided for in the Guaranty is hereby reaffirmed, remains in full force and effect, after giving effect to this Agreement, and constitutes a continuing guaranty to the Collateral Agent, for the ratable benefit of the Secured Parties and their respective successors, indorsees, transferees and assigns, for the prompt and complete payment and performance by the Borrowers when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations with the same effect as if all terms of such guaranty were set forth herein. The Guaranty is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed.
     (ii) Each of Holdings and each Borrower, each as a Grantor under the Pledge and Security Agreement, hereby (a) acknowledges that it has reviewed the terms and provisions of this Agreement and consents to the amendments and modifications effected hereby and (b) agrees and confirms, both before and after giving effect to the amendment and restatement of the Existing Credit Agreement pursuant to this Agreement, that it is a party to and is bound by the Pledge and Security Agreement as a grantor of collateral thereunder by virtue of its having been an original signatory thereto. The Pledge and Security Agreement and the other Collateral Documents are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. Without limiting the generality of the foregoing, the Pledge and Security Agreement and all of the Collateral (as defined in the Pledge and Security Agreement) do and shall continue to secure the payment of all Obligations under and as defined therein. Each of Holdings and each Borrower, each as a Grantor under the Pledge and Security Agreement, hereby (x) reaffirms its grant of, and hereby grants, a security interest in such Collateral to the Collateral Agent, for the ratable benefit of the Secured Parties, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of all the Obligations under and as defined in the Pledge and Security Agreement with the same effect as if all terms of such grant contained in the Pledge and Security Agreement were set forth herein, (y) pursuant to any applicable law, authorizes the Collateral Agent to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral without the signature of such Grantor in such form and in such offices as the Collateral Agent determines appropriate to perfect the security interests of the Collateral Agent and the other Secured Parties and authorizes the Collateral Agent to use the collateral description “all personal property, whether now owned or hereafter acquired” or any other similar collateral description in any such financing statements and (z) ratifies and authorizes the filing by the Collateral Agent of any financing statement with respect to the Collateral made prior to the date hereof..
9.25 Consent of Existing Lenders. Each of the Existing Lenders hereby consents to the Modification, and to the execution and delivery by the Agents on or prior to the Effective Date, of (i) this Agreement, (ii) the Second Lien Credit Agreement, (iii) the Intercreditor Agreement, (iv) the Mortgage, (v) the Hotel Management Agreement, (vi) the Sponsor Guaranty, (vii) the Environmental Indemnity and (viii) such other Loan Documents, in each case, as the Administrative Agent deems necessary in connection with funding of the Loans on the Effective Date and the other transactions contemplated herein.
9.26 Co-Lender Agreement.
Except as otherwise set forth in this Agreement, in the event of any conflict between the terms of the Co-Lender Agreement and this Agreement, the terms of this Agreement shall govern and control. Any action, consent, direction, notice, instruction, request, determination or exercise of rights or remedies by the Lenders or the Requisite Lenders hereunder shall be subject to the terms of the Co-Lender Agreement with respect to the rights of the Lenders party thereto to take action or to cause any Agent to take action or refrain from taking action hereunder, or to prevent other Lenders party thereto from taking action or causing any Agent to take action or refrain from taking action hereunder, in each case, in accordance with the terms of the Co-Lender Agreement and the Administrative Agent shall be permitted to so act or refrain from acting (including, without limitation, with respect to exercising remedies and any other rights and powers provided for herein) in accordance therewith. The Administrative Agent shall be permitted to direct payments made by the Borrowers for the account of the Lenders party to the Co-

Lender Agreement as provided for therein, including, without limitation, the application of such payments to any tranche of Loans.
     All references to the Co-Lender Agreement hereunder shall have no force or effect until such time as the Agent and the Lenders shall have executed the Co-Lending Agreement and the Administrative Agent shall have provided the Borrowers notice thereof. Neither the Borrowers nor any Guarantor shall have any right to consent to the terms of the Co-Lender Agreement or any modification thereof.
9.27 No Novation. Each of the Agents, the Existing Lenders, the Lenders, Holdings and each Borrower acknowledges and agrees that: (a) this Agreement supersedes the Existing Credit Agreement and has been executed and delivered in renewal, amendment, restatement and modification, but not in novation or extinguishment of, the obligations under the Existing Credit Agreement; (b) all obligations under the Existing Credit Agreement are continued and restated hereunder, as set forth herein and in the other Loan Documents; and (c) the Liens securing the Existing Credit Agreement have not been terminated and continue in effect, as security for all of the Obligations.
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BORROWERS:	METROFLAG BP, LLC, a Nevada limited liability company
	By:	BP Parent, LLC, a Delaware limited liability company, its sole member
	By:	FX Luxury Realty, LLC, a Delaware limited liability company, its sole member
	By:	Flag Luxury Properties, LLC, a Delaware limited liability company, its member
	By:	/s/ Mitchell J. Nelson
Name: Mitchell J. Nelson
Title: Senior Vice President

METROFLAG CABLE, LLC, a Nevada limited liability company
By:	BP Parent, LLC, a Delaware limited liability company, its sole member
By:	FX Luxury Realty, LLC, a Delaware limited liability company, its sole member
By:	Flag Luxury Properties, LLC, a Delaware limited liability company, its member
By:	/s/ Mitchell J. Nelson
Name: Mitchell J. Nelson
Title: Senior Vice President

[Credit Agreement (First Lien)]

HOLDINGS:	BP PARENT, LLC, a Delaware limited liability
	By:	FX Luxury Realty, LLC, a Delaware limited liability company, its member
	By:	Flag Luxury Properties, LLC, a Delaware limited liability company, its member
	By:	/s/ Mitchell J. Nelson
Name: Mitchell J. Nelson
Title: Senior Vice President

[Credit Agreement (First Lien)]

AGENTS AND LENDERS:	CREDIT SUISSE, Cayman Islands Branch, as the Administrative Agent and the Collateral Agent
	By:	/s/ Bill O' Daly
Name: Bill O' Daly
Title: Director

	By:	/s/ Mikhail Faybusovich
Name:
Title:

COLUMN FINANCIAL, INC., a Delaware corporation, as Lender
	By:	/s/ Roman Marin
Name: Roman Marin
Title: Vice President

[Credit Agreement (First Lien)]